Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

among

WhiteHorse Finance Warehouse, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

NATIXIS, NEW YORK BRANCH,
as Facility Agent

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent

Dated as of July 8, 2015

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1	Commitments and Percentages
Schedule 2	Scope of Monthly Report and Payment Date Report
Schedule 3	Industry Diversity Score Table
Schedule 4	DBRS Risk Scores
Schedule 5	DBRS Industry Classifications
Schedule 6	LIBOR Definition
Schedule 7	DBRS Rating Procedure
Schedule 8	Matrix

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit A-3	Form of Subordinated Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Account Control Agreement
Exhibit F	Approved Appraisal Firms
Exhibit G	Form of Retention of Net Economic Interest Letter
Exhibit H	Form of Payoff Letter
Exhibit I	Form of Transferee Representation Letter

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of July 8, 2015 among WhiteHorse Finance Warehouse, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the "Borrower"); the LENDERS from time to time party hereto; NATIXIS, NEW YORK BRANCH ("Natixis"), as facility agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the "Facility Agent") and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the "Collateral Agent").

WITNESSETH:

WHEREAS, the Borrower, the Lenders party thereto, Natixis and the Collateral Agent are parties to that certain Revolving Credit and Security Agreement dated as of the Original Closing Date (as defined herein) (as amended, supplemented or modified from time to time prior to the date hereof, the "Existing Credit Agreement");

WHEREAS, in order to continue the existing indebtedness of Borrower, to provide for term loan advances and to make such other amendments to the Facility as have been agreed to by the Borrower and the Lenders, the Existing Credit Agreement was amended and restated by the parties thereto (the "Amendment and Restatement"); and

WHEREAS, in order to issue Subordinated Notes to the Equity Owners, the Amendment and Restatement is being amended and restated (the "Second Amendment and Restatement"), and each party hereto is willing to do so on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01         Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

"ABL Facility" means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

"Account" has the meaning specified in Section 9-102(a)(2) of the UCC.

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"Account Control Agreement" means an agreement in substantially the form of Exhibit E hereto.

"Acquisition and Disposition Standards" has the meaning assigned to such term in Section 10.03(b).

"Additional Advances" has the meaning assigned to such term in Section 2.18(a).

"Additional Lender" means a Lender that has made an Additional Advance or provided an Increased Commitment hereunder.

"Administrative Expense Cap" means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Original Closing Date) to the sum of:

(a) 0.02% per annum (prorated for the related Collection Period on the basis of a 360-day year consisting of twelve 30-day months) of the Quarterly Asset Amount on the related Determination Date; and

(b) $200,000 per annum;

provided that (1) if the amount of Administrative Expenses paid under the Administrative Expense Cap (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates or during the related Collection Periods is less than the stated Administrative Expense Cap in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the first three Payment Dates following the Original Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

"Administrative Expenses" means the fees (other than the Senior Collateral Management Fee and the Subordinated Collateral Management Fee) and expenses (including indemnities) and other amounts due or accrued of the Borrower with respect to any Payment Date and payable in the following order by the Borrower:

(a)          first, to the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Agent Fee Letter and this Agreement; and

(b)          second, on a pro rata basis, to:

(i)          the accountants, agents (other than the Collateral Manager), counsel and Professional Independent Manager of the Borrower for fees and expenses; and

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(ii)         the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Facility or in connection with the rating of (or provision of Credit Estimates in respect of) any Collateral Obligations;

(iii)        the Collateral Manager under this Agreement, the Collateral Management Agreement, any other Facility Document or any Related Document, including (x) fees and expenses (including fees for its accountants, agents and counsel) incurred by the Collateral Manager in connection with the acquisition, sale or disposition of any Collateral Obligations, and (y) any other expenses incurred in connection with the Collateral Obligations (other than the Senior Collateral Management Fee and the Subordinated Collateral Management Fee) and all other amounts payable to the Collateral Manager pursuant to the Collateral Management Agreement or any other Facility Document;

(iv)        the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under this Agreement or any other Facility Document (including, notwithstanding anything herein to the contrary, but subject to Sections 2.04(f) and 12.04, amounts sufficient to reimburse each Lender for all amounts paid by such Lender pursuant to Section 11.04 (and subject to the limitations therein)); and

(v)         indemnification obligations owing by the Borrower to the Borrower's independent managers under the Borrower LLC Agreement;

provided that (1) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments, the Senior Collateral Management Fees and Subordinated Collateral Management Fees) shall not constitute Administrative Expenses and (2) Closing Date Expenses and Restatement Effective Date Expenses, to the extent paid for with Cash contributed by the Collateral Manager or an Affiliate thereof under Section 10.04 or with proceeds of the Advances comprising the initial Borrowing on the Original Closing Date, shall not constitute Administrative Expenses and shall be payable only from the Closing Expense Account pursuant to Section 8.12.

"Advance Rate Test" means, as of any date of determination, a test that will be satisfied if the Row Advance Rate that is in use on such date equals or exceeds the Portfolio Advance Rate.

"Advances" has the meaning assigned to such term in Section 2.01(b).

"Affected Person" means (i) each Lender, (ii) the relevant Lender's parent and/or holding company, (iii) if the relevant Lender is a CP Conduit, the related Liquidity Bank and (iv) any Participant.

"Affiliate" means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided, however, that a Person shall not be deemed to be an "Affiliate" of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

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"Agents" means, collectively, the Facility Agent and the Collateral Agent.

"Aggregate Funded Spread" means, as of any date, in the case of each Collateral Obligation that is not a Fixed Rate Obligation (including, for any PIK Loan, only the required current cash pay interest required by the Related Documents thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Loan and any Revolving Collateral Loan) the sum of the products of (i) the excess of the scheduled coupon rate (giving effect to any floor rate) with respect to each such Collateral Obligation over Specified LIBOR as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan).

"Aggregate Industry Equivalent Unit Score" means, with respect to each DBRS Industry Classification, the sum of the Equivalent Unit Scores for each Obligor in such DBRS Industry Classification.

"Aggregate Principal Balance" means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Principal Balances of all or of such portion of such Collateral Obligations.

"Aggregate Unfunded Spread" means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date by (b) the undrawn commitments under each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

"Agreement" means this Credit and Security Agreement, as the same may from time to time be amended, amended and restated, supplemented, waived or modified.

"AIFMD" has the meaning specified in Section 2.09(a).

"AIFMD Retention Requirements" means Article 17 of the AIFMD, as implemented by Section 5 of the European Union Commission Delegated Regulation (EU) No 231/2013 of December 19, 2012 supplementing the AIFMD, including any guidance published in relation thereto and any implementing laws or regulations in force in any Member State of the European Union, provided that references to AIFMD Retention Requirements shall be deemed to include any successor or replacement provisions of Section 5 included in any European Union directive or regulation subsequent to AIFMD or the European Union Delegated Regulation (EU) No 231/2013.

"Amendment and Restatement" has the meaning specified in the recitals hereto.

"Applicable Law" means any Law of any Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

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"Applicable Row Level" means the column of that name as set forth in the Matrix that (i) became effective after the Borrower or Collateral Manager provided a certificate on the Original Closing Date specifying an Applicable Row Level or (ii) that will become effective after the Borrower or Collateral Manager provides a notice specifying a different Applicable Row Level than the one in use as of the Original Closing Date as described in Section 2.17.

"Appraised Value" means, with respect to any Collateral Obligation, the value of such Collateral Obligation, as determined by the applicable Approved Appraisal Firm, as set forth in the related appraisal (or, if a range of values is set forth therein, the midpoint of such values), adjusted appropriately if the Borrower owns less than 100% of the total lenders' interests secured by the assets securing any Collateral Obligation or, if it has sold participation interests in such Collateral Obligation.

"Approved Affiliate" means an Affiliate whose management role is consented to in writing by the Required Lenders.

"Approved Appraisal Firm" means (a) each independent appraisal firm set forth on Exhibit F hereto or (b) (i) with respect to a Collateral Obligation that is a loan, an independent appraisal firm recognized as being experienced in conducting valuations of secured loans and with respect to a Collateral Obligation that is a debt obligation, an independent appraisal firm recognized as being experienced in conducting valuations of debt obligations, or (ii) an independent financial adviser of recognized standing retained by the Borrower, the Collateral Manager or the agent or lenders under any Collateral Obligation, in the case of each of the preceding clauses (b)(i) and (b)(ii), as approved by each of the Collateral Manager and the Facility Agent.

"Article 404" means Articles 404-410 of Regulation (EU) No. 575/2013 of the European Parliament and of the Council of June 21, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2102 (as amended from time to time and as implemented by the Member States of the European Union).

"Assigned Moody's Rating" has the meaning specified in Schedule 7.

"Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Facility Agent and, if applicable, the Borrower.

"Assumed Reinvestment Rate" means, at any time, the current yield (or weighted average yield) obtained by the Borrower at such time on its Eligible Investments.

"Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including FINRA, the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

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"Available Unfunded Amount" means, at any time, the lower of (A) the Commitment minus the aggregate outstanding principal balance of the Advances and (B) the excess of (x) the product of (i) the Borrowing Base minus the Borrower Liabilities and (ii) the Leverage Multiple over (y) the aggregate outstanding principal balance of the Advances. For the avoidance of doubt, no amount calculated pursuant to this definition shall be less than zero.

"Average Par Amount" means the sum of the Obligor Par Amounts for all Collateral Obligations (other than Defaulted Loans), divided by the number of Obligors in respect of such Collateral Obligations (other than Defaulted Loans); provided that, for purposes of calculating the Average Par Amount, any Obligors that are Affiliated with one another will be considered one Obligor.

"Bankruptcy Code" means the United States Bankruptcy Code, as amended.

"Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a)          the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the "Prime Rate" is different from that published on the preceding Business Day (and, if The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, then the Facility Agent may select a reasonably comparable index or source to use as the basis for the Base Rate under this clause (a));

(b)          the Federal Funds Rate plus one-half of one percent (0.50%) per annum; and

(c)          Specified LIBOR.

The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

"Base Rate Advance" means an Advance that bears interest at the Base Rate as provided in Section 2.04 and Section 2.11.

"Basel III" has the meaning assigned to such term in Section 2.09(a).

"BDC Election Date" means the date upon which, after the Transferor has filed an election with the SEC on Form N-54A to be subject to the provisions of Sections 55 through 65 of the Investment Company Act in anticipation of (or concurrent with) the effectiveness of its registration statement with the SEC on Form N-2 for the public offering of its securities.

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"Bond" any fixed or floating rate debt security that is not a loan or an interest therein.

"Borrower" has the meaning assigned to such term in the introduction to this Agreement.

"Borrower Liabilities" means the sum of (a) the aggregate outstanding principal balance of the Advances plus (b) the Unfunded Amount.

"Borrower LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of September 27, 2012, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

"Borrower Register" the meaning specified in Section 12.06(d).

"Borrowing" means either a Revolving Borrowing or a Term Borrowing, as the context may require.

"Borrowing Base" means an amount equal to the result of (i) the aggregate Loan Amounts of all Performing Collateral Obligations, plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount and the Revolving Reserve Account, plus (iii) the Portfolio Exposure Amount, plus (iv) for all Defaulted Loans that are also Eligible Senior Secured Loans, the lesser of (x) the Market Value of such Defaulted Loan determined without reference to clause (d) of the definition thereof, unless the Appraised Value of such Defaulted Loan has otherwise been obtained or updated (A) within the immediately preceding three months and (B) since such Defaulted Loan became defaulted, whichever of (A) and (B) is shorter (as determined by the Collateral Manager with notice to the Agents), and (y) 20% of the Aggregate Principal Balance of such Defaulted Loan, less (v) the Aggregate Principal Balance of all Excess Concentration Loans that are Performing Collateral Obligations.

"Borrowing Date" means the date of a Borrowing.

"Business Day" means any day other than a Saturday or Sunday, provided that days on which banks are authorized or required to close in New York, New York, Houston, Texas or London, England, and days on which commercial paper markets in the United States are closed shall not constitute Business Days.

"Calculation Agent" means the Collateral Agent, as calculation agent, for purposes of Schedule 6.

"Canadian Collateral Obligation" means a Collateral Obligation of an Obligor organized in (or whose principal operations are located in) Canada (or any province thereof).

"Cash" means Dollars immediately available on the day in question.

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"Certificated Security" has the meaning specified in Section 8-102(a)(4) of the UCC.

"CFR" has the meaning specified in Schedule 7.

"Change in Control" means (i) the Borrower ceases to be a wholly owned direct subsidiary of the Transferor or an Approved Affiliate, (ii) any Investment Adviser Affiliate ceases to be Controlled (collectively) by Tony Tamer and Sami Mnaymneh; provided that no "Change in Control" will occur (x) in connection with an initial public offering of the securities of the Collateral Manager, so long as Tony Tamer and Sami Mnaymneh (collectively) continue to beneficially own the power to vote greater than 50% of the equity interests having direct or indirect ordinary voting power of any such Investment Adviser Affiliate or (y) if Tony Tamer and Sami Mnaymneh (collectively) beneficially own the power to vote less than or equal to 50% of the equity interests having direct or indirect ordinary voting power of any such Investment Adviser Affiliate, so long as the Required Lenders have given their consent to such lesser percentage (such consent not to be unreasonably withheld or delayed) or (iii) H.I.G. Capital Management, Inc. (either directly or through any wholly owned subsidiary of H.I.G. Capital Management, Inc. or any other Investment Advisor Affiliate so long as such personnel are employees of H.I.G. Capital Management, Inc., any wholly owned subsidiary of H.I.G. Capital Management, Inc. or any other Investment Advisor Affiliate) ceases to provide all or substantially all of the personnel, investment committee and other services necessary for the Collateral Manager to perform its collateral management services under the Facility Documents.

"Clearing Agency" means an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act.

"Clearing Corporation" means each entity included within the meaning of "clearing corporation" under Section 8-102(a)(5) of the UCC.

"Clearing Corporation Security" means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

"Closing Date Expenses" means amounts due in respect of actions taken on or before the Original Closing Date or in connection with the closing of the transactions contemplated by this Agreement, including without limitation (i) the fees to be received by Natixis on or prior to the Original Closing Date pursuant to the Engagement Letter dated as of March 29, 2012, as amended to date, between H.I.G. Whitehorse Management, LLC and Natixis North America LLC; (ii) the accrued fees and expenses in connection with the transactions contemplated hereby, including, without limitation, those of (A) Ashurst LLP, counsel to the Facility Agent and the Lender(s), (B) Sidley Austin LLP, counsel to DBRS and (C) Chapman and Cutler LLP, counsel to the Collateral Agent; and (iii) the fees to be received by DBRS on or prior to the Original Closing Date pursuant to the Engagement Letter dated as of April 18, 2012 between H.I.G. Whitehorse Holdings, LLC and DBRS.

"Closing Expense Account" has the meaning specified in Section 8.12.

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"Closing Expense Account Amount" has the meaning specified in Fee Letter.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

"Collateral" has the meaning assigned to such term in Section 7.01(a).

"Collateral Agent" has the meaning assigned to such term in the introduction to this Agreement.

"Collateral Agent Fee Letter" means the fee letter dated April 5, 2012 between the Collateral Agent and the Borrower setting forth the fees, expenses and indemnities payable by the Borrower to the Collateral Agent in connection with the transactions contemplated by this Agreement, as the same may from time to time be amended, supplemented, waived or modified.

"Collateral Interest Amount" means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds (i) expected to be received from Defaulted Loans, in each case unless actually received and (ii) received as equity contributions from any Equity Owner and designated as Interest Proceeds by the Borrower) and (b) the aggregate amount of Interest Proceeds on deposit in the Interest Collection Subaccount, in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

"Collateral Management Agreement" means the agreement, dated as of the Original Closing Date, between the Borrower and the Collateral Manager relating to the Facility and the Collateral, as amended from time to time in accordance with the terms hereof and thereof.

"Collateral Manager" means the Transferor, any Approved Affiliate or any successor in such capacity in accordance with the Collateral Management Agreement.

"Collateral Obligation" means a loan or debt obligation (other than the Excluded Loan) that as of the date of acquisition by the Borrower (or its binding commitment to acquire the same) meets each of the following criteria:

(a)          permits purchase by, or assignment to, the Borrower and the pledge thereof to the Collateral Agent hereunder;

(b)          is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency) and is governed by the law of a state of the United States;

(c)          is an obligation of an Obligor organized in the United States (or any state thereof but excluding any territory thereof other than Puerto Rico) or organized in Canada (or any province thereof);

(d)          is not a Defaulted Loan or a Credit Risk Loan;

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(e)          is not a Bond, Prefunded Letter of Credit or Zero Coupon Obligation;

(f)          is not a Structured Finance Obligation;

(g)          is not a Real Estate Loan;

(h)          is not an obligation the repayment of which is by its terms subject to material non-credit related risk (including, without limitation, catastrophe bonds, weather-linked derivatives, commodity-linked notes, etc.);

(i)          no portion thereof (including any conversion option, exchange option or other similar component thereof) is exchangeable or convertible into equity at the option of the related Obligor;

(j)          is not an Equity Security or a component of an Equity Security, does not provide for conversion into or exchange for an Equity Security at the option of the Obligor thereof or any other Person, and does not have any attached equity warrants; provided that a Volcker Rule Consent Event has not occurred;

(k)          is not currently the subject of an offer or has not been called for redemption;

(l)          does not constitute Margin Stock;

(m)          is not subject to U.S. withholding tax or foreign withholding tax unless the Obligor of the obligation or security is required to make "gross-up" payments constituting 100% of such withholding tax;

(n)          provides for the full principal balance to be payable at or prior to its stated maturity;

(o)          is not a Participation Interest;

(p)          matures on or prior to the Final Maturity Date;

(q)          provides for payment of interest at least semi-annually;

(r)          is not an obligation (other than a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(s)          will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(t)          is an Eligible Senior Secured Loan, an Eligible Second Lien Loan, an Eligible Mezzanine Loan or an Unsecured Loan;

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(u)          other than for Collateral Obligations transferred to the Borrower under the Master Transfer Agreement on or before the Original Closing Date as whose price will be mutually agreed by the Collateral Manager and the Facility Agent, unless the origination or acquisition of such Collateral Obligation has been approved in writing by the Facility Agent, is originated or acquired for an effective price of higher than 95.0% of the principal amount thereof;

(v)         has either (i) a public rating by Moody's or S&P or (ii) either (a) a Credit Estimate from DBRS or (b) is in the process of receiving a Credit Estimate from DBRS;

(w)          is not a Covenant Lite Loan;

(x)          pays interest in cash of at least LIBOR + 2.00% for a Collateral Obligation that is not a Fixed Rate Obligation and at least 3.00% for a Collateral Obligation that is a Fixed Rate Obligation; and

(y)          is not a finance lease or chattel paper.

"Collateral Obligation Checklist" means, with respect to a Collateral Obligation, an electronic or hard copy, as applicable, list delivered by or on behalf of the Borrower to the Collateral Agent and the Custodian that identifies each of the items which constitute the Related Documents, specifies whether such document is an original or a copy and includes the identification number and name of the Obligor with respect to such Collateral Obligation.

"Collateral Quality Test" means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Obligations (excluding Excess Concentration Loans) owned (or in relation to a proposed purchase of a Collateral Obligation (excluding any Excess Concentration Loan with respect thereto), both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below:

(a)          the Minimum Diversity Score Test;

(b)          the Minimum Weighted Average Spread Test;

(c)          the Minimum Weighted Average Fixed Rate Coupon Test;

(d)          the Weighted Average Maturity Test; and

(e)          the Maximum DBRS Risk Score Test.

"Collection Account" means the trust account established pursuant to Section 8.02, which includes the Principal Collection Subaccount and the Interest Collection Subaccount.

"Collection Period" means, with respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Original Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the 9th Business Day prior to such Payment Date or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding the Payment in Full Date, ending on the day preceding the Final Maturity Date or ending on such Payment in Full Date, respectively.

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"Collections" means all cash collections, distributions, payments or other amounts received, or to be received by the Borrower from any Person in respect of any Collateral Obligations constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Obligations and all Proceeds from any sale or disposition of any such Collateral Obligations.

"Commercial Paper" means, with respect to a CP Conduit, at any time of determination, commercial paper of such CP Conduit or its related Commercial Paper issuer the proceeds of which are then allocated by the administrator of such CP Conduit or its related Commercial Paper issuer as the source of funding the acquisition or maintenance of such CP Conduit's obligations hereunder.

"Commitment" means the aggregate of the Revolving Commitment and the Term Commitment.

"Commitment Fees" has the meaning assigned to such term in Section 2.13(a).

"Commitment Shortfall" means, as of any date of determination, the positive excess, if any, of (A) the Unfunded Amount over (B) the Available Unfunded Amount.

"Commitment Shortfall Test" means a test that will be satisfied at any time if the Commitment Shortfall equals zero.

"Commitment Termination Date" means the later of the last day of the Reinvestment Period or two Business Days thereafter if necessary to permit Advances to fund the Unfunded Amount in existence at the end of the Reinvestment Period pursuant to Section 8.04; provided that if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

"Concentration Limitations" means limitations that are satisfied if, as of any date of determination, in the aggregate, the Aggregate Principal Balance of the Collateral Obligations owned (or, in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Borrower calculated in accordance with Section 1.04 comply with all of the requirements set forth below (or, in connection with a proposed purchase, if not in compliance, the relevant requirements are maintained or improved as a result of such purchase), calculated as a percentage of Total Capitalization (unless otherwise specified):

(a)          not more than 20% consist of Fixed Rate Obligations;

(b)          not more than 5% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to four Obligors (and their respective Affiliates) may each constitute up to 7% and one Obligor (and their respective Affiliates) may constitute up to 10%; provided further that (i) with respect to Eligible Second Lien Loans, not more than 7% consist of obligations of any one Obligor (and Affiliates thereof) and (ii) with respect to Qualified Real Estate Loans, not more than 3% consist of obligations of any one Obligor (and Affiliates thereof);

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(c)          not more than 10% consist of Revolving Collateral Loans or Delayed Drawdown Collateral Loans;

(d)          not more than 25% consist of Collateral Obligations that are Eligible Second Lien Loans, Eligible Mezzanine Loans or Unsecured Loans;

(e)          not more than 10% consist of Collateral Obligations that are Eligible Mezzanine Loans or Unsecured Loans;

(f)          not more than 12% consist of Collateral Obligations with Obligors in any one DBRS Industry Classification, provided that one DBRS Industry Classification may constitute up to 17% and one DBRS Industry Classification may constitute up to 14%;

(g)          not more than 10% consist of DIP Loans;

(h)          not more than 10% consist of Collateral Obligations that permit the payment of interest to be made less frequently than quarterly (it being understood that, to the extent that a Collateral Obligation provides an Obligor with the option to make interest payments at different intervals, the longest such interval that is available to the Obligor (regardless of the interval that is in use at any time) shall govern for purposes of this clause (h));

(i)          not more than 20% consist of Collateral Obligations, measured at the time of purchase by the Borrower, that (1) (i) have a DBRS Risk Score above 22.0296 or (ii) are in the process of receiving a Credit Estimate and (2) have a trailing twelve month EBITDA of less than $12.5 million; provided that Collateral Obligations that receive a Credit Estimate with a DBRS Risk Score equal to or below 22.0296 will be excluded from such 20% limitation once the Credit Estimate is received;

(j)          not more than 5% consist of Collateral Obligations that are PIK Loans, provided that if a Collateral Obligation has a "payment-in-kind" component but pays interest in cash of at least LIBOR + 3.00% it will not constitute a PIK Loan;

(k)          not more than 5% consist of Canadian Collateral Obligations;

(l)          not more than 5% consist of Puerto Rico Collateral Obligations;

(m)          not more than 5% consist of Qualified Real Estate Loans; and

(n)          not more than 0% consist of Collateral Obligations with Equity Securities attached thereto as part of a "unit"; provided, that after the occurrence of a Volcker Rule Consent Event, not more than the percentage specified in such written consent (not to exceed 20.0%) may consist of Collateral Obligations with Equity Securities attached thereto as part of a "unit"; provided, further that the value of any such attached Equity Security has a valuation at the time of purchase not exceeding 2.0% of the purchase price (as allocated by the Collateral Manager) paid by the Borrower for such Collateral Obligation.

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"Conduit Assignee" means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit with respect to which, in either case, Natixis, New York Branch or an Affiliate thereof provides credit or liquidity support.

"Connection Taxes" means Other Connection Taxes that are (i) imposed on or measured by net income or net profits (however denominated) or that are franchise Taxes or branch profits Taxes, and (ii) Other Taxes.

"Constituent Documents" means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement (including, in the case of the Borrower, the Borrower LLC Agreement), operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Control" means, with respect to any Person, the direct or indirect beneficial ownership of the power (i) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or the applicable equivalent) of such Person or (ii) to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract, arrangement or understanding, or otherwise; provided, however, that an independent director or independent manager of a Person shall not be deemed to exercise control for purposes of this definition. "Controlled" and "Controlling" have the meaning correlative thereto.

"Conversion" means the date upon which the Transferor converted by operation of law from a Delaware limited liability company to a Delaware corporation in anticipation of its BDC Election Date.

"Converted Revolving Advance" has the meaning specified in Section 2.01.

"Covenant Lite Loan" means a Collateral Obligation the Related Documents for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Documents).

"Coverage Test" means each of:

(a)          the Overcollateralization Ratio Test; and

(b)          the Interest Coverage Ratio Test.

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"Covered Account" means each of the Collection Account (including the Interest Collection Subaccount and the Principal Collection Subaccount), the Payment Account, the Revolving Reserve Account, the Lender Funding Account (including each Lender Funding Subaccount therein), the Custodial Account, the Excess Concentration Loan Account and the Closing Expense Account.

"CP Conduit" means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of commercial paper notes to finance financial assets and that is a Lender. For the avoidance of doubt, for all purposes under this Agreement and the other Facility Documents, the term "CP Conduit" shall include (i) Versailles Assets LLC, (ii) Bleachers Finance 1 Limited, (iii) any other commercial paper program or vehicle established or administered by Natixis, New York Branch, and (iv) any other commercial paper program or vehicle established or administered by 20 Gates Management LLC.

"CP Rate" means, for any CP Conduit, the per annum rate equivalent to the rate (or, if more than one rate, the weighted average of the rates) applicable to the Commercial Paper issued by such CP Conduit or its related Commercial Paper issuer and allocated, in whole or in part, to fund obligations hereunder, which Commercial Paper may be sold by any placement agent or commercial paper dealer selected by such CP Conduit, and which rate shall incorporate (i) applicable commercial paper dealer and placement agent fees and commissions and (ii) other funding costs (excluding costs associated with a Conduit Lender's liquidity fundings) of such CP Conduit relating to the transactions under this Agreement and the Facility Documents, such as the costs of funding odd lots or small dollar amounts; provided that if the rate (or rates) as agreed between any such agent or dealer and such CP Conduit is a discount rate, then the CP Rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from such CP Conduit's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum; provided further, that the CP Rate shall not exceed the CP Rate Cap.

"CP Rate Advance" means an Advance that bears interest at the CP Rate as provided in Section 2.04.

"CP Rate Cap" shall have the meaning specified in the Second Restatement Fee Letter.

"Credit Estimate" means, with respect to any Collateral Obligation, a numerical value representing a credit estimate obtained from DBRS.

"Credit Risk Loan" means a Collateral Obligation that is not a Defaulted Loan but which, in the reasonable business judgment of the Collateral Manager (exercised in accordance with the Servicing Standard), has a material risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Loan and is designated as a "Credit Risk Loan" by the Collateral Manager.

"CRR" means Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012, and published in the Official Journal on June 27, 2013 including any accompanying directive and/or implementing and/or delegated regulation, technical standards and guidance related thereto.

"CRR Retention Requirements" means Article 404, together with any guidelines and technical standards published in relation thereto by the European Banking Authority (or any successor or replacement agency or authority) as may be effective from time to time, provided that any reference to the CRR Retention Requirements shall be deemed to include any successor or replacement provisions of Article 404 included in any European Union directive or regulation.

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"Custodial Account" means the custodial account established pursuant to Section 8.03(b).

"Custodian" means The Bank of New York Mellon Trust Company, N.A., as custodian hereunder, together with its successors.

"Daily Average Collateral Obligation Commitment Amount" means, for any Payment Date, the daily average Aggregate Principal Balance of all Collateral Obligations for the Collection Period relating to such Payment Date (as certified by the Collateral Manager to the Collateral Agent and based on the average of the Aggregate Principal Balance of all Collateral Obligations as of the reporting dates set forth in the last three Monthly Reports).

"DBRS" means DBRS, Inc., together with its successors.

"DBRS Industry Classification" means each industry identified on Schedule 5.

"DBRS Long Term Rating" means a long term credit rating determined in accordance with the provisions set forth in Schedule 7.

"DBRS Rating" means a credit rating determined in accordance with the procedures set forth in Schedule 7.

"DBRS Recovery Rate" means for each Collateral Obligation for purposes of determining the recovery rate, a percentage based on the most appropriate description of the Collateral Obligation's security position from the following table:

Eligible Senior Secured Loan	52.00%
Eligible Second Lien Loan	32.50%
Eligible Mezzanine Loan	12.50%
Unsecured Loan	12.50%

"DBRS Risk Score" means the numerical value corresponding to the DBRS Long Term Rating for a Collateral Obligation in the table contained in Schedule 4.

"DBRS Short Term Rating" means a short term credit rating determined in accordance with the provisions set forth in Schedule 7.

"Default" means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

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"Defaulted Equity Security" means any equity security delivered to the Borrower upon acceptance of an Offer in respect of a Defaulted Loan.

"Defaulted Loan" means any Collateral Obligation, (i) as to which (a) any payment due (whether scheduled, unscheduled, by way of acceleration or otherwise) under the Related Documents is not made when due and such nonpayment is continuing for the lesser of (x) any applicable grace period and (y) three Business Days, provided that in the event the payment is received after three Business Days but within any applicable grace period (up to a maximum of seven Business Days), such Collateral Obligation will no longer be considered a Defaulted Loan, (b) the nonpayment event described in clause (a) above occurs on another material obligation for borrowed money of the Obligor that is senior or pari passu in right of payment with such Collateral Obligation, but only until such default has been cured or waived or a forbearance agreement has been entered into and remains in effect, and such Collateral Obligation satisfies the criteria for inclusion in the Collateral described in the definitions of the terms "Eligibility Criteria" (other than the Coverage Tests which, if not satisfied at such time, compliance therewith is maintained or improved) or "Eligible Investments", (c) except in the case of a Collateral Obligation which is a DIP Loan, the Obligor in respect of such Collateral Obligation has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed and the Collateral Obligation has not received adequate protection and current interest, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code, (d) except in the case of a Collateral Obligation which is a DIP Loan, such Collateral Obligation or the Obligor in respect of such Collateral Obligation or another obligation for borrowed money of such Obligor is rated "D" or "SD" by a Rating Agency, (e) a Specified Change has occurred and the Borrower has not satisfied the requirements of Section 5.02(v) with respect to such Specified Change, other than any Specified Change resulting from an amendment that the Borrower voted against or withheld its consent or (f) that is a loan or other debt obligation that at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation or Eligible Investment; or (ii) that, in the reasonable business judgment of the Collateral Manager, is a Defaulted Loan.

A Collateral Obligation that has become a Defaulted Loan shall no longer constitute a Defaulted Loan when either (a) (i) such Defaulted Loan is current on all payments for a period of six months if such obligation pays monthly, nine months if such obligation pays quarterly and one year if such obligation pays semiannually, (ii) such Defaulted Loan would qualify as a Collateral Obligation (other than clause (u) of the definition thereof) and would satisfy the Eligibility Criteria if originated or purchased at such time (other than the Coverage Tests which, if not satisfied at such time compliance therewith is maintained or improved) and (iii) the Collateral Manager has retained an Approved Valuation Firm to assist in the performance of a valuation analysis of such Defaulted Loan or (b) the Facility Agent has given its prior written consent that such Defaulted Loan shall no longer constitute a Defaulted Loan and the Borrower has obtained a Rating Confirmation in connection therewith. The Borrower shall submit any such Collateral Obligation to DBRS for an updated Credit Estimate promptly after it ceases to constitute a Defaulted Loan in accordance with the preceding sentence.

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"Defaulting Lender" means, at any time, any Lender that, at such time has failed for three or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date); provided that a CP Conduit that has failed so to fund an Advance shall not be deemed to be a Defaulting Lender if the Liquidity Bank or any other Affiliate of such CP Conduit has funded any such Advance to the Borrower.

"Deferred Interest" has the meaning specified in Section 2.20.

"Deferred Senior Collateral Management Fee" means all or a portion of the Senior Collateral Management Fee deferred by the Collateral Manager on any Payment Date, together with any amounts so deferred on any prior Payment Date that remain unpaid, excluding any amounts thereof that have been waived at the option of the Collateral Manager as provided in the Collateral Management Agreement.

"Deferred Senior Collateral Management Fee Interest" means interest on the Deferred Senior Collateral Management Fee from and including the related date of deferral to but excluding the date of payment thereof at an interest rate with respect to each related Interest Accrual Period equal to the interest rate payable on the Revolving Notes and Term Notes for such Interest Accrual Period, excluding any amounts thereof that have been waived at the option of the Collateral Manager as provided in the Collateral Management Agreement.

"Delayed Drawdown Collateral Loan" means a Collateral Obligation that (a) requires the Borrower to make one or more future advances to the borrower under the Related Documents, drawable only in the currency in which such Collateral Obligation is denominated, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Obligation to the borrower under the Related Documents expire or are terminated or are reduced to zero.

"Deliver" or "Delivered" or "Delivery" means the taking of the following steps:

(a)          in the case of each Certificated Security (other than a Clearing Corporation Security) and Instrument:

(i)          causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii)         causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii)        causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

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(b)          in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i)          causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii)         causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c)          in the case of each Clearing Corporation Security:

(i)          causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii)         causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d)          in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a "Government Security"):

(i)          causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(ii)         causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e)          in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i)          causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian's securities account, (y) to receive a Financial Asset from a Securities Intermediary or to acquire the underlying Financial Asset for a Securities Intermediary, and in either case, to accept it for credit to the Custodian's securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary's securities account,

(ii)         causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian's securities account, and

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(iii)        causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f)          in the case of Cash or Money:

(i)          causing the delivery of such Cash or Money to the Custodian, or in the case of Money that is not Dollars, causing the conversion thereof to Dollars and the delivery of such Dollars to the Custodian,

(ii)         causing the Custodian to credit such Dollars to a securities account maintained as a sub-account of the applicable Covered Account, and

(iii)        causing the Custodian to indicate continuously on its books and records that such Dollars are credited to the applicable Covered Account; and

(g)          in the case of each Account or General Intangible, causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware (which Financing Statement does not need to refer to the specific Collateral that is being Delivered and may be a Financing Statement that was previously filed).

In addition, the Collateral Manager will obtain any and all consents required by the Related Documents relating to any Instruments, Accounts or General Intangibles for the pledge hereunder (except (A) to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC and (B) for any customary procedural requirements and agents' consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower (except, in the case of clause (B), for any such agents' consents where the Collateral Manager of any of its Affiliates is the agent)).

"Determination Date" means the last day of each Collection Period.

"DIP Loan" means an obligation:

(a)          obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)          to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)          on which the related Obligor is required to pay interest and/or principal on a current basis;

(d)          approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a lien on the debtor's otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a lien of equal or senior priority on property of the debtor's estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior lien on the debtor's encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor); and

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(e)          that has a DBRS Rating or is in the process of obtaining a DBRS Rating.

"Diversity Score" means, with respect to the Collateral Obligations (other than Defaulted Loans), the sum of each of the Industry Diversity Scores.

"Dodd-Frank Act" has the meaning assigned to such terms in Section 2.09(a).

"Dollars" and "$" mean lawful money of the United States.

"Due Date" means each date on which any payment is due on a Collateral Obligation in accordance with its terms.

"EBITDA" means with respect to an Obligor of a Collateral Obligation, for any period, the net income of such Obligor plus the sum of interest, taxes, depreciation, and amortization, with such adjustments as the Collateral Manager determines to be appropriate in accordance with the Servicing Standard, in each case for such period.

"Eligibility Criteria" means, in connection with each acquisition or commitment to acquire a Collateral Obligation, and after giving effect to any contribution of additional equity by any Equity Owner occurring on or prior to such date as per Section 10.04, each of the following:

(a)          such obligation is a Collateral Obligation;

(b)          on a pro-forma basis, each Collateral Quality Test is satisfied after giving effect to such acquisition or commitment (or, if not satisfied immediately prior to such acquisition or commitment, compliance with such Collateral Quality Test is maintained or improved);

(c)          on a pro-forma basis, each Coverage Test is satisfied after giving effect to such acquisition or commitment (or where expressly permitted under this Agreement, if not satisfied immediately prior to such acquisition or commitment, compliance with such Coverage Test is maintained or improved);

(d)          on a pro-forma basis, the Advance Rate Test is satisfied after giving effect to such acquisition or commitment;

(e)          on a pro-forma basis, no Commitment Shortfall exists; and

(f)          on and after the Restatement Effective Date, such Collateral Obligation is acquired from Retention Provider pursuant to the Master Transfer Agreement.

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"Eligible Investment Required Ratings" means, in the case of each Eligible Investment, a DBRS Short Term Rating of at least "R-1 (middle)" and, in the case of any Eligible Investment with a maturity of longer than 91 days, a DBRS Long Term Rating of at least "AA".

"Eligible Investments" means any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i)          direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(ii)         demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)        non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(iv)        money market funds which have, at all times, credit ratings of "AAA" by DBRS (or, if not rated by DBRS, credit ratings of "Aaa" and "MR1+" by Moody's and "AAAm" or "AAAm-G" by S&P, respectively); and

(v)         Cash;

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provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (x) 90 days after the date of acquisition thereof or (y) the next Business Day prior to the next Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an "f", "r", "p", "pi", "q", "sf" or "t" subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make "gross-up" payments for the full amount of such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is the subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Collateral Manager's judgment, such obligation or security is subject to material non-credit related risks. Any such investment, whether or not expressly stated above, may be issued by or with or acquired from or through the Collateral Agent or any of its Affiliates, or any entity to which the Collateral Agent provides services or receives compensation (provided that such investment otherwise meets the applicable requirements set forth above), and in connection therewith the Collateral Agent may assess and receive its usual and customary fees and charges related thereto (so long as such fees and charges are reasonable and consistent with the amounts that would be received in an arm's length transaction). Notwithstanding the foregoing clauses, Eligible Investments shall exclude any investments not treated as "cash equivalents" for purposes of Section .10(c)(8)(iii)(A) of the regulations implementing the Volcker Rule in accordance with any applicable interpretative guidance thereunder.

"Eligible Mezzanine Loan" means a Collateral Obligation that is an Eligible Second Lien Loan or other comparable loan obligation made to a holding company or other equity holder of an operating entity (where (i) the Borrower holds a first priority lien on the assets of such equity holder and/or the equity in the operating entity and (ii) the assets of the operating entity may have been pledged to another lender to secure loans made to such operating entity by such other lender); provided that loans to or issues by a start up company or an Obligor with no operating history shall be excluded from the definition of "Eligible Mezzanine Loan" unless (i) such loans or securities are fully guaranteed by an Affiliate of the Obligor which has an established operating history or a Rating Confirmation is received; or (ii) such loans relate to the financing of a start up company that has been spun off from a company with an established operating history) as determined by the Collateral Manager in its reasonable business judgment, or a participation therein.

"Eligible Second Lien Loan" means a Collateral Obligation which (i) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan, other than, with respect to any valid first priority perfected security interest in specified collateral, with respect to the liquidation of such obligor or such collateral, (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the obligor's obligations under such loan (whether or not the Borrower and any other lenders are also granted a security interest of a higher or lower priority in additional collateral), (iii) is based on the cash flow generating capability of the Obligor and any guarantor determined as set forth below as being sufficient, together with such collateral specified in clause (i), to pay or refinance the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral at the respective maturities thereof, (iv) is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates (provided that the limitation set forth in this clause (iv) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would not (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary such that the net collateral value satisfies clause (iii) above, and (y) the aggregate amount of all such indebtedness is not greater than 60% of the aggregate value of the assets of such subsidiary, and (v) does not qualify as an Eligible Senior Secured Loan. The determination as to whether condition (iii) of this definition is satisfied shall be based on the Collateral Manager's judgment in accordance with the Servicing Standard at the time the loan is acquired by the Borrower.

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"Eligible Senior Secured Loan" means a Collateral Obligation which (i) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money (other than a Working Capital Revolver) of the obligor of such loan, (ii) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the obligor's obligations under such loan (whether or not the Borrower and any other lenders are also granted a security interest of lower priority in additional collateral), (iii) is based on the cash flow generating capability of the Obligor and any guarantor determined as set forth below as being sufficient, together with such collateral specified in clause (i) and the collateral securing all Working Capital Revolvers of the Obligor, to pay or refinance the sum of (A) the outstanding principal balance of such loan plus (B) the aggregate outstanding principal balances of all other loans of equal seniority secured by a first lien or security interest in the same collateral plus (C) the aggregate maximum commitments of all Working Capital Revolvers of the Obligor, and (iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates (provided that the limitation set forth in this clause (iv) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would not (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules), in each case, so long as (x) the applicable Related Documents limit the incurrence of indebtedness by such subsidiary, such that the net collateral value satisfies clause (iii) above, and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary. The determination as to whether condition (iii) of this definition is satisfied shall be based on the Collateral Manager's judgment in accordance with the Servicing Standard at the time the loan is acquired by the Borrower.

"Enforcement Event" has the meaning set forth in Section 9.01(c).

"Environmental Law" means any law, rule, regulation, order, writ, judgment, injunction or decree of the United States or any other nation, or of any political subdivision thereof, or of any governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

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"EOD OC Ratio" means the ratio of (A) (i) the aggregate Loan Amounts of all Performing Collateral Obligations, plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount and the Revolving Reserve Account, plus (iii) the Portfolio Exposure Amount, plus (iv) for all Defaulted Loans that are also Eligible Senior Secured Loans, the lesser of (x) the Market Value of such Defaulted Loan determined without reference to clause (d) of the definition thereof, unless the Appraised Value of such Defaulted Loan has otherwise been obtained or updated (A) within the immediately preceding three months and (B) since such Defaulted Loan became defaulted, whichever of (A) and (B) is shorter (as determined by the Collateral Manager with notice to the Agents), and (y) 20% of the Aggregate Principal Balance of such Defaulted Loan, less 80% of the Aggregate Principal Balance of all Excess Concentration Loans that are Performing Collateral Obligations to (B) the Borrower Liabilities.

"EOD OC Ratio Failure" has the meaning set forth in Section 6.01(g).

"Equity" means the limited liability company interests in the Borrower.

"Equity Owner" means any direct owner of the Equity.

"Equity Security" means any equity security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal, and any other security that is not eligible for purchase by the Borrower as a Collateral Obligation and is not an Eligible Investment (other than a Defaulted Equity Security received in exchange for a Defaulted Loan or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof which shall be deemed to be a Defaulted Loan); it being understood that Equity Securities may not be purchased by the Borrower but may be received by the Borrower in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer or obligor thereof.

"Equivalent Unit Score" means, with respect to each Obligor, the lesser of (a) one and (b) the Obligor Par Amount for such Obligor divided by the Average Par Amount.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

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"ERISA Event" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the "minimum funding standard" (as defined in Section 412 of the Code or Section 302 of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in "at risk" status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan; or (j) the incurrence of any liability (or the reasonable expectation thereof) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any "employee benefit plan" (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability, or in the imposition of any lien on any right, property or asset pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 436(f) of the Code or to Sections 412 and 430 of the Code; (k) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, in connection with any Plan; (l) the receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (m) the occurrence of a non-exempt "prohibited transaction" with respect to which the Borrower or any member of its ERISA Group is a "disqualified person" or a "party in interest" (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in liability to the Borrower or any member of its ERISA Group.

"ERISA Group" means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

"Estimate Period" has the meaning set forth in Section 2.04(b).

"Eurodollar Rate Advance" means each Advance that bears interest at a rate based on LIBOR as provided in Section 2.04.

"Event of Default" has the meaning set forth in Section 6.01.

"Excess Concentration Loan Account" means the account established pursuant to Section 8.03(d).

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"Excess Concentration Loans" means, without duplication, any portion of the Aggregate Principal Balance of Collateral Obligations that are in excess of the Concentration Limitations. To the extent any Collateral Obligation exceeds more than one Concentration Limitation, the Excess Concentration Loan for such Collateral Obligation shall be the highest calculation of excess over the corresponding Concentration Limitation. For purposes of determining the distribution of excess over a specific Concentration Limitation across the Collateral Obligations, Borrower may from time to time distribute the total amount of excess in any amount across any combination of Collateral Obligations that are subject to the limitation, so long as the result of subtracting Excess Concentration Loans from the Aggregate Principal Balance satisfies each Concentration Limitation.

"Excess Concentration Principal Proceeds" means, as of any date of determination and without duplication, the sum of all Principal Proceeds received with respect to Excess Concentration Loans, including, without limitation, scheduled payments of principal, payment of principal at maturity, prepayments and sales proceeds related to Excess Concentration Loans.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

"Excluded Loan" means the Hilex Poly Co loan described on the loan list attached to the Master Transfer Agreement, with an outstanding principal balance of $34,331,526.

"Excluded Taxes" means (i) Taxes imposed on (or measured by) net income or net profits or franchise Taxes in the case of any Secured Party, (A) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) branch profits Taxes imposed under Section 884 of the Code, (iii) Taxes that are imposed by reason of FATCA, (iv) Taxes that are attributable to a Secured Party's failure to comply with the requirements of Section 12.03(g), (v) Taxes that are attributable to a Secured Party designating a successor lending office at which it maintains its Notes other than at the request of the Borrower and except to the extent the Secured Party was entitled, at the time that the successor lending office is designated, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 12.03, (vi) U.S. withholding taxes imposed on amounts payable by the Borrower to a Secured Party at the time such Secured Party becomes a party to this Agreement, except to the extent that such Secured Party's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 12.03 and (vii) taxes imposed with respect to the Subordinated Notes.

"Existing Credit Agreement" has the meaning specified in the recitals hereto.

"Existing Facility Documents" has the meaning specified in Section 1.05(b).

"Existing Obligations" has the meaning specified in Section 1.05(b).

"Facility" means the debt facility governed by this Agreement and the other Facility Documents.

"Facility Agent" has the meaning assigned to such term in the introduction to this Agreement.

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"Facility Agent Fee" shall have the meaning specified in the Second Restatement Fee Letter.

"Facility Documents" means this Agreement, the Notes, the Account Control Agreement, the Fee Letter, the Second Restatement Fee Letter, the Collateral Agent Fee Letter, the Collateral Management Agreement, the Master Transfer Agreement, any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent's security interest and any other agreements delivered to the Facility Agent, the Borrower, the Collateral Agent and/or the Lenders in furtherance of or pursuant to any of the foregoing.

"Facility Margin Level" shall have the meaning specified in the Second Restatement Fee Letter.

"FAS 166/167 Regulatory Capital Rules" has the meaning specified in Section 2.09(a).

"FATCA" means Sections 1471 through 1474 of the Code, any final current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Calculation Agent and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

"Federal Reserve Board": means the Board of Governors of the Federal Reserve System.

"Fee Letter" means the amended and restated fee letter agreement dated August 13, 2014 between the Borrower, the Facility Agent and the initial Lender.

"Final Maturity Date" means September 27, 2021.

"Final Order" means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

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"Financial Asset" has the meaning specified in Section 8-102(a)(9) of the UCC.

"Financing Statements" has the meaning specified in Section 9-102(a)(39) of the UCC.

"FINRA" means the Financial Industry Regulatory Authority, Inc. or any successor entity.

"Fitch" means Fitch, Inc., together with its successors.

"Fixed Rate Obligation" means any Collateral Obligation that bears a fixed rate of interest.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States.

"General Intangible" has the meaning specified in Section 9-102(a)(42) of the UCC.

"Geographic Region"  means each of the following eight geographic regions of the United States:  (i) North-East, consisting of Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Pennsylvania, Delaware, Maryland and Washington, D.C.; (ii) NYC Metro Area, consisting of Connecticut, New York and New Jersey; (iii) South-East, consisting of Virginia, West Virginia, Kentucky, Tennessee, North Carolina, South Carolina, Georgia, Alabama and Mississippi; (iv) Florida; (v) Mid-West, consisting of Idaho, North Dakota, South Dakota, Wyoming, Montana, Minnesota, Wisconsin, Iowa, Nebraska, Michigan, Indiana, Illinois and Ohio; (vi) South-West, consisting of Utah, Colorado, Kansas, Oklahoma, Arkansas, Texas and Louisiana; (vii) West, consisting of Alaska, Washington, Oregon, Nevada, Arizona, New Mexico and Hawaii; and (viii) California.

"Governmental Authorizations" means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

"Governmental Filings" means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

"Increased Commitment Date" means the date of the effectiveness of the Increased Commitment pursuant to the terms of this Agreement.

"Increased Commitment" has the meaning assigned to such term in Section 2.18(a).

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"Incurable Default" means a Default that cannot be cured within the time period allowing for cure or by its nature is incapable of being cured.

"Incurrence Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indemnified Party" has the meaning assigned to such term in Section 12.04(b).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

"Independent Manager Criteria" has the meaning assigned to such term in Section 5.02(u).

"Industry Diversity Score" means, with respect to each DBRS Industry Classification, the number established by reference to the Industry Diversity Score Table set forth in Schedule 3 for the related Aggregate Industry Equivalent Unit Score; provided that, if the Aggregate Industry Equivalent Unit Score falls between any two numbers shown in the Industry Diversity Score Table set forth in Schedule 3, the Aggregate Industry Equivalent Unit Score shall be the lesser of the two.

"Initial Rating" means the "AA(sf)" rating given to the Facility by DBRS as of the Original Closing Date.

"Insolvency Event" means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

"Instrument" has the meaning specified in Section 9-102(a)(47) of the UCC.

"Insurance Policy" With respect to any Collateral Obligation, an insurance policy covering liability and physical damage to or loss of the Related Property.

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"Interest Accrual Period" means, with respect to (i) any CP Rate Advance or Eurodollar Rate Advance, the period from the relevant Borrowing Date and (ii) the Subordinated Notes, the period from the Second Restatement Effective Date, in each case, to the next succeeding Payment Date and, thereafter, each period commencing on the last day of the immediately preceding Interest Accrual Period to the next succeeding Payment Date.

"Interest Collection Subaccount" has the meaning specified in Section 8.02(a).

"Interest Coverage Ratio Test" means a test that is satisfied at any time if the ratio of (A) the Collateral Interest Amount at such time, to (B) the sum of all amounts payable (or expected at such time to be payable) on the following Payment Date pursuant to clause (A), clause (B) (excluding any Senior Collateral Management Fee the Collateral Manager has determined not to pay on the following Payment Date) and clause (C) in Section 9.01(a)(i), is greater than 200%.

"Interest Proceeds" means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)          all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Obligations and the other Collateral, including the accrued interest received in connection with a sale thereof during such Collection Period;

(b)          all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account or to the Excess Concentration Loan Account; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Principal Proceeds;

(c)          all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Collateral Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

(d)          commitment fees, origination fees, facility fees, anniversary fees, ticking fees and other similar fees (excluding any Retained Fees) received by the Borrower during such Collection Period unless the Collateral Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(e)          any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.12;

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provided that:

(1)         as to any Defaulted Loan (and only so long as it remains a Defaulted Loan), any amounts received in respect thereof (including without limitation any assets received therewith or in exchange thereof, including without limitation any Equity Security) will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Defaulted Loan at the time as of which it became a Defaulted Loan, and all amounts received in excess thereof, however denominated, will constitute Interest Proceeds;

(2)         in each case subject to clause (1) above, (x) any dividends paid on any Equity Security will constitute Interest Proceeds, (y) any gain on the sale of Equity Securities in an amount, if any, equal to the excess of (A) the Cash generated by such sale plus the Market Value on the Collateral Obligation(s) of the same Obligor over (B) the Loan Amount (after adjustment for any borrowings or repayments and exclusive of accrued interest) for such Collateral Obligation(s) will constitute Interest Proceeds and (z) all other payments received in respect of Equity Securities will constitute Principal Proceeds;

(3)         all Cash received by the Borrower as equity contributions (however designated) from any Equity Owner will constitute Principal Proceeds, unless otherwise directed by the Borrower by prior written notice to the Agents pursuant to Section 10.04; and

(4)         as to the Excluded Loan, any amounts or collections received in respect of such Excluded Loan shall not constitute Interest Proceeds.

For purposes of clause (2)(y) above, "gain" means any amounts received in the sale of an Equity Security that is in excess of the cost basis associated with such Equity Security (excluding any amounts received in respect of an Equity Security in exchange for defaulted debt). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute "Interest Proceeds" hereunder.

"Interim Order" means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

"Investment Adviser Affiliate" means each of Bayside Capital, Inc., H.I.G. Capital Management, Inc., H.I.G. WhiteHorse Advisers, LLC and H.I.G. WhiteHorse Administration, LLC and, prior to the BDC Election Date, H.I.G. –GP II, Inc.

"Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as modified or interpreted by orders of, or other interpretative releases or letters issued by, any Authority, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

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"Law" means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

"Lender Funding Account" means the lender funding account established pursuant to Section 8.03(c).

"Lender Funding Subaccount" has the meaning specified in Section 8.03(c).

"Lenders" means any Revolving Lender or Term Lender listed on Schedule 1 and any other Revolving Lender or Term Lender that shall have become a party hereto pursuant to an Assignment and Acceptance in accordance with the terms hereof, other than any such Revolving Lender or Term Lender that ceases to be a party hereto pursuant to an Assignment and Acceptance.

"Leverage Multiple" means, as of any date, the ratio of (A) the Row Advance Rate in effect on such date over (B) 1 minus the Row Advance Rate in effect on such date.

"Liabilities" has the meaning assigned to such term in Section 12.04(b).

"LIBOR" has the meaning assigned to such term on Schedule 6.

"Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

"Liquidity Bank" means the Person or Persons who provide liquidity support to a Lender which is a CP Conduit pursuant to a Liquidity Facility.

"Liquidity Facility" means, for any CP Conduit, a loan facility, asset purchase facility, swap transaction or other arrangement under which the providers of such facility have agreed to provide funds to such CP Conduit for purposes of funding such CP Conduit's obligations under this Agreement.

"Loan Amount" means, with respect to a Collateral Obligation at the time of the Borrower's acquisition thereof, an amount equal to the least of (a) if acquired by the Borrower for a purchase price equal to 95% or more of its outstanding principal amount (excluding any capitalized interest) as of the date of acquisition, such outstanding principal amount, (b) if acquired by the Borrower for a purchase price less than 95% of its outstanding principal amount (excluding any capitalized interest) as of the date of acquisition, such purchase price and (c) if acquired from an Affiliate of the Borrower, (i) if acquired on or before the Original Closing Date, the Loan Amount with respect thereto as mutually agreed by the Borrower and the Facility Agent, and (ii) otherwise, the lower of (x) the current cost basis of the seller or transferor or (y) Market Value; provided that if the lower of (x) and (y) is equal to 95% or more of the outstanding principal amount, such outstanding principal amount (excluding any capitalized interest).

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"London Banking Day" means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

"Maintenance Covenant" means, a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action.

"Mandatory Revolving Conversion Date" means any of (a) the Stage 1 Mandatory Revolving Conversion Date or (b) the Stage 2 Mandatory Revolving Conversion Date.

"Margin Stock" has the meaning assigned to such term in Regulation U by the Federal Reserve Board, including any debt security which is by its terms convertible into "Margin Stock".

"Market Value" means, with respect to any loans or other assets, the amount (determined by the Collateral Manager in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a)          if such asset is sold to an unaffiliated third party in an arms' length transaction, such sales price; or

(b)          the bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC, Houlihan Lokey or any other nationally recognized loan pricing service selected by the Collateral Manager; or

(c)          if such quote described in clause (b) is not available,

(i)          the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such asset;

(ii)         if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii)        if only one such bid can be obtained, such bid; or

(d)          if the Market Value of an asset cannot be determined in accordance with clause (a), (b) or (c) above, then the Market Value shall be the Appraised Value, provided that the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding three months or, if such asset is a Collateral Obligation acquired from an unaffiliated third party in an arms' length transaction within the immediately preceding 90 days and there has been no material adverse change with respect to the Obligor or the Collateral Obligation to the actual knowledge of a Responsible Officer of the Collateral Manager, then the original purchase price paid for such Collateral Obligation (after adjustment for any borrowing or repayments and exclusive of interest);

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(e)           if such quote, bid or price described in clause (a), (b), (c) or (d) is not available, then the Market Value of such Collateral Obligation shall be the lower of (i) the DBRS Recovery Rate and (ii) the Market Value determined by the Borrower exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; or

(f)          if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c), (d) or (e) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c), (d) or (e) above.

"Master Transfer Agreement" means the Second Amended and Restated Loan Sale and Contribution Agreement, dated as of the Restatement Effective Date, as amended, restated, supplemented or otherwise modified from time to time, between the Transferor, as seller, and the Borrower, as purchaser.

"Material Adverse Effect" means any event that has, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower (b) the ability of the Borrower or the Collateral Manager to perform its obligations under this Agreement and the other Facility Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or Agents under this Agreement and the other Facility Documents.

"Matrix" shall have the meaning specified in the Second Restatement Fee Letter.

"Maximum DBRS Risk Score Test" is a test satisfied on any date of determination if the Weighted Average DBRS Risk Score of the Collateral Obligations as of such date is less than or equal to 40.06%, provided that Defaulted Obligations shall be excluded from such calculation.

"Minimum Diversity Score Test" means a test that will be satisfied on any date of determination if the Diversity Score of the Collateral Obligations, calculated as a single number in accordance with standard diversity scoring methodology using DBRS Industry Classifications, equals or exceeds the Row Diversity Score in the Matrix.

"Minimum Weighted Average Fixed Rate Coupon Test" means a test that will be satisfied on any date of determination if the Weighted Average Fixed Rate Coupon equals or exceeds 10.00%.

"Minimum Weighted Average Spread Test" means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 7.00%.

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"Money" has the meaning specified in Section 1-201(24) of the UCC, and shall be deemed to include "Monies" wherever such term may be used herein.

"Monthly Report" has the meaning specified in Section 8.06(a).

"Monthly Report Date" means the 20th day of each calendar month in each year, the first of which occurred on October 20, 2012; provided that, (i) if any such day is not a Business Day, then such Monthly Report Date shall be the next succeeding Business Day and (ii) the final Monthly Report Date shall be on the Final Maturity Date.

"Monthly Report Determination Date" means, with respect to any Monthly Report Date, the ninth Business Day prior to such Monthly Report Date.

"Monthly Report Period" means, with respect to any Monthly Report Date, the period commencing immediately following the prior Monthly Report Period (or on the Original Closing Date in the case of the Monthly Report Period relating to the first Monthly Report Date) and ending on the Monthly Report Determination Date prior to such Monthly Report Date.

"Moody's" means Moody's Investors Service, Inc., together with its successors.

"Multiemployer Plan" means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

"MV Modified Overcollateralization Ratio" means the ratio of (A) the sum of (i) the MV Overcollateralization Amount plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount and the Revolving Reserve Account, plus (iii) the Portfolio Exposure Amount less (iv) with respect to all Excess Concentration Loans that are Performing Collateral Obligations, the lesser of (x) the purchase price paid for such Performing Collateral Obligation by the Borrower; provided that, if the purchase price paid exceeds the par amount of such Performing Collateral Obligation, the purchase price shall be deemed to be the par amount and (y) the Market Value of such Performing Collateral Obligation determined by the Borrower in accordance with clause (e)(ii) of the definition thereof to (B) the Borrower Liabilities.

"MV Modified Overcollateralization Ratio Test" means, as of any date of determination, a test that will be satisfied on such date if the MV Modified Overcollateralization Ratio is greater than or equal to the Row Minimum OC Level under clause (b) (during or after the Reinvestment Period) in the Matrix on Schedule 8.

"MV Overcollateralization Amount" means, with respect to all Performing Collateral Obligations, an aggregate amount equal to sum of, with respect to each such Performing Collateral Obligation, the lesser of (x) the purchase price paid for such Performing Collateral Obligation by the Borrower; provided that, if the purchase price paid exceeds the par amount of such Performing Collateral Obligation, the purchase price shall be deemed to be the par amount and (y) the Market Value of such Performing Collateral Obligation determined by the Borrower in accordance with clause (e)(ii) of the definition thereof.

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"MV Overcollateralization Ratio" means the ratio of (A) the sum of (i) the MV Overcollateralization Amount plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount and the Revolving Reserve Account, plus (iii) the Portfolio Exposure Amount, to (B) the Borrower Liabilities.

"MV Overcollateralization Ratio Test" means, as of any date of determination, a test that will be satisfied on such date if the MV Overcollateralization Ratio is greater than or equal to 350.00%.

"Natixis" has the meaning assigned to such term in the introduction to this Agreement.

"Net Purchased Obligation Balance" means, as of any date of determination, an amount equal to (i) the sum of (a) the Aggregate Principal Balance of all Collateral Obligations conveyed by the Transferor to the Borrower under the Master Transfer Agreement prior to such date and (b) the Aggregate Principal Balance of all Collateral Obligations acquired by the Borrower other than from the Transferor prior to such date minus (b) the Aggregate Principal Balance of all Collateral Obligations optionally repurchased or substituted by the Transferor pursuant to the Master Transfer Agreement prior to such date.

"Note" means either a Revolving Note, a Term Note or a Subordinated Note.

"Notice of Borrowing" has the meaning assigned to such term in Section 2.02.

"Notice of Prepayment" has the meaning assigned to such term in Section 2.05.

"Obligations" means, all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes, the Collateral Agent Fee Letter, the Second Restatement Fee Letter or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder, including any amounts payable pursuant to Section 2.10 hereof.

"Obligor" means in respect of any Collateral Obligation of the Borrower, the Person primarily obligated to pay Collections in respect of such Collateral Obligation to the Borrower.

"Obligor Par Amount" means, on any date and with respect to each Obligor under a Collateral Obligation, the Aggregate Principal Balances of all Collateral Obligations (other than Defaulted Loans) with respect to which such Obligor is the Obligor on such date; provided that, for purposes of calculating the Obligor Par Amount, any Obligors that are Affiliated with one another will be considered one Obligor.

"OFAC" has the meaning assigned to such term in Section 4.01(f).

"Offer" has the meaning given in Section 8.07(c).

"Original Closing Date" means September 27, 2012.

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"Other Connection Taxes" means, any Taxes imposed with respect to the Subordinated Notes and in the case of any other Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement, the Notes or any other Facility Document).

"Other Taxes" has the meaning given in Section 12.03(b).

"Overcollateralization Ratio" means the ratio of (A) the Borrowing Base to (B) the Borrower Liabilities.

"Overcollateralization Ratio Test" means, as of any date of determination, a test that will be satisfied on such date if the Overcollateralization Ratio is greater than or equal to the Row Minimum OC Level in the Matrix.

"Participant" means any Person to whom a participation is sold as permitted by Section 12.06(c).

"Participation Interest" means a participation interest in a loan or obligation.

"PATRIOT Act" has the meaning assigned to such term in Section 12.17.

"Payment Account" means the payment account of the Collateral Agent established pursuant to Section 8.03(a).

"Payment Date" means the 20th day of March, June, September and December in each year, the first of which occurred on December 20, 2012; provided that, (i) if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day and (ii) the final Payment Date shall be the Final Maturity Date.

"Payment Date Report" has the meaning specified in Section 8.06(b).

"Payment in Full" means payment in full of all Obligations (other than any unasserted contingent obligations and excluding any Obligation owed to a Subordinated Noteholder, but only to the extent such Subordinated Noteholder has consented in writing to such exclusion), including without limitation all principal, interest, Commitment Fees, Administrative Expenses and fees, if any, payable under the Collateral Agent Fee Letter or the Second Restatement Fee Letter.

"Payment in Full Date" means the date on which a Payment in Full occurs and the Commitments are terminated.

"Payoff Letter" means a letter relating to the termination and release of the Collateral Agent's Lien on the Collateral in connection with a Payment in Full substantially in the form of Exhibit H hereto.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

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"Percentage" of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender's name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor, or (b) with respect to a lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as the assigning Lender's Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor.

"Performing Collateral Obligation" means a Collateral Obligation that is not a Defaulted Loan.

"Permitted Assignee" means a Lender, an Affiliate of a Lender, a CP Conduit related to a Lender or a Liquidity Bank.

"Permitted Lien" means

(i) with respect to the interest of the Transferor and/or of the Borrower in the Collateral Obligations, Equity Securities, Eligible Investments and the Covered Accounts: (a) Liens in favor of the Borrower created pursuant to the Master Transfer Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (b) Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (c) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the Delivery of the related Collateral Obligation hereunder) and (d) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the work-out, restructuring or exercise of remedies with respect to a Collateral Obligation;

(ii)         with respect to the interest of the Transferor and/or of the Borrower in the other Collateral (including any Related Property securing any Collateral Obligation or which may be acquired by the Borrower when exercising rights or remedies with respect to any Collateral Obligation): (a) materialmen's, warehousemen's, mechanics' and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate person in good faith by appropriate proceedings and reserved for in accordance with GAAP; (b) purchase money security interests in specific items of equipment, (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate person in good faith by appropriate proceedings and reserved for in accordance with GAAP; (d) Liens in favor of the Borrower and assigned by the Borrower to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (e) Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (f) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and not to Obligor consents) and (g) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the work-out, restructuring or exercise of remedies with respect to a Collateral Obligation, and

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(iii) with respect to agented Collateral Obligations, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Obligation.

"Permitted Purchaser" has the meaning specified in Section 12.06(e).

"Person" means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

"PIK Loan" means any loan or Collateral Obligation on which any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or Collateral Obligation or otherwise deferred rather than being paid in Cash, provided that if a Collateral Obligation has a "payment-in-kind" component but pays interest in cash at a rate of at least LIBOR + 3.00% it will not constitute a PIK Loan.

"Plan" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

"Portfolio Advance Rate" means the percentage calculated by dividing (x) the Borrower Liabilities by (y) the Borrowing Base.

"Portfolio Exposure Amount" means, at any time, the excess (if any) of (x) the aggregate unfunded amounts in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans at such time over (y) the aggregate amount on deposit in the Revolving Reserve Account at such time.

"Post-Default Rate" shall have the meaning specified in the Second Restatement Fee Letter.

"Prefunded Letter of Credit" means any letter of credit facility that requires a lender party thereto to pre-fund in full its obligations thereunder, provided that any such lender (a) shall have no further funding obligation thereunder and (b) shall have a right to be reimbursed or repaid by the borrower its pro rata share of any draws on a letter of credit issued thereunder.

"Principal Balance" means:

(a)          with respect to any Collateral Obligation other than a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the Loan Amount of such Collateral Obligation (after adjustment for any repayments and exclusive of both capitalized interest and accrued interest); and

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(b)          with respect to any Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the Loan Amount of such Revolving Collateral Loan or Delayed Drawdown Collateral Loan (after adjustment for any borrowings or repayments and exclusive of both capitalized interest and accrued interest), plus (except as expressly set forth in this Agreement) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Loan or Delayed Drawdown Collateral Loan;

provided, in all cases, that the Principal Balance of any Equity Security shall be deemed to be zero.

"Principal Collection Subaccount" has the meaning specified in Section 8.02(a).

"Principal Proceeds" means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including sales and unapplied proceeds of the Advances and any Cash equity contributions pursuant to Section 10.01(a)(v) or pursuant to Section 10.04 except as otherwise directed pursuant to Section 10.04; provided, that: (1) any amounts or collections received in respect of the Excluded Loan shall not constitute Principal Proceeds; and (2) no amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute "Principal Proceeds" hereunder.

"Priority of Payments" has the meaning specified in Section 9.01(a).

"Private Authorizations" means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) but excluding any customary procedural requirements and agents' and Obligors' consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower.

"Proceeds" has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

"Professional Independent Manager" has the meaning assigned to such term in Section 5.02(u).

"Prohibited Transaction" means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975 of the Code.

"Puerto Rico Collateral Obligation" means a Collateral Obligation of an Obligor organized in (or whose principal operations are located in) Puerto Rico.

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"Qualified Real Estate Loan" Any loan or debt obligation of an Obligor that is in the business of acquiring and developing land and the construction of residential or commercial properties on that land and that satisfies the following criteria:

(a)          the primary security for such loan or debt obligation is located in at least 3 Geographic Regions;

(b)          the Obligor of such loan or debt obligation, or, the ultimate operating parent of such Obligor, has been in business for a minimum of 5 years;

(c)          the last twelve months of revenues for the Obligor of such loan or debt obligation is at least $100,000,000; and

(d)          the last twelve months of operating cash flow for the Obligor of such loan or debt obligation is positive.

"Quarterly Asset Amount" means, for any Payment Date, the sum of (i) the Daily Average Collateral Obligation Commitment Amount for such Payment Date and (ii) the daily average balance of cash on deposit in the Principal Collection Subaccount for the Collection Period related to such Payment Date.

"Rating Agency" means DBRS or, with respect to the Collateral generally, Moody's, Fitch, S&P or DBRS (or, if, at any time Moody's, Fitch, S&P or DBRS ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager and consented to by the Facility Agent). In the event that at any time any of the rating agencies referred to above ceases to be a "Rating Agency" and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency's published ratings for the type of obligation in respect of which such replacement rating agency is used.

"Rating Confirmation" means, with respect to any action or proposed action, a condition that is satisfied (and upon satisfaction of such condition, the related Rating Confirmation shall be deemed to have been satisfied) if DBRS has been notified in writing by the Borrower of such action or proposed action and DBRS has confirmed in writing (which may be in the form of a letter, press release or other publication of a change in DBRS's published ratings criteria to this effect) that such action will not cause the then-current rating of the Revolving Notes and Term Notes rated by DBRS to be reduced or withdrawn; provided, however, that the Rating Confirmation shall be deemed to have been satisfied if within 10 Business Days following such notification by the Borrower or the Collateral Manager neither the Borrower nor the Collateral Manager has received a written communication relating to such action or proposed action from DBRS or if DBRS makes a public announcement or informs the Borrower or the Collateral Manager in writing that it believes that satisfaction of the Rating Confirmation is not required with respect to an action or its practice is not to give such confirmation.

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"Rating Criteria" is satisfied for any Person at any time if:

(a)          such Person has a DBRS Short Term Rating of at least "R-1 (middle)" and a DBRS Long Term Rating of at least "A (high)" at such time; or

(b)          such Person's obligations in respect of this Agreement are fully supported by a Liquidity Facility provided by one or more Liquidity Banks, or one or more guarantors, and each such Liquidity Bank or guarantor meets the requirements under clause (a) above at such time; or

(c)          a Rating Confirmation is obtained with respect to such Person's failure to satisfy the requirements under either of clause (a) or (b) at such time and both the Borrower and the Facility Agent have consented thereto.

"Real Estate Loan" means any debt obligation that is directly or indirectly secured by a mortgage or deed of trust or any lien interest, in each case, on residential, commercial, office, retail or industrial property and is underwritten as a mortgage loan, except for any Qualified Real Estate Loan.

"Register" has the meaning specified in Section 12.06(d).

"Regulatory Change" has the meaning specified in Section 2.09(a).

"Regulation T", "Regulation U" and "Regulation X" mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reinvestment Period" means the period from and including the Original Closing Date to and including the earliest of (a) September 27, 2015, (b) the date of the acceleration of the maturity of the Advances pursuant to Section 6.01, (c) the occurrence of any Change in Control; (d) the date on which the Collateral Manager shall no longer be the Transferor unless each of the Lenders and the Facility Agent have otherwise consented, (e) the date on which the Collateral Manager shall have notified the Borrower of its intention to resign as Collateral Manager and the successor is not an Approved Affiliate or the occurrence of any other termination of the Collateral Management Agreement, whether or not in accordance with its terms, (f) the date on which the Commitments are terminated in whole pursuant to Section 2.06(b) or (g) the date on which the Borrower or the Collateral Manager (or any of its executive officers) are indicted for a criminal offense materially related to the performance of its obligations under this Agreement or any other Facility Document or in the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in this Agreement and the other Facility Documents.

"Related Documents" means, with respect to any Collateral Obligation, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Obligation. As used in this Agreement, each reference to the Related Documents to which the Borrower is a party shall be deemed to mean the Related Documents to which the Borrower is a party or to which the Borrower is otherwise bound.

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"Related Document Modification" has the meaning assigned to such term in Section 5.02(v).

"Related Person" has the meaning assigned to such term in Section 2.04(f).

"Related Property" means, with respect to any Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation (including, without limitation, a pledge of the stock, membership or other ownership interests in the Obligor), including all proceeds from any sale or other disposition of such property or other assets.

"Repurchase and Substitution Limit" has the meaning assigned to such term in Section 10.01(a)(vi).

"Requested Amount" has the meaning assigned to such term in Section 2.02.

"Required Conversion Amount" means, with respect to any Converted Revolving Advances required to be made under Section 2.01 hereof, an amount equal to, (i) on the Stage 1 Mandatory Revolving Conversion Date, $50,000,000 and (ii) on the Stage 2 Mandatory Revolving Conversion Date, the aggregate principal amount of all Revolving Advances outstanding as of such date.

"Required Lenders" means, as of any date of determination, Lenders whose aggregate principal amount of outstanding Advances plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all outstanding Advances; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders such Defaulting Lender's unfunded Commitments.

"Responsible Officer" means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such corporation or other entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, the Responsible Officer of the sole member, managing member or manager, acting on behalf of the sole member or managing member in its capacity as sole member, managing member or manager, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an "authorized signatory" or "authorized officer" that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) when used with respect to the Custodian and the Collateral Agent, any officer assigned to the corporate trust department (or any successor thereto) of such Person, including any Vice President, Assistant Vice President, Trust Officer, or any other officer of the Custodian or the Collateral Agent, as the case may be, customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of this Agreement.

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"Restatement Effective Date" means August 13, 2014.

"Restatement Effective Date Expenses" means amounts due in respect of actions taken on or before the Restatement Effective Date or in connection with the closing of the transactions contemplated by this Agreement, including without limitation (i) the fees to be received by Natixis on or prior to the Restatement Effective Date pursuant to the Engagement Letter dated as of July 16, 2014 between Whitehorse Finance, Inc. and Natixis Securities Americas LLC; (ii) the accrued fees and expenses in connection with the transactions contemplated hereby, including, without limitation, those of (A) Ashurst LLP, counsel to the Facility Agent and the Lender(s), (B) Dechert LLP, counsel to the Borrower and the Transferor and (C) Chapman and Cutler LLP, counsel to the Collateral Agent; and (iii) the fees to be received by DBRS on the Restatement Effective Date.

"Restatement Effective Date Expense Account Amount" has the meaning specified in Fee Letter.

"Retained Fee" means any reasonable origination, structuring or similar closing fee charged by the Person originating a loan on behalf of its lenders for services it has performed in connection with such origination, which is not customarily made available to the lenders as part of their return with respect to such loan and provided such Person is entitled to retain the same in accordance with Applicable Law.

"Retention Interest" means a "net economic interest" (as defined in paragraph (d) of Article 405(1) of the CRR) which, in any event, shall not be less than 5%(or such higher or lower amount as notified by the Facility Agent to the Retention Provider is required by Article 404 of the CRR) of the nominal value of the Collateral calculated based on the Aggregate Principal Balance of all of the Collateral Obligations and the outstanding principal amount of all Eligible Investments, in each case at the time of determination without taking into account any deduction pursuant to the proviso to the definition of "Principal Balance" of any Collateral Obligation or any deduction or discount in respect of the purchase price paid therefor by the Borrower.

"Retention of Net Economic Interest Letter" means each letter relating to the retention of net economic interest in substantially the form of Exhibit G hereto, from the Retention Provider and addressed to each Lender and the Facility Agent.

"Retention Provider" means the Transferor.

"Retention Requirements" means together, the CRR Retention Requirements and the AIFMD Retention Requirements.

"Review Criteria" has the meaning assigned to such term in Section 12.20(b)(i).

"Revolving Advances" has the meaning assigned to such term in Section 2.01(a).

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"Revolving Borrowing" has the meaning assigned to such term in Section 2.01.

"Revolving Collateral Loan" means any Collateral Obligation (other than a Delayed Drawdown Collateral Loan) that is a loan (including, without limitation, revolving credit loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Borrower; provided that any such Collateral Obligation will be a Revolving Collateral Loan only until all commitments to make revolving advances to the borrower expire or are terminated or irrevocably reduced to zero.

"Revolving Commitment" means, as to each Revolving Lender, the obligation of such Revolving Lender to make, on and subject to the terms and conditions hereof, Revolving Advances to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Revolving Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.05(b), Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

"Revolving Lender" means, at any time, any Lender that has a Revolving Commitment at such time.

"Revolving Note" means each promissory note, if any, issued by the Borrower to a Revolving Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A-1 hereto, as the same may from time to time be amended, supplemented, waived or modified.

"Revolving Reserve Account" means the account established pursuant to Section 8.04.

"Revolving Reserve Required Amount" has the meaning set forth in Section 8.04.

"Row Advance Rate" means the applicable Row Advance Rate as set forth in the column of that name in the Matrix corresponding to the Applicable Row Level.

"Row Diversity Score" shall have the meaning specified in the Second Restatement Fee Letter.

"Row Minimum OC Level" shall have the meaning specified in the Second Restatement Fee Letter.

"S&P" means Standard & Poor's Ratings Group, together with its successors.

"Scheduled Distribution" means, with respect to any Collateral Obligation, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Obligation.

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"SEC" means the Securities and Exchange Commission or any other governmental authority of the United States at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

"Second Amendment and Restatement" has the meaning specified in the recitals hereto.

"Second Restatement Effective Date" means July 8, 2015.

"Second Restatement Fee Letter" means the fee letter agreement dated July 8, 2015 between the Borrower, the Facility Agent and the Lender[s].

"Secured Parties" means the Facility Agent, the Collateral Agent, the Custodian, The Bank of New York Mellon Trust Company, N.A. (in its capacity as a Securities Intermediary under the Account Control Agreement), the Lenders, the Subordinated Noteholders and their respective permitted successors and assigns.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

"Securities Intermediary" has the meaning specified in Section 8-102(a)(14) of the UCC.

"Security Entitlement" has the meaning specified in Section 8-102(a)(17) of the UCC.

"Senior Collateral Management Fee" shall have the meaning specified in the Second Restatement Fee Letter, excluding any amounts thereof that have been waived at the option of the Collateral Manager as provided in the Collateral Management Agreement.

"Servicing Standard" means the Standard of Care of the Collateral Manager specified in the Collateral Management Agreement.

"Settled" means, with respect to a loan or other debt obligation (for purposes of this definition, a "loan"), that (a) such loan is owned by the Borrower and has been fully paid for by the Borrower, (b) all requisite consents and acceptances required in connection with the Borrower's ownership of such loan have been obtained and (c) all documentation establishing the Borrower's ownership of such loan is valid, binding and enforceable and is in the possession (including electronically) of the Custodian.

"Solvent" as to any Person means that such Person is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code.

"Special Purpose Entity" has the meaning assigned to such term in Section 5.02(u).

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"Special Purpose Provisions" has the meaning assigned to such term in Section 1.01 of the Borrower LLC Agreement.

"Specified Change" means, with respect to any Collateral Obligation, any amendment, consent, waiver or other modification with respect to a Related Document that (a) reduces the principal amount of such Collateral Obligation, (b) reduces the rate of interest payable on such Collateral Obligation by greater than 1.00% per annum (whether calculated based on a spread above a floating reference rate or a fixed rate), (c) postpones the Due Date of any Scheduled Distribution in respect of such Collateral Obligation, provided that any amendment, consent, waiver or other modification postponing the Due Date or any Scheduled Distributions will not be a Specified Change if the Weighted Average Maturity Date of the Collateral Obligations as of such Determination Date is earlier than or on the actual Weighted Average Maturity Date at the end of the Reinvestment Period, (d) alters the pro rata allocation or sharing of distributions required by the Related Documents of a Collateral Obligation, (e) releases any material guarantor or co-obligor of such Collateral Obligation from its obligations, (f) terminates or releases all or substantially all of the assets securing such Collateral Obligation, or(g) changes any of the provisions of a Related Document specifying the number or percentage of lenders required to effect any of the foregoing.

"Specified LIBOR" means, at any time:

(a)          if no Interest Accrual Period for Eurodollar Rate Advances is then in effect hereunder, LIBOR determined as if (1) Eurodollar Rate Advances having an aggregate principal balance of $10,000,000 were outstanding hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Original Closing Date) through the next following Payment Date;

(b)          if only one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, the LIBOR rate in effect with respect to the Eurodollar Rate Advances for such Interest Accrual Period; and

(c)          if more than one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, a rate per annum equal to (1) the sum of the products, for each such Interest Accrual Period, of the LIBOR rate in effect with respect to such Interest Accrual Period multiplied by the outstanding principal amount of Eurodollar Rate Advances then bearing interest at a rate based on such LIBOR rate, divided by (2) the aggregate outstanding principal amount of all Eurodollar Rate Advances outstanding at such time, rounded to the nearest 0.01%.

"Stage 1 Mandatory Revolving Conversion Date" means, prior to the Commitment Termination Date, the first date on which the aggregate outstanding principal balance of the Revolving Advances equals or exceeds $75,000,000 for 10 consecutive Business Days.

"Stage 2 Mandatory Revolving Conversion Date" means the Commitment Termination Date.

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"Structured Finance Obligation" means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, "future flow" receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

"Subject Laws" has the meaning assigned to such term in Section 4.01(f).

"Subordinated Collateral Management Fee" shall have the meaning specified in the Second Restatement Fee Letter, excluding any amounts thereof that have been waived at the option of the Collateral Manager as provided in the Collateral Management Agreement.

"Subordinated Note" means the Subordinated Notes issued by the Borrower in accordance with the provisions of Section 2.19.

"Subordinated Noteholder" means with respect to any Subordinated Note, the Person who is the registered holder of such Subordinated Note.

Taxes" means any and all present or future taxes, and similar levies, imposts, deductions, charges, withholdings (including backup withholding), assessments, fees and other charges imposed by any governmental Authority, and all liabilities (including penalties, interest and expenses) with respect thereto.

"Term Borrowing" has the meaning assigned to such term in Section 2.01.

"Term Commitment" means, as to each Term Lender, the obligation of such Term Lender to make, on and subject to the terms and conditions hereof, Term Loan Advances to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Term Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Term Lender shall have assumed its Term Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.05(b), Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

"Term Lender" means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.

"Term Loan Advances" has the meaning assigned to such term in Section 2.01(b).

"Term Note" means each promissory note, if any, issued by the Borrower to a Term Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A-2 hereto, as the same may from time to time be amended, supplemented, waived or modified.

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"Total Capitalization" means an amount equal to, without duplication (i) the Aggregate Principal Balance of all Performing Collateral Obligations, plus (ii) the aggregate amount of cash on deposit in the Principal Collection Subaccount and the Revolving Reserve Account, plus (iii) the aggregate undrawn amount (if any) of the Commitments hereunder, plus (iv) for all Defaulted Loans that are also Eligible Senior Secured Loans, the lesser of (x) the Market Value of such Defaulted Loan determined without reference to clause (d) of the definition thereof, unless the Appraised Value of such Defaulted Loan has otherwise been obtained or updated (A) within the immediately preceding three months and (B) since such Defaulted Loan became defaulted, whichever of (A) and (B) is shorter (as determined by the Collateral Manager with notice to the Agents), and (y) 20% of the Aggregate Principal Balance of such Defaulted Loan, and (v) minus the Portfolio Exposure Amount.

"Total Commitment" means (a) on or prior to the Commitment Termination Date, the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment (which sum shall not exceed $150,000,000 and as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, zero.

"Total Revolving Credit Commitment" means (i) prior to the Commitment Termination Date, (x) if the Stage 1 Mandatory Revolving Conversion Date has not occurred, $150,000,000 and (y) if the Stage 1 Mandatory Revolving Conversion Date has occurred, $100,000,000; and (ii) on and following the Commitment Termination Date, zero.

"Total Term Loan Commitment" means (i) on or prior to the Commitment Termination Date, (x) if the Stage 1 Mandatory Revolving Conversion Date has not occurred, $0 and (y) if the Stage 1 Mandatory Revolving Conversion Date has occurred, $50,000,000, (ii) on the Stage 2 Mandatory Revolving Conversion Date, the aggregate principal amount of the Revolving Advances and the Term Loan Advances outstanding as of such date; provided that such amount shall not exceed $150,000,000; and (iii) following the Commitment Termination Date, zero.

"Trade Ticket" means a confirmation of the purchase and/or sale of a Collateral Obligation as provided by the Collateral Manager to the Collateral Agent and the Custodian in connection with such purchase or sale.

"Transferee Representation Letter" means an transferee representation letter in substantially the form of Exhibit I hereto, entered into by a transferee of Subordinated Notes and the Borrower.

"Transferor" means WhiteHorse Finance, Inc.

"Treasury Regulations" means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

"UCC" means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

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"Uncertificated Security" has the meaning specified in Section 8-102(a)(18) of the UCC.

"Unfunded Amount" means the sum of (a) the Portfolio Exposure Amount and (b) all amounts due for unsettled purchases of Collateral Obligations at such time.

"United States" and "U.S." mean the United States of America.

"Unsecured Loan" A loan that is not secured by a valid perfected security interest on specified collateral.

"Volcker Rule" means Section 619 of the Dodd-Frank Act.

"Volcker Rule Consent Event" The receipt by the Borrower (with notice to the Agents) of (i) the written consent of 100% of the Lenders and (ii) a written opinion of counsel of national reputation experienced in collateralized loan obligation transactions that (1) (x) the Borrower should not constitute a "covered fund" under the Volcker Rule or (y) the acquisition or ownership of the obligations specified in clause (n) of the definition of the term Concentration Limitations by the Borrower should not cause the Borrower to constitute or be deemed a "covered fund" as defined in and subject to the Volcker Rule, (2) the Revolving Notes and Term Notes should not be deemed to constitute "ownership interests" under the Volcker Rule or (3) ownership of the Revolving Notes and Term Notes will be otherwise exempt from the Volcker Rule.

"Weighted Average DBRS Risk Score" means, as of any date of determination, the number (rounded to the nearest hundredth) determined by summing the products obtained by multiplying:

The Principal Balance of each Collateral Obligation	X	The DBRS Risk Score of such Collateral Obligation (as determined as provided on Schedule 4 hereto)

and dividing such sum by:

The Aggregate Principal Balance of all such Collateral Obligations.

"Weighted Average Fixed Rate Coupon" means, as of any date, the number, expressed as a percentage, determined by summing the products obtained by multiplying:

The sum, for each Fixed Rate Obligation, of the stated interest coupon on such Collateral Obligation	X	The Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans)

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and dividing such sum by:

the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations);

provided that if the foregoing amount is less than 10.00%, then all or a portion of the Weighted Average Fixed Rate Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Fixed Rate Coupon Adjustment" means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over 7.00%, and (ii) the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date, and the denominator of which is the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations). In computing the Weighted Average Fixed Rate Coupon Adjustment on any date, the Weighted Average Spread for such date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

"Weighted Average Maturity Date":  As of any date of determination with respect to all Collateral Obligations other than Defaulted Loans, the date calculated by adding to the Original Closing Date the weighted average maturity of such Collateral Obligations (expressed as a number of months from the Original Closing Date) calculated by (a) summing the products obtained by multiplying (i) the Principal Balance (or portion thereof) of each such Collateral Obligation that is then held (or in relation to a proposed purchase of such a Collateral Obligation, proposed to be held) by the Borrower and that matures or amortizes on any date subsequent to such date of determination by (ii) the number of months from the Original Closing Date to the date of such maturity or amortization and (b) dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations identified in clause (a)(i) above.

"Weighted Average Maturity Test":  A test that will be satisfied on any date of determination if the Weighted Average Maturity Date of all Collateral Obligations (excluding Defaulted Loans) as of such date is on or before September 27, 2019.

"Weighted Average Spread" means, as of any date, the number determined by summing the number obtained by adding:

The Aggregate Funded Spread (with respect to all Collateral Obligations that are not Fixed Rate Obligations)	+	The Aggregate Unfunded Spread

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and dividing such sum by:

The Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date;

provided that if the foregoing amount is less than 7.00%, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

"Weighted Average Spread Adjustment" means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Fixed Rate Coupon for such date over 10.00% and (ii) the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Drawdown Collateral Loans or Revolving Collateral Loans that are Fixed Rate Obligations), and the denominator of which is the Aggregate Principal Balance of all Collateral Obligations that are not Fixed Rate Obligations as of such date. In computing the Weighted Average Spread Adjustment on any date, the Weighted Average Fixed Rate Coupon for such date shall be computed as if the Weighted Average Fixed Rate Coupon Adjustment was equal to zero.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Working Capital Revolver" means a revolving lending facility secured by all or a portion of the current assets of the related obligor.

"Zero Coupon Obligation" means a Collateral Obligation that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02         Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words "herein," "hereof" and "hereunder" and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to "include" or "including" shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person's successors (including any such successors by merger, consolidation or sale of all or substantially all of such Person's assets) and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time and (x) unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

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Section 1.03         Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" both mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04         Collateral Value Calculation Procedures..

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Obligations, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Obligations and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          All calculations with respect to Scheduled Distributions on the Collateral Obligations securing the Advances shall be made on the basis of information as to the terms of each of such Collateral Obligations and upon reports of payments, if any, received on such Collateral Obligations that are furnished by or on behalf of the Obligor of such Collateral Obligations and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)          For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include ticking fees in respect of Collateral Obligations, and other similar fees, unless or until such fees are actually paid.

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(c)          For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Obligations (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Obligations (including the proceeds of the sale of such Collateral Obligations received and, in the case of sales which have not yet settled, to be received during the Collection Period) and not reinvested in additional Collateral Obligations or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02 that, if received as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 10.02.

(d)          Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate (as determined on each relevant date of determination). All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Advances or other amounts payable pursuant to this Agreement.

(e)          References in the Priority of Payments to calculations made on a "pro forma basis" shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)          For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Principal Balance equal to zero, except that Defaulted Loans that are also Eligible Senior Secured Loans will be treated as having a Principal Balance equal to the lesser of (i) the Market Value of such Defaulted Loan determined without reference to clause (d) of the definition thereof, unless the Appraised Value of such Defaulted Loan has otherwise been obtained or updated (A) within the immediately preceding three months and (B) since such Defaulted Loan became defaulted, whichever of (A) and (B) is shorter (as determined by the Collateral Manager with notice to the Agents), and (ii) 20% of the Aggregate Principal Balance of such Defaulted Loan.

(g)          Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Tests.

(h)          For purposes of determining the Minimum Weighted Average Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

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(i)          Except as otherwise expressly set forth with respect to substitutions in Section 10.01(a)(vi), references in this Agreement to the Borrower's "purchase" or "acquisition" of a Collateral Obligation include references to the Borrower's acquisition of such Collateral Obligation by way of contribution from any Equity Owners thereof. Portions of the same Collateral Obligation acquired by the Borrower on different dates (whether through purchase or receipt by contribution, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Obligation). The "purchase price" for any Collateral Obligation acquired from an Affiliate of the Borrower, paid in the aggregate in the form of cash and/or a contribution to the capital of the Borrower, shall be consistent with the amount that would be paid in an arms-length transaction with a non-Affiliate.

(j)          For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)          Any Specified Change that results in the transfer or release of all or substantially all of the assets securing a Collateral Obligation shall, for purposes of the Concentration Limitations, result in the recategorizing of such Collateral Obligation as an Unsecured Loan.

(l)          For purposes of calculating the Coverage Tests, the Advance Rate Test, the Commitment Shortfall Test, the Concentration Limits, the Collateral Quality Tests and the EOD OC Ratio, the effect of the acquisition or disposition of Collateral Loans and Eligible Investments shall be calculated on a trade date basis. For the avoidance of doubt, the Excluded Loan shall not be included in any calculations of the Coverage Tests, the Advance Rate Test, the Commitment Shortfall Test, the Concentration Limits, the Collateral Quality Tests and the EOD OC Ratio.

Section 1.05         Second Amendment and Restatement..

In order to facilitate the Second Amendment and Restatement:

(a)          Amendment and Restatement Superseded. The Borrower, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Amendment and Restatement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Amendment and Restatement, shall be superseded by this Agreement.

(b)          All of the "Obligations" (as defined in the Amendment and Restatement, the "Existing Obligations") outstanding under the Amendment and Restatement and other "Facility Documents" (as defined in the Amendment and Restatement, the "Existing Facility Documents") shall continue as Obligations hereunder to the extent not repaid on the Second Restatement Effective Date, and each of this Agreement and any other Facility Document that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of the Borrower under the Amendment and Restatement or any Existing Facility Document, and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Amendment and Restatement or of any of the other Existing Facility Documents or any obligations thereunder.

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Article II

REVOLVING ADVANCES AND TERM LOAN ADVANCES UNDER THE FACILITY

Section 2.01         Revolving Credit and Term Loan Facility.

On the terms and subject to the conditions hereinafter set forth, including Article III:

(a)          each Revolving Lender (i) has made, pursuant to the Existing Credit Agreement, certain advances to the Borrower from the Original Closing Date to the Restatement Effective Date which remain outstanding and (ii) severally agrees to continue to make advances to the Borrower (each existing and future revolving advance described in subclauses (i) and (ii), a "Revolving Advance") from time to time on any Business Day during the period from the Second Restatement Effective Date until the Commitment Termination Date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Revolving Lender's Commitment and, as to all Revolving Lenders, in an aggregate principal amount up to but not exceeding the Total Revolving Credit Commitment; provided, that no such Revolving Advances and no prepayment of any Revolving Advances shall be made on the Business Day immediately preceding (but not including) any Payment Date.

(b)          each Term Lender severally agrees to make advances to the Borrower (each, a "Term Loan Advance" and, together with the Revolving Advances, the "Advances") on each Mandatory Revolving Conversion Date in the applicable Required Conversion Amount and in an aggregate principal amount up to but not exceeding such Term Lender's Commitment and, as to all Term Lenders, in an aggregate principal amount up to but not exceeding the Total Term Loan Commitment on such Mandatory Revolving Conversion Date. As of the Second Restatement Effective Date, the Term Lenders has made a Term Loan Advance in the amount of $50,000,000 on the Stage 1 Mandatory Revolving Conversion Date.

Each such borrowing of a Revolving Advance on any single day is referred to herein as a "Revolving Borrowing"; each such borrowing of a Term Loan Advance on any single day is referred to herein as a "Term Borrowing"; and Revolving Borrowings and Term Borrowings are referred to herein collectively as "Borrowings".

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and, with respect to Revolving Advances, re-borrow) any Advances under this Section 2.01 and prepay such Advances under Section 2.05. For the avoidance of doubt, Term Loan Advances once repaid may not be re-borrowed.

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Notwithstanding the foregoing provisions of this Section 2.01 or any other provision herein or in any other Facility Document to the contrary, on each Mandatory Revolving Conversion Date, the Revolving Advances outstanding as of such date shall without further action or consent of any kind be converted to Term Loan Advances in an amount equal to the Required Conversion Amount (which Required Conversion Amount shall be allocated to each Revolving Lender proportionately based on the outstanding principal balance of such Revolving Lender’s Revolving Advances to the total aggregate outstanding principal balance of Revolving Advances at such time) and, upon such conversion, (i) each Term Lender shall fund its Percentage of the applicable Required Conversion Amount in accordance with Section 2.02(c) (and the Collateral Agent shall remit these amounts to the Borrower pursuant to Section 8.02(e)) and (ii) the Borrower shall make a corresponding deposit into the Principal Collection Subaccount to repay each Revolving Lender in an amount equal to its Percentage of the Required Conversion Amount (and the Collateral Agent shall remit these amounts to each Revolving Lender pursuant to Section 8.02(e)); provided, however, that any amounts described in subclauses (i) and (ii) shall automatically be netted if a Revolving Lender is also a Term Lender on such Mandatory Revolving Conversion Date; provided, further, that each Revolving Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any Revolving Note, as well as the issuance of any Term Note pursuant to Section 2.03(c). For all purposes hereunder, the Revolving Advances converted on each Mandatory Revolving Conversion Date shall constitute and be referred to as a Term Loan Advance hereunder (each such Term Loan Advance referred to herein at times as a "Converted Revolving Advance"). On each Mandatory Revolving Conversion Date, the Total Revolving Credit Commitment shall automatically be reduced by the aggregate principal amount of all Converted Revolving Advances and converted into Term Loan Advances on such date.

Section 2.02         Advances.

(a)          If the Borrower desires to make a Revolving Borrowing under this Agreement, it shall give each Lender and the Facility Agent (with a copy to the Collateral Agent) a written notice (each, a "Notice of Borrowing") for such Revolving Borrowing (which notice shall be irrevocable and effective upon receipt by the Facility Agent) not later than 11:00 a.m. at least two Business Days prior to the day of the requested Revolving Borrowing.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Revolving Borrowing is being made, signed by a Responsible Officer of the Borrower, and otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Revolving Borrowing requested in such Notice of Borrowing (the "Requested Amount") shall be equal to at least $1,000,000 or an integral multiple of $250,000 in excess thereof (or, if less, the remaining unfunded Revolving Commitments hereunder).

(b)          Each Revolving Lender shall not later than 2:00 p.m. on each Borrowing Date in respect of a Revolving Advance make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Subaccount.

(c)          In accordance with Section 2.01 hereof, without further action or consent of any kind, each Term Lender shall not later than 2:00 p.m. on any Mandatory Revolving Conversion Date in respect of a Converted Revolving Advance make its Percentage of the applicable Required Conversion Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Subaccount; provided that if any Term Lender is also a Revolving Lender, it shall net the Borrower's repayment of its Percentage of the Required Conversion Amount.

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Section 2.03         Evidence of Indebtedness; Revolving Notes and Term Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b)          Any Lender may request that its Commitment to the Borrower be evidenced by a Revolving Note or Term Note, as applicable. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Revolving Note or Term Note, as applicable, payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Revolving Note or Term Note, as applicable, and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Revolving Note or Term Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Revolving Note or Term Note, as applicable, for cancellation and requests that such Advances once again be evidenced as described in clauses (a) and (b) of this Section 2.03.

(c)          With respect to any Mandatory Revolving Conversion Date, each Revolving Lender that holds a Revolving Note in respect of a Converted Revolving Advance shall cooperate with the Borrower to either (i) deliver such Revolving Note for cancellation to the extent that the Revolving Commitment of such Revolving Lender is terminated in full or (ii) make a notation on Schedule I to the Revolving Note to reduce the principal amount of Revolving Advances outstanding thereunder in respect of any Converted Revolving Advances, and simultaneously with any such cancellation or notation described in subclauses (i) and (ii) above, the Borrower shall cooperate with each respective Term Lender to execute and deliver a Term Note in respect of the Converted Revolving Advance that is payable to such Term Lender.

Section 2.04         Payment of Principal and Interest on the Advances.

The Borrower shall pay principal and interest on the Advances as follows:

(a)          100% of the outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be payable on the Final Maturity Date.

(b)          Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i)          Base Rate Advances. While an Advance is a Base Rate Advance, a rate per annum equal to the sum of the Base Rate in effect from time to time plus the applicable Facility Margin Level.

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(ii)         Eurodollar Rate Advances. While an Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the applicable Facility Margin Level.

(iii)        CP Rate Advances. While an Advance is a CP Rate Advance, (i) a rate per annum for each Interest Accrual Period for such Advance equal to the CP Rate for such Interest Accrual Period plus the applicable Facility Margin Level; and (ii) each CP Rate Advance funded by a CP Conduit through its liquidity provider shall bear interest on the outstanding principal amount thereof for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the applicable Facility Margin Level, for each day in such Interest Accrual Period prior to the day on which such funding has been refinanced through the issuance of Commercial Paper at the CP Rate for the remainder of such Interest Accrual Period plus the applicable Facility Margin Level.

All Advances shall constitute CP Rate Advances if made by a CP Conduit established or administered by Natixis, New York Branch and Eurodollar Rate Advances if made by any other Lender (subject to their conversion to Base Rate Advances pursuant to Section 2.11), provided that, in the event the Borrower is no longer able to borrow CP Rate Advances or Eurodollar Rate Advances as a result of the occurrence of any of the circumstances set forth in Section 2.11, the Borrower may request Base Rate Advances hereunder until such time as Eurodollar Rate Advances are available.

The Calculation Agent shall provide notice to the Facility Agent, the Lenders, the Borrower and the Collateral Manager of any and all LIBOR rate sets on the date that any such rate set is determined. Each CP Conduit (or its administrator) shall notify the Facility Agent, the Calculation Agent, the Collateral Agent, the Borrower and the Collateral Manager of the CP Rate for the related Interest Accrual Period on or prior to the related Determination Date in connection with the provision of its invoice or otherwise upon written request.  The CP Rate for each CP Conduit shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Accrual Period (the "Estimate Period"), on the basis of such CP Conduit's good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Conduit in respect of the following Interest Accrual Period shall be increased by the amount, if any, by which interest at the actual CP Rates for such CP Conduit for the Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated CP Rates for such Estimate Period exceeds the amount of interest accrued at the actual CP Rates.  However, on the Final Maturity Date of the Advances, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on such Final Maturity Date.  Each CP Conduit shall supply a reconciliation of such amounts as provided in this Section 2.04(b) for each such period to the Facility Agent, the Borrower and the Collateral Manager and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto.  The interest rate payable to a CP Conduit shall reflect proportionately the different sources of funding used during each Interest Accrual Period by the CP Conduit to finance its outstanding revolving loans.

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(c)          Accrued interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) on each date of prepayment of principal thereof, on the principal amount so prepaid to but excluding the date of prepayment.

(d)          Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment (other than payment) which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)          As a condition to the payment of principal of and interest on any Advance without the imposition of withholding tax, each Agent and the Borrower may require certification acceptable to such Agent or the Borrower from any recipient to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f)          Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower only payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns (any "Related Person") for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to (x) the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) any Affiliate of the Borrower under any Facility Document to which it is party thereto or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Related Person.

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Section 2.05         Prepayment of Advances.

(a)          Optional Prepayments. Other than in connection with a Payment in Full and termination of the Facility which is subject to Section 2.06(b), the Borrower may from time to time on any Business Day other than the Business Day immediately preceding any Payment Date, voluntarily prepay the Revolving Advances and/or the Term Loan Advances together with accrued interest thereon in whole or in part using Principal Proceeds, without penalty or premium; provided that the Borrower shall have delivered to the Lenders and the Facility Agent (with a copy to the Collateral Agent) written notice of such prepayment (such notice, a "Notice of Prepayment") in the form of Exhibit C hereto not later than 12:00 noon on the Business Day that is (i) in the case of CP Rate Advances or Eurodollar Rate Advances, three Business Days prior to the date of such prepayment, and (ii) in the case of Base Rate Advances, one Business Day prior to the date of such prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $1,000,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire outstanding principal amount of the related type of Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any optional prepayment of Revolving Advances may be re-borrowed in accordance with Section 2.02. Term Loan Advances once repaid may not be re-borrowed.

(b)          Mandatory Prepayments. The Borrower shall prepay the Revolving Advances and/or the Term Loan Advances and make deposits in the Revolving Reserve Account on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of the Revolving Advances and/or the Term Loan Advances that are to be prepaid on the related Payment Date and amounts to be deposited in the Revolving Reserve Account in accordance with the Priority of Payments. Notwithstanding the foregoing, the Borrower shall repay, subject to the automatic netting of amounts between any Revolving Lender that is also a Term Lender, (i) $50,000,000 in aggregate principal amount of the Revolving Advances outstanding on the Stage 1 Mandatory Revolving Conversion Date, if applicable and (ii) the entire aggregate principal amount of the Revolving Advances outstanding on the Stage 2 Mandatory Revolving Conversion Date, and in either case, re-issue such Revolving Advances as Term Loan Advances in accordance with Section 2.01 and Section 2.03(c). Term Loan Advances once repaid may not be re-borrowed.

(c)          Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be (i) subject to Sections 2.04(c) and 2.10 and (ii) applied to the Advances of the Lenders in accordance with their respective Percentages.

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Section 2.06         Reductions in Commitments.

(a)          Automatic Reduction and Termination. The Total Commitment (and the applicable Term Commitment or Revolving Commitment of each Term Lender or Revolving Lender) shall be automatically reduced (i) in part, with respect to the Term Commitment of each Term Lender, to the extent provided in connection with any optional or mandatory prepayments of Term Loan Advances made pursuant to Section 2.05(a) or Section 2.05(b), as applicable, and (ii) to zero at the close of business on the Commitment Termination Date. The Borrower shall not terminate or reduce the Total Commitment if, to the extent that after giving effect to such reduction or termination, a Commitment Shortfall shall exist.

(b)          Optional Termination in Whole. Prior to the Commitment Termination Date, the Borrower shall have the right at any time to terminate the Commitments in their entirety upon not less than 5 Business Days' prior notice to the Lenders and the Facility Agent of any such termination, which notice shall specify the effective date of such termination, provided that Payment in Full (excluding any amount owed to the Subordinated Noteholders) occurs on such date. The Borrower may use amounts in the Covered Accounts to effect any such Payment in Full. Such notice of termination shall be irrevocable and effective only upon receipt and shall terminate and cancel the Commitments of each Lender on the date specified in such notice.

(c)          Optional Reductions in Part. Prior to the Commitment Termination Date, the Borrower shall have the right at any time to reduce permanently in an aggregate amount of at least $10,000,000 the unused amount of the Total Commitment or any portion thereof upon not less than 5 Business Days' prior notice to the Lenders and the Facility Agent of any such reduction, which notice shall specify the effective date of such reduction, the amount of any such reduction and the allocation to the Term Commitment and/or Revolving Commitment, as applicable, provided that no such reduction will reduce the Total Commitments below the aggregate principal amount of Advances outstanding at such time. Any such notice of reduction shall be irrevocable.

(d)          Effect of Termination or Reduction. Any reduction (i) with respect to the Term Commitment (and the Term Commitment of each Term Lender), pursuant to Section 2.06(a)(i) or (ii) with respect to the Total Commitment (and the applicable Term Commitment or Revolving Commitment of each Term Lender or Revolving Lender), to the extent provided in connection with any optional reduction of the Total Commitment made pursuant to Section 2.06(c), once reduced may not be reinstated. Any termination of the Total Commitment (and the Commitment of each Lender) under Section 2.06(b) and Section 2.06 (c), once terminated may not be reinstated.

Section 2.07         Maximum Lawful Rate.

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

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Section 2.08         Several Obligations.

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09         Increased Costs.

(a)          Except with respect to Taxes which shall be governed exclusively by Section 12.03, and without duplication of amounts required to be paid or indemnified by Borrower pursuant to Section 12.04, if, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law (a "Regulatory Change") after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to any Affected Person of agreeing to make or making, funding or maintaining Advances to the Borrower, then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person's demand, pay in accordance with the Priority of Payments to such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower by an Affected Person (with a copy to the Agents and DBRS), shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, each of (A) the Dodd–Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith (the "Dodd-Frank Act"), (B) Article 404 of the CRR and all rules and regulations promulgated thereunder or issued in connection therewith, (C) any law, request, rule, guideline or directive promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III ("Basel III"), (D) the EU Directive 2011/61/EU on Alternative Investment Fund Managers (as amended from time to time and as implemented by Member States of the European Union) together with any implemented or delegated regulation, technical standards and guidance related thereto as may be amended, supplemented  or replaced from time to time ("AIFMD"), (E) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the Office of the Comptroller of the Currency, Department of the Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; and Office of Thrift Supervision, Department of Treasury on December 15, 2009 (the "FAS 166/167 Regulatory Capital Rules"), or any rules, regulations, guidance, interpretations or directives from bank regulatory agencies promulgated in connection therewith and (F) any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the Dodd-Frank Act, Basel III, Article 404 of the CRR, AIFMD or FAS 166/167 Regulatory Capital Rules (whether or not having the force of law), and all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Original Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Parties as of the Original Closing Date, regardless of the date enacted, adopted or issued provided, however, that the Borrower shall not be responsible for any increased costs relating to Article 404 of the CRR and all rules and regulations promulgated thereunder or issued in connection therewith so long as the Borrower is in compliance with Section 5.01(l) hereunder.

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(b)          If an Affected Person determines that (i) the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of Basel III or (ii) the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy affecting such Affected Person or any holding company for such Affected Person or (iii) compliance, implementation or application, whether commenced prior to or after the date hereof, by any Affected Person with the Dodd-Frank Act, Basel III, Article 404 of the CRR, AIFMD or FAS 166/167 Regulatory Capital Rules or any rules, regulations, guidance, interpretations or directives from bank regulatory agencies promulgated in connection therewith or (iv) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (v) compliance by any Affected Person (or any lending office of such Affected Person), or any holding company for such Affected Person which is subject to any of the capital requirements described above, with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (A) affects the amount of capital required to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person's Commitment under this Agreement or upon such Affected Person's making, funding or maintaining Advances or (B) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person's policies with respect to capital adequacy), then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person's demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall promptly notify the Borrower (with a copy to the Agents and DBRS) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

Upon the occurrence of any event giving rise to the Borrower's obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

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Upon the occurrence of any event giving rise to the Borrower's obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, the Borrower shall have the right to replace such Lender (the "Replaced Lender") with one or more other assignees meeting the requirements set forth in Section 12.06 hereof which will not result in additional amounts being payable pursuant to clauses (a) or (b) of this Section 2.09 (collectively, the "Replacement Lender"), provided that (i) all fees and expenses incurred by the Replaced Lender in connection with such assignment shall be paid by the Borrower and (ii) the Replacement Lender shall acquire all of the Commitments and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Replaced Lender and all related fees and expenses in connection with the Facility Documents.

Section 2.10         Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person's written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by the Borrower to make or carry a CP Rate Advance or a Eurodollar Rate Advance made to the Borrower and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits or margin), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any CP Rate Advance or Eurodollar Rate Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower's CP Rate Advances or Eurodollar Rate Advances occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any CP Rate Advance or Eurodollar Rate Advance is not made on any date specified in a Notice of Prepayment given by the Borrower, (iv) if any Eurodollar Rate Advance is converted into a Base Rate Advance on a date other than the last day of the Interest Accrual Period therefor or (v) as a consequence of any other default by the Borrower to repay its CP Rate Advances or Eurodollar Rate Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents and DBRS, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

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Section 2.11         Illegality; Inability to Determine Rates.

(a)          Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender to (i) honor its obligation to make CP Rate Advances or Eurodollar Rate Advances hereunder, or (ii) maintain CP Rate Advances or Eurodollar Rate Advances hereunder, then such Lender shall promptly notify the Agents and the Borrower thereof (with a copy to DBRS), and such Lender's obligation to make or maintain CP Rate Advances or Eurodollar Rate Advances hereunder shall be suspended until such time as such Lender may again make and maintain CP Rate Advances or Eurodollar Rate Advances, and such Lender's outstanding CP Rate Advances or Eurodollar Rate Advances shall be automatically converted into Base Rate Advances on the date that such Lender shall specify to the Agents and the Borrower. Promptly after the reason for such suspension no longer applies, the Lender shall send written notice to the Facility Agent, the Collateral Agent and the Borrower, at which time, as soon as reasonably practicable after such Lender has specified to the Facility Agent, the Collateral Agent and the Borrower that it may again make and maintain such Advances, all outstanding Base Rate Advances shall be converted back into CP Rate Advances or Eurodollar Rate Advances, as applicable.

(b)          Upon the occurrence of any event giving rise to a Lender's suspending its obligation to make or maintain CP Rate Advances or Eurodollar Rate Advances, as applicable pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain CP Rate Advances or Eurodollar Rate Advances ,as applicable; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)          Upon the occurrence of any event giving rise to a Lender's suspending its obligation to make or maintain CP Rate Advances or Eurodollar Rate Advances, the Borrower shall have the right to replace such Lender (the "Replaced Lender") with one or more other assignees meeting the requirements set forth in Section 12.06 hereof and whose obligation to make or maintain CP Rate Advances or Eurodollar Rate Advances is not suspended (collectively, the "Replacement Lender"), provided that (i) all fees and expenses incurred by the Replaced Lender in connection with such assignment shall be paid by the Borrower and (ii) the Replacement Lender shall acquire all of the Commitments and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Replaced Lender and all related fees and expenses in connection with the Facility Documents.

(d)          If prior to the first day of any Interest Accrual Period, (i) the Lender determines and notifies the Calculation Agent that for any reason adequate and reasonable means do not exist for determining the rate for such Interest Accrual Period for any CP Rate Advances or Eurodollar Rate Advances, or (ii) the Facility Agent determines and notifies the Calculation Agent that the CP Rate or Eurodollar Rate with respect to such Interest Accrual Period for any CP Rate Advances or Eurodollar Rate Advances, as applicable does not adequately and fairly reflect the cost to such Lender of funding such CP Rate Advances or Eurodollar Rate Advances, the Calculation Agent will promptly so notify the Borrower, the Agents, each Lender and DBRS. Thereafter, the obligation of the Lender to make or maintain CP Rate Advances or Eurodollar Rate Advances, as applicable, shall be suspended until the Lender or Facility Agent, as applicable revokes such notice, and all outstanding CP Rate Advances or Eurodollar Rate Advances, as applicable, shall be converted into Base Rate Advances on the date that such Lender or Facility Agent, as applicable, shall specify to the Borrower. Promptly After the reason for such suspension no longer applies, the Lender or Facility Agent, as applicable, shall send written notice to the Borrower, the Facility Agent, the Collateral Agent, the Calculation Agent and each Lender, at which time, as soon as reasonably practicable thereafter, all outstanding Base Rate Advances shall be converted back into CP Rate Advances or Eurodollar Rate Advances, as applicable.

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Section 2.12         Rescission or Return of Payment.

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13         Fees Payable by Borrower.

(a)          The Borrower hereby agrees to pay to each Lender, other than a Defaulting Lender, a commitment fee (a "Commitment Fee") as set forth in the Second Restatement Fee Letter. Commitment Fees accrued during each Collection Period shall be payable in accordance with Section 9.01(a) on the related Payment Date.

(b)          All payments by or on behalf of the Borrower under this Section 2.13 shall be made in accordance with the Priority of Payments.

Section 2.14         Post-Default Interest.

The Borrower shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15         Payments Generally.

(a)          All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower (through the Collateral Agent) to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Payments received after 1:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

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(b)          Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of an Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day's interest shall be paid on such Advance. All computations made by the Calculation Agent or the Facility Agent under this Agreement shall be conclusive absent manifest error.

Section 2.16         Lenders Not Satisfying the Rating Criteria.

If and for so long as any Lender fails to satisfy the Rating Criteria, such Lender may deposit, in accordance with Section 8.03(c), an amount equal to such Lender's undrawn Commitment at such time in the appropriate Lender Funding Subaccount, and all principal payments in respect of the Advances which would otherwise be made to such Lender shall be diverted to the appropriate Lender Funding Subaccount, in accordance with Section 8.03(c), and any amounts in such Lender Funding Subaccount shall be applied to any future funding obligations of such Lender. If, within 20 Business Days after the date as of which any Lender has ceased to satisfy the Rating Criteria, such Lender has not deposited an amount equal to such Lender's undrawn Commitment in the appropriate Lender Funding Subaccount, (i) the Facility Agent will provide written notice thereof to DBRS, and (ii) the Borrower may, at its option, replace such Lender (all the costs incurred by the Borrower in connection with such replacement being for the account of such Lender) with another entity that meets the Rating Criteria and that is eligible to be an assignee of the Commitments under the terms of this Agreement (by requiring the replaced Lender to transfer all of its rights and obligations in respect of its Commitment to the transferee entity at a price equal to the principal of, and all accrued interest on, all outstanding Advances of the replaced Lender). Each of the Collateral Agent, the Facility Agent and the Lender being replaced will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting such transfer.

Section 2.17         Applicable Row Level.

The Borrower or the Collateral Manager may specify a different Applicable Row Level than the one currently selected by the Collateral Manager by delivery of written notice to the Agents (with a copy to DBRS, the Collateral Agent and the Lenders), signed by a Responsible Officer of the Borrower or Collateral Manager, as applicable, upon not more than five Business Days and not less than one Business Day prior to the day on which such different Applicable Row Level is to become effective for purposes of the Matrix certifying that (i) each Collateral Quality Test is satisfied at such time, (ii) each Coverage Test is satisfied at such time, (iii) the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate at such time; and (iv) no Commitment Shortfall exists at such time, together with a report demonstrating compliance with each requirement set forth in the aforementioned clauses (i) through (iv) as well as compliance with all columns in the Matrix for the proposed Applicable Row Level.

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Section 2.18         Additional Advances.

(a)          Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time during the Reinvestment Period, to incur additional indebtedness in the form of a one time only increase to the Revolving Commitment and/or the Term Commitment (such increase, an "Increased Commitment" and any loans made to the Borrower pursuant to such Increased Commitment, "Additional Advances") by notice to the Agents and DBRS, up to an aggregate maximum amount equal to $50,000,000; provided that (i) the Borrower shall satisfy the conditions of Section 3.05 (including the DBRS rating letter described in 3.05(e)), (ii) any such request for an increase shall be in a minimum amount of $5,000,000; (iii) the net proceeds of any Additional Advances are used (x) to purchase or originate additional Collateral Obligations, (y) to pay fees and expenses of the Agents in connection therewith and/or (z) as Principal Proceeds for purposes permitted hereunder; and (iv) the written consent of the Lenders has been obtained.

(b)          The terms and conditions (other than the Facility Margin Level) of the Additional Advances issued pursuant to this Section 2.18 will be identical to those of the initial Advances (except that the interest due on the Additional Advances will accrue from the issue date of such Additional Advances). Interest on the Additional Advances will be payable commencing on the first applicable Payment Date following the issue date of such Additional Advances. The Additional Advances will rank pari passu in all respects with the initial Advances.

(c)          Any Increased Commitment issued pursuant to this Section 2.18 will be offered first to the existing Lenders, in such amounts as are necessary to preserve their pro rata holdings of the Advances.

(d)          Each Additional Lender shall satisfy the Rating Criteria and, upon the making of an Additional Advance or the extension of an Increased Commitment, shall be deemed to be a Lender for all purposes hereunder.

Section 2.19         Issuance of Subordinated Notes..

On the Second Restatement Effective Date, in consideration for the reduction of the value of a portion of its Equity by the Equity Owner pursuant to the subscription and exchange agreement entered into between the Borrower and the Equity Owner, the Borrower shall issue Subordinated Notes to the Equity Owner with an initial principal amount equal to $15,000,000. Unless a Subordinated Noteholder requests to receive a definitive Subordinated Note, Subordinated Notes will be uncertificated interests recorded on the Borrower Register. If any Subordinated Noteholder requests a definitive Subordinated Note, the Borrower shall execute a definitive Subordinated Note substantially in the form of Exhibit A-3 hereto and deliver such definitive Subordinated Note to such Subordinated Noteholder.

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Section 2.20         Payments of Interest on the Subordinated Notes.

(a)          The Subordinated Notes shall accrue interest during each Interest Accrual Period at an interest rate of 5.0% per annum and such interest will be payable in arrears on each Payment Date on the principal amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on the Subordinated Notes will be subordinated to the payment of principal and interest on the Advances. Any payment of interest due on Subordinated Notes on any Payment Date to the extent sufficient funds are not available to make such payment in accordance with the Priority of Payments on such Payment Date shall constitute "Deferred Interest". Deferred Interest on the Subordinated Notes shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later the Final Maturity Date. To the extent that funds are not available on any Payment Date (other than with respect to the Final Maturity Date) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default. Interest will cease to accrue on the Subordinated Notes or, in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, (x) interest on Deferred Interest with respect to the Subordinated Notes and (y) interest on any interest that is not paid when due and payable on the Subordinated Notes shall accrue at 5.0% per annum.

Article III

CONDITIONS PRECEDENT

Section 3.01         Conditions Precedent to the Original Closing Date.

The obligation of the Lenders to have made Advances hereunder comprising the initial Borrowing was subject to the conditions precedent that the Facility Agent shall have received on or before the Original Closing Date the following, each in form and substance satisfactory to the Facility Agent:

(a)          each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies of the Constituent Documents of the Borrower and the Collateral Manager as in effect on the Original Closing Date;

(c)          true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than the UCC financing statements to be filed pursuant to clause (f) below), if any, required in connection with the transactions contemplated by this Agreement;

(d)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members or manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Original Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

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(e)          a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Original Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to the best of its knowledge, no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f)          proper financing statements, under the UCC in all jurisdictions that the Facility Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(g)          copies of proper financing statements, amendments, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any predecessor in interest (including any transferor);

(h)          legal opinions (addressed to each of the Secured Parties and DBRS) of (i) Dechert LLP, counsel to the Borrower and the Collateral Manager and (ii) Chapman and Cutler LLP, counsel to the Collateral Agent, covering such matters as the Facility Agent and its counsel shall reasonably request;

(i)          evidence satisfactory to it that all of the Covered Accounts shall have been established; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Custodian and shall be in full force and effect;

(j)          evidence satisfactory to it that the Borrower shall have paid (i) the fees to be received by Natixis on or prior to the Original Closing Date pursuant to this Agreement and each other Facility Document; (ii) the accrued fees and expenses in connection with the transactions contemplated hereby of (A) Ashurst LLP, counsel to the Facility Agent and Lenders, (B) Sidley Austin LLP, counsel to DBRS, and (C) Chapman and Cutler LLP, counsel to the Collateral Agent; and (iii) the fees to be received by DBRS on or prior to the Original Closing Date pursuant to the engagement letter dated as of April 18, 2012 between H.I.G. Whitehorse Holdings, LLC and DBRS.

(k)          a Retention of Net Economic Interest Letter substantially in the form of Exhibit G;

(l)          Delivery of the Collateral (including any promissory note, executed assignment agreements and copies of any other Related Documents in Microsoft Word format or portable document format (.pdf) available to the Borrower for each initial Collateral Obligation) in accordance with Section 12.20 shall have been effected;

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(m)          a certificate of a Responsible Officer of the Borrower, dated as of the Original Closing Date, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Original Closing Date and immediately prior to the delivery thereof on the Original Closing Date:

(i)          the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Original Closing Date, (B) those granted pursuant to this Agreement and the Account Control Agreement and (C) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)        the Borrower has not assigned, pledged or otherwise encumbered its interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and the Account Control Agreement;

(iv)        the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)         upon grant by the Borrower, Delivery of the Collateral and execution of the Account Control Agreement, the Collateral Agent has a first priority (subject to clause (ii) of the definition of Permitted Liens) perfected security interest in the Collateral;

(n)          the Facility Agent has received a rating letter satisfactory to the Facility Agent, delivered and signed by DBRS and confirming that the Facility has been assigned at least a "AA(sf)" rating by DBRS;

(o)          such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; and

(p)          all legal and due diligence matters incident to this Agreement and the other Facility Documents shall be satisfactory to the Borrower, the Facility Agent, the Lenders and their respective counsel;

(q)          a certificate of a Responsible Officer of the Borrower, dated as of the Original Closing Date, to the effect that, in the case of the Collateral Obligations owned by the Borrower on the Original Closing Date:

(i)          each Collateral Quality Test is satisfied;

(ii)         each Coverage Test is satisfied;

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(iii)        the Advance Rate Test is satisfied;

(iv)        no Commitment Shortfall exists; and

(v)         with respect to any Collateral Obligation with a Credit Estimate, such Credit Estimate has been assigned by DBRS within one year prior to the Original Closing Date.

(r)          evidence that the Borrower has directed the Collateral Agent to deposit the Closing Expense Account Amount into the Closing Expense Account for use pursuant to Section 8.12;

(s)          a certificate of a Responsible Officer of the Borrower or the Collateral Manager, dated as of the Original Closing Date, specifying the Applicable Row Level to be in effect for purposes of the Matrix; and

(t)          a certificate of a Responsible Officer of the Collateral Manager, dated as of the Original Closing Date, certifying that each Collateral Obligation owned by the Borrower as of the Original Closing Date satisfies the requirements of the definition of "Collateral Obligation".

Section 3.02         Conditions Precedent to the Restatement Effective Date.

The obligation of the Lenders to make Advances hereunder comprising the Borrowing shall be subject to the conditions precedent that the Facility Agent shall have received on or before the Restatement Effective Date the following, each in form and substance satisfactory to the Facility Agent:

(a)          each of the amended and restated Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies of the Constituent Documents of the Borrower and the Collateral Manager as in effect on the Restatement Effective Date;

(c)          true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than the UCC financing statements to be filed pursuant to clause (f) below and any filings required to be made by WhiteHorse Finance, Inc. after the Restatement Effective Date under the Investment Company Act, the Investment Advisers Act of 1940, as amended, the Securities Act or the Exchange Act, which shall be made in accordance with Applicable Law), if any, required in connection with the transactions contemplated by this Agreement;

(d)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members or manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Restatement Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

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(e)          a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Restatement Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to the best of its knowledge, no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f)          proper financing statements (including amendments to existing financing statements), under the UCC in all jurisdictions that the Facility Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(g)          copies of proper financing statements, amendments, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any predecessor in interest (including any transferor);

(h)          legal opinions (addressed to each of the Secured Parties and DBRS) of (i) Dechert LLP, counsel to the Borrower and the Collateral Manager and (ii) Chapman and Cutler LLP, counsel to the Collateral Agent, covering such matters as the Facility Agent and its counsel shall reasonably request;

(i)          [reserved];

(j)          evidence satisfactory to it that the Borrower shall have paid (i) the fees to be received by Natixis on or prior to the Restatement Effective Date pursuant to this Agreement and each other Facility Document; (ii) the accrued fees and expenses in connection with the transactions contemplated hereby of (A) Ashurst LLP, counsel to the Facility Agent and Lenders, (B) Dechert LLP, counsel to the Borrower and the Transferor and (C) Chapman and Cutler LLP, counsel to the Collateral Agent; and (iii) the fees to be received by DBRS on the Restatement Effective Date;

(k)          a Retention of Net Economic Interest Letter substantially in the form of Exhibit G;

(l)          Delivery of the Collateral (including any promissory note, executed assignment agreements and copies of any other Related Documents in Microsoft Word format or portable document format (.pdf) available to the Borrower for each Collateral Obligation) in accordance with Section 12.20 shall have been effected;

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(m)          a certificate of a Responsible Officer of the Borrower, dated as of the Restatement Effective Date, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Restatement Effective Date:

(i)          the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Restatement Effective Date, (B) those granted pursuant to this Agreement and the Account Control Agreement and (C) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)        the Borrower has not assigned, pledged or otherwise encumbered its interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and the Account Control Agreement;

(iv)        the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)         upon grant by the Borrower, Delivery of the Collateral and execution of the Account Control Agreement, the Collateral Agent has a first priority (subject to clause (ii) of the definition of Permitted Liens) perfected security interest in the Collateral;

(n)          the Facility Agent has received a rating letter satisfactory to the Facility Agent, delivered and signed by DBRS and confirming that the rating of the Revolving Notes is not lower than the Initial Rating, and assigning a rating that is not lower than the Initial Rating to the Term Notes;

(o)          such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; and

(p)          all legal and due diligence matters incident to this Agreement and the other Facility Documents shall be satisfactory to the Borrower, the Facility Agent, the Lenders and their respective counsel;

(q)          a certificate of a Responsible Officer of the Borrower, dated as of the Restatement Effective Date, to the effect that, in the case of the Collateral Obligations owned by the Borrower on the Restatement Effective Date:

(i)          each Collateral Quality Test is satisfied;

(ii)         each Coverage Test is satisfied;

(iii)        the Advance Rate Test is satisfied;

(iv)        no Commitment Shortfall exists; and

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(v)         with respect to any Collateral Obligation with a Credit Estimate, such Credit Estimate has been assigned by DBRS within one year prior to the Restatement Effective Date.

(r)          evidence that the Borrower has directed the Collateral Agent to deposit the Restatement Effective Date Expense Account Amount into the Closing Expense Account for use pursuant to Section 8.12;

(s)          [reserved]; and

(t)           a certificate of a Responsible Officer of the Collateral Manager, dated as of the Restatement Effective Date, certifying that each Collateral Obligation owned by the Borrower as of the Restatement Effective Date satisfies the requirements of the definition of "Collateral Obligation".

Section 3.03         Conditions Precedent to the Second Restatement Effective Date.

The obligation of the Lenders to make Advances hereunder comprising the Borrowing shall be subject to the conditions precedent that the Facility Agent shall have received on or before the Second Restatement Effective Date the following, each in form and substance satisfactory to the Facility Agent:

(a)          each of the amended and restated Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies of the Constituent Documents of the Borrower as in effect on the Second Restatement Effective Date;

(c)          true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than the UCC financing statements to be filed subsequent to the Second Restatement Effective Date and any filings required to be made by WhiteHorse Finance, Inc. after the Second Restatement Effective Date under the Investment Company Act, the Investment Advisers Act of 1940, as amended, the Securities Act or the Exchange Act, which shall be made in accordance with Applicable Law), if any, required in connection with the transactions contemplated by this Agreement;

(d)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members or manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Second Restatement Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

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(e)          proper financing statements (including amendments to existing financing statements), under the UCC in all jurisdictions that the Facility Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(f)          legal opinions (addressed to each of the Secured Parties and DBRS) of Dechert LLP, counsel to the Borrower and the Collateral Manager as to corporate and security interest matters;

(g)          [Reserved.];

(h)          the Facility Agent has received evidence satisfactory to the Facility Agent, that the Borrower has received Rating Confirmation in connection with the execution of this Agreement;

(i)          such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested;

(j)          all legal and due diligence matters incident to this Agreement and the other Facility Documents shall be satisfactory to the Borrower, the Facility Agent, the Lenders and their respective counsel; and

(k)          a certificate of a Responsible Officer of the Borrower, dated as of the Second Restatement Effective Date, to the effect that, in the case of the Collateral Obligations owned by the Borrower on the Second Restatement Effective Date:

(i)          each Collateral Quality Test is satisfied;

(ii)         each Coverage Test is satisfied;

(iii)        the Advance Rate Test is satisfied;

(iv)        no Commitment Shortfall exists; and

(v)         with respect to any Collateral Obligation with a Credit Estimate, such Credit Estimate has been assigned by DBRS within one year prior to the Second Restatement Effective Date.

Section 3.04         Conditions Precedent to Each Borrowing.

The obligation of the Lenders to make each Advance on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that (1) except as otherwise expressly permitted in Section 8.04, such Borrowing Date shall occur prior to the end of the Reinvestment Period, and (2) the conditions described in clauses (d), (e) and (f) (other than a Default or Event of Default described in Sections 6.01(c), (e) or (f)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower or to fund the Revolving Reserve Account to the extent required under Section 8.04:

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(a)          [reserved.]

(b)          the Lenders and the Agents shall have received a Notice of Borrowing with respect to such Advance delivered in accordance with Section 2.02;

(c)          immediately after the making of such Advance on the applicable Borrowing Date, the Commitment Shortfall Test shall be satisfied (on a pro-forma basis);

(d)          immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied (on a pro-forma basis) and the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate;

(e)          each of the representations and warranties of the Borrower contained in this Agreement and the other Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(f)          no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(g)          other than in connection with Advances obtained on the Original Closing Date which are used for purposes other than the acquisition of additional Collateral Obligations, the provisions of Section 10.02 have been satisfied as of the date of purchase in connection with any acquisition of additional Collateral Obligations with the proceeds of the applicable Advance; and;

(h)          immediately after the making of such Advance on the applicable Borrowing Date, the aggregate outstanding amount of Revolving Advances shall not exceed applicable Total Revolving Credit Commitment then in effect.

Section 3.05         Conditions Precedent to an Increased Commitment.

The effectiveness of the Increased Commitment and the obligation of any Lender to make an initial Additional Advance of either a Term Borrowing or a Revolving Borrowing during the Reinvestment Period is subject to the satisfaction of the following conditions:

(a)          The Agents shall have received a certificate of a Responsible Officer of the Borrower:

(i)          to the effect that, as of the Increased Commitment Date (A) all conditions set forth in this Section 3.05 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Facility Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; and (C) no Default or Event of Default has occurred and is continuing on the part of such Borrower; and (D) as to the incumbency and specimen signature of the Responsible Officer authorized to execute such certificate to which it is a party; and

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(ii)         certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving the Increased Commitments, the Additional Advances and any other matters related thereto; and (C) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b)          The Agents shall have received a certificate of a Responsible Officer of the Collateral Manager certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving the Increased Commitment, the Additional Advances and any other matters related thereto; (C) the incumbency and specimen signature of the Responsible Officer authorized to execute such certificate to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c)          The Agents shall have received legal opinions (addressed to each of the Secured Parties) from counsel to the Borrower and the Collateral Manager, dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Original Closing Date, each with additions or deletions reflecting the Increased Commitment and Additional Advances.

(d)          The Agents shall have received a certificate of a Responsible Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date:

(i)          the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Increased Commitment Date, (B) those granted pursuant to this Agreement and the Account Control Agreement and (C) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)        the Borrower has not assigned, pledged or otherwise encumbered its interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and the Account Control Agreement;

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(iv)        the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)         upon grant by the Borrower, Delivery of the Collateral and execution of the Account Control Agreement, the Collateral Agent has a first priority (subject to clause (ii) of the definition of Permitted Liens) perfected security interest in the Collateral;

(e)          The Facility Agent shall have received a letter from DBRS addressed to the Facility Agent and the Borrower confirming that the rating of the existing Revolving Notes and Term Notes is not lower than the Initial Rating and assigning a rating that is not lower than the Initial Rating for the Revolving Notes and Term Notes issued in connection with the Additional Advances.

(f)          The Agents shall have received from each of the Borrower and the Collateral Manager either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of Borrower and the Collateral Manager, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Advances contemplated hereby, or (B) an opinion of counsel of each of the Borrower and the Collateral Manager that no such authorization, approval or consent of any governmental body is required for the making of the Advances contemplated hereby except as have been given.

(g)          The Facility Agent and the Lenders shall have received a Retention of Net Economic Interest Letter including with any changes determined to be necessary or prudent by the Lenders or the Facility Agent to comply with then-existing risk retention requirements; provided that if the Facility Agent, Lenders and Retention Provider cannot agree on such changes, the Borrower may withdraw its request for an Increased Commitment.

(h)          The Borrower shall have paid all fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with the Increased Commitment.

(i)          The Facility Agent and the Lenders shall have received a certificate of a Responsible Officer of the Borrower, dated as of the Increased Commitment Date, to the effect that, in the case of the Collateral Obligations owned by the Borrower on the Increased Commitment Date:

(i)          each Collateral Quality Test is satisfied;

(ii)         each Coverage Test is satisfied;

(iii)        the Advance Rate Test is satisfied;

(iv)        no Commitment Shortfall exists; and

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(v)         with respect to any Collateral Obligation with a Credit Estimate, such Credit Estimate has been assigned by DBRS within one year prior to the Increased Commitment Date.

(j)          The Agents shall have received such other documents as they may reasonably require in connection with the Increased Commitment.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01         Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Original Closing Date, the Restatement Effective Date, each Determination Date, the date each Advance is made and, with respect to clauses (a) through (h), (j), (k), (l), (o), (p) and (s) through (w), the Second Restatement Effective Date, as follows:

(a)          Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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(d)          Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls ("OFAC"), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the "Subject Laws"), (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and, to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) no investor in the Borrower is a Person whose name appears on the "List of Specially Designated Nationals" and "Blocked Persons" maintained by the OFAC.

(g)          Location. The Borrower maintains the majority of its books and records in the State of Florida. The Borrower's registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h)          Investment Company Act. The Collateral Manager is a "business development company" subject to the provisions of Sections 55 through 65 of the Investment Company Act but exempt from Sections 1 through 53 thereof except to the extent provided in Sections 59 through 65 of the Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an "investment company" under the Investment Company Act.

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(i)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby taken as a whole, and all such written information provided by or on behalf of the Borrower to any Secured Party taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading as of the date such information is stated or certified provided that neither the Borrower nor the Collateral Manager shall be responsible for any factual information furnished or omitted to be furnished to it by any third party not affiliated with it, except to the extent that a Responsible Officer thereof has actual knowledge that such factual information is inaccurate in any material respect or such Responsible Officer's lack of actual knowledge is a violation of the standard of care of the Collateral Manager or is the result of bad faith, gross negligence or willful misconduct. Promptly after a Responsible Officer has actual knowledge thereof, the Borrower or the Collateral Manager on the Borrower's behalf shall notify the Facility Agent and the Collateral Agent in writing.

(j)          ERISA. Neither the Borrower nor any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k)          Taxes. The Borrower and its sole owner has filed all income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person.

(l)          Tax Status. The Borrower is (i) disregarded as an entity separate from its owner or a partnership for U.S. federal income tax purposes and (ii) has not made (and will not make) an election under U.S. Treasury Regulation Section 301.7701-3 to be treated as other than a disregarded entity or partnership and is not (and will not be) otherwise treated as an association taxable as a corporation.  The Borrower's direct or indirect owners for U.S. federal income tax purposes are and will remain United States persons that are, for the avoidance of doubt, not disregarded entities, as defined in Section 7701(a)(30) of the Code.

The Borrower shall at all times maintain its status as, (i) so long as it has a single equity owner, an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes, and (ii) as long as it has more than one single equity owner, a partnership (other than publicly traded partnership treated as a corporation) that is a U.S. person under section 7701(a)(30) of the Code for U.S. federal income tax purposes.  The Borrower's direct or indirect owners for U.S. federal income tax purposes are and will remain United States persons as defined in Section 7701(a)(30) of the Code that are, for the avoidance of doubt, not disregarded entities deemed owned by a non-U.S. person.

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(m)          Collections. All Collections have been remitted directly to the Interest Collection Subaccount (in the case of Interest Proceeds) or the Principal Collection Subaccount (in the case of Principal Proceeds) as required by this Agreement.

(n)          Environmental Matters. The operations and property of the Borrower comply with all applicable Environmental Laws.

(o)          Plan Assets. The assets of the Borrower are not treated as "plan assets" for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be "plan assets" for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as "plan assets" for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(p)          Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(q)          Collateral Obligations. Each loan or debt obligation sold and/or contributed by the Collateral Manager to the Borrower on or before the Original Closing Date, as of the Restatement Effective Date and as of each Purchase Date (as defined in the Master Transfer Agreement) complies with the criteria set forth in the definition of "Collateral Obligation".

(r)          Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i)          it owns and has legal and beneficial title to all Collateral Obligations and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii)         other than the security interest granted to the Collateral Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any Financing Statements against the Borrower that include a description of collateral covering the Collateral other than any Financing Statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii)        the Collateral constitutes Money, Cash, Accounts, Instruments, General Intangibles, securities accounts, deposit accounts, Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a "securities account" (as defined in Section 8-501(a) of the UCC);

(iv)        all Covered Accounts constitute "securities accounts" under Section 8-501(a) of the UCC or "deposit accounts" under Section 9-102(a)(29) of the UCC;

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(v)         this Agreement creates a valid, continuing and, upon Delivery of Collateral and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi)        the Borrower has received all consents and approvals required by the terms of the Collateral to the pledge hereunder to the Collateral Agent of all of its interest and rights in the Collateral;

(vii)       with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the Custodial Account;

(viii)      with respect to Collateral that constitutes Accounts or General Intangibles, the Borrower has caused or will have caused, on or prior to the Original Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder, and the Borrower hereby agrees that any such Financing Statement may be an "all assets" filing; and

(ix)         each loan owned by the Borrower on the Original Closing Date and each loan acquired after the Original Closing Date, in each case as of the date of the acquisition by the Borrower thereof, complies with the criteria set forth in the definition of "Collateral Obligation."

(s)          Retention Requirements. As of the Second Restatement Effective Date, the Borrower shall ensure (by obtaining a signed Retention of Net Economic Interest Letter from a Responsible Officer of the Retention Provider) that the Retention Provider (i) at all times holds the Retention Interest in accordance with paragraph (d) of Article 405(1) of the CRR and Article 51(d) of the AIFMD Level 2 Regulation, (ii) has not changed and will not change the manner in which it retains the Retained Interest, except to the extent permitted under the Retention Requirements and (iii) has not entered and will not enter into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retention Interest, except to the extent permitted under the Retention Requirements.

(t)          Financial Information. Since the Original Closing Date and as of the Second Restatement Effective Date, (a) there has been no change that has had a Material Adverse Effect and (b) the Borrower has not incurred any Indebtedness or Contingent Obligation except pursuant to the Facility Documents.

(u)          Litigation. There is no action, suit or proceeding pending against, threatened against or adversely affecting, (i) the Borrower, (ii) the Facility Documents or any of the transactions contemplated by the Facility Documents or (iii) any of the Borrower's assets, before any court, arbitrator or any governmental body, agency or official which has had or could reasonably be expected to have a Material Adverse Effect.

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(v)         Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from any burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which has had or could reasonably be expected to have a Material Adverse Effect.

(w)          No Default. No Default or Event of Default exists under or with respect to any Transaction Document other than any with respect to which the Borrower has given notice as required pursuant to this Agreement. The Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.02         Representations and Warranties of the Collateral Agent.

Each of the Collateral Agent and Custodian represents and warrants as follows:

(a)          Due Organization. The Collateral Agent and Custodian is a duly organized and validly existing national banking association under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent and Custodian, as applicable, under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent or Custodian, as the case may be.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent or Custodian is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law governing the banking or trust powers of the Collateral Agent.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Authority applicable to the Collateral Agent or Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent or Custodian, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent or Custodian, as applicable, of the terms hereof have been obtained.

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(f)          Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent and Custodian, enforceable against the Collateral Agent and Custodian in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g)          Non-Affiliated. Neither the Collateral Agent nor Custodian is affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.

Article V

COVENANTS

Section 5.01         Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Payment in Full Date:

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply with and conform to all Applicable Laws, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all respects with the terms and conditions applicable to it of each Facility Document, the Borrower LLC Agreement and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Borrower LLC Agreement and the Related Documents to which it is a party.

(b)          Enforcement. (i) It shall not take any action, and will use its commercially reasonable best efforts not to permit any action to be taken by others, that would release any Person from any of such Person's covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Obligations, (B) subject to the other terms of this Agreement, (i) amendments not restricted by Section 5.02(v) or as required under any Related Documents or amendments to Related Documents that govern Defaulted Loans and (ii) enforcement actions taken or work-outs with respect to any Defaulted Loan in accordance with the provisions hereof, and (C) actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Agreement.

(ii)         It will not, without the prior written consent of the Facility Agent (at the direction of the Required Lenders) (except in the case of the Collateral Management Agreement, in which case no consent shall be required), contract with other Persons for the performance of actions and obligations to be performed by the Borrower hereunder and under the Collateral Management Agreement by such Persons. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to the Borrower's obligations under any Facility Document to which it is a party. In the event of such contract, the performance of any of Borrower's actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Borrower. The Borrower will punctually perform, and use its best efforts to cause the Collateral Manager and such other Person to perform in all material respects, all of their obligations and agreements contained in the Collateral Management Agreement, this Agreement or any such other agreement.

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(c)          Further Assurances. It shall promptly upon the request of either Agent, at the Borrower's expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent's first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent, the Borrower shall promptly take, at the Borrower's expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, the Borrower authorizes the Collateral Agent and the Facility Agent to file or record, without the Borrower's signature, UCC-1 financing statements (including financing statements describing the Collateral as "all assets" or the equivalent) that name the Borrower as debtor and the Collateral Agent as secured party, and ratifies any such filings or recordings made within 30 days prior to the date hereof, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as such Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Covered Accounts) of the Borrower constitute "Collateral" hereunder. Subject to the foregoing, the Borrower will upon the reasonable request of either Agent, at the Borrower's expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.03 on the Second Restatement Effective Date or as either Agent shall have reasonably requested.

(d)          Financial Statements; Other Information. It shall provide to the Facility Agent or cause to be provided to the Facility Agent:

(i)          within 120 days after the end of each fiscal year of the Transferor (or such other Person with whom the Borrower is consolidated) (on a consolidated basis) (beginning with the year ended December 31, 2012), from a firm of independent certified public accountants of nationally recognized standing, audited financial statements of the Transferor (or such other Person with whom the Borrower is consolidated) (on a consolidated basis), including balance sheet, income statement, statement of cash flows and the accompanying footnotes for such fiscal year prepared in accordance with GAAP, setting forth in the case of each fiscal year ending after 2012 in comparative form the figures for the previous fiscal year;

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(ii)         within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Transferor (or such other Person with whom the Borrower is consolidated) (on a consolidated basis) (beginning with the quarter ended December 31, 2012), unaudited financial statements of the Transferor (or such other Person with whom the Borrower is consolidated) (on a consolidated basis), including balance sheet, income statement, statement of cash flows (and the accompanying footnotes, solely relating to "related transactions" and any swap transactions, if any) for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter setting forth in the case of each fiscal quarter ending on or after December 31, 2012 in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified as to fairness of presentation, GAAP and consistency by the Transferor (or such other Person with whom the Borrower is consolidated);

(iii)        simultaneously with the delivery of each set of annual financial statements referred to in clause (i) above, (x) a certificate of the Transferor (or such other Person with whom the Borrower is consolidated) certifying that such financial statements fairly present the financial condition and the results of operations of the Transferor (or such other Person with whom the Borrower is consolidated) on the dates and periods indicated in such financial statements and (y) a certificate of the Borrower and the Collateral Manager certifying that no Default or Event of Default occurred during such period or if any Default or Event of Default occurred during such period, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)        as soon as possible, and in any event within five Business Days (in the case of clauses (A), (B), (C) and (D) below) or within one Business Day (in the case of clause (E) below) after a Responsible Officer of the Collateral Manager or the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) early termination of the Reinvestment Period as a result of the occurrence of an event referred to in clause (d) of the definition of Reinvestment Period, (D) litigation or governmental proceeding pending or actions threatened against the Borrower's rights in the Collateral Obligations; or (E) EOD OC Ratio Failure, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take, if any, with respect thereto;

(v)         from time to time such additional information regarding the Borrower's financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Facility Agent or the Required Lenders (through the Facility Agent) may request, or as the Lenders may require in order to comply with the FAS 166/167 Regulatory Capital Rules or Basel III or their respective obligations under Article 404 of the CRR or AIFMD, in each such case, if reasonably available to the Borrower; and, on each Monthly Report Date, a confirmation from the Collateral Agent whether or not it has received during the Collection Period confirmation (which may be by way of email) from the Retention Provider of its continued compliance with the covenants set out at Section 2(a) and (b) of the Retention of Net Economic Interest Letter as the Lenders shall require in order to comply with their respective obligations under Article 404 of the CRR or AIFMD;

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(vi)        promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Authorities or any Multiemployer Plan with respect to such ERISA Event; and

(vii)       promptly after the receipt thereof, a copy of any financial statements with respect to the Obligor under any Collateral Obligation received by the Borrower pursuant to the Related Documents.

(e)          Access to Records and Documents. It shall cause the Collateral Manager to permit (at the Borrower's expense) the Facility Agent, or its designees, to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies of (i) the Collateral Manager's books, records and accounts relating to the Collateral and the Borrower's business, financial condition, operations, assets and the Collateral Manager's and the Borrower's performance under the Facility Documents and the Related Documents and to discuss the foregoing with the Collateral Manager's officers, partners, employees and accountants, and (ii) all of the Related Documents available to the Collateral Manager; provided that neither the Borrower nor the Collateral Manager shall be required to disclose any information which it is required by law or contract to keep confidential unless a confidentiality agreement is otherwise entered into and provided, further, that except if (i) an Event of Default has occurred and is continuing or (ii) any person involved in the management or administration of the Collateral Manager, the Borrower or the Collateral Obligations is alleged to have engaged in fraud or illegal activity by a governmental or self-regulatory authority or in a civil complaint materially related to the performance by such person of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in this Agreement and the other Facility Documents, each Person entitled to so visit and inspect the Collateral Manager's records under this clause (e) may exercise its rights under this clause (e) no more than twice in any consecutive twelve month period and only one such visit per annum shall be at the Borrower's expense;

(f)          Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)          to fund or pay the purchase price of Collateral Obligations or Eligible Investments acquired or originated by the Borrower in accordance with the terms and conditions set forth herein;

(ii)         to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement;

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(iii)        to fund the Revolving Reserve Account on or prior to the Commitment Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing for a Borrowing Date falling no more than five Business Days and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04);

(iv)        with respect to the initial Borrowing made on the Original Closing Date, solely in respect of the proceeds of the Advances hereunder comprising such initial Borrowing, to fund the Closing Expense Account in an amount sufficient to pay all Closing Date Expenses on any Business Day from the Original Closing Date to and including the Determination Date relating to the initial Payment Date following the Original Closing Date and to fund distributions to the Equity Owner;

(v)         [reserved];

(vi)        to fund disbursements to any Equity Owner on any day during the Reinvestment Period occurring after the BDC Election Date provided that the Borrower requests that any such Advance be deposited in the Principal Collection Subaccount and complies with the provisions of Section 9.01(e) of this Agreement in connection with any such disbursement thereof.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g)          Opinions as to Collateral. On or before December 31st in each calendar year, commencing in 2013, the Borrower shall furnish to the Agents, the Lenders and DBRS an opinion of counsel, addressed to the Agents, the Lenders and DBRS, relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(h)          Rating Monitoring. On or before December 31st in each calendar year, commencing in 2013, the Borrower shall pay for the ongoing monitoring of the rating of the Facility from DBRS. Promptly after a Responsible Officer of the Borrower has actual knowledge thereof, the Borrower shall promptly notify the Agents and the Collateral Manager in writing (and the Facility Agent shall promptly provide the Lenders with a copy of such notice) if at any time the rating of the Facility has been changed or withdrawn or the rating outlook on the Facility has been changed.

(i)          No Other Business. Since the Original Closing Date, the Borrower has not and shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations, Eligible Investments and the other Collateral in connection therewith (including assets received upon enforcement or work-out) and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement and any business incidental or ancillary thereto.

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(j)          Tax Matters. The Borrower shall (and each Lender and Subordinated Noteholders hereby agree to) treat the Facility, the Revolving Notes and Term Notes as debt of, and the Subordinated Notes as preferred equity in, the Borrower for U.S. federal income tax purposes and will take no contrary position unless otherwise required by appropriate taxing authorities. The Borrower shall at all times maintain its status as either an entity disregarded as an entity separate from its owner or as a U.S. partnership (other than publicly traded partnership treated as a corporation) for U.S. federal income tax purposes. The Borrower shall at all times ensure that for U.S. federal income tax purposes its membership interests and Subordinated Notes are owned or deemed owned within the meaning of Treasury Regulation 301.7701-3  by a U.S. person (as defined by Section 7701(a)(30) of the Code). Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Facility Agent, the Collateral Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction under applicable U.S. federal, state or local law.

(k)          Provision of Information. With respect to each Collateral Obligation, the Borrower will provide to each Rating Agency, each Agent or any Lender all information reasonably requested by such Rating Agency, such Agent or such Lender that is in its possession in its capacity as a lender under such Collateral Obligation or can be obtained by it in such capacity without unreasonable expense provided that neither the Borrower nor the Collateral Manager will be required to disclose any information which it is required by law or contract to keep confidential.

(l)          Retention Requirements. The Borrower shall ensure (by obtaining a signed Retention of Net Economic Interest Letter from a Responsible Officer of the Retention Provider from time to time upon the written request of the Facility Agent) that the Retention Provider (i) at all times holds the Retention Interest in accordance with paragraph (d) of Article 405(1) of the CRR and Article 51(d) of the AIFMD Level 2 Regulation, (ii) has not changed and will not change the manner in which it retains the Retention Interest, except to the extent permitted under the Retention Requirements and (iii) has not entered and will not enter into any credit risk mitigation, short position or any other credit risk hedge or credit risk hedging arrangement of any kind with respect to the Retention Interest, except to the extent permitted under the Retention Requirements.

(m)          Credit Estimate. With respect to each Collateral Obligation which has received a Credit Estimate from DBRS, the Borrower, on or prior to the 367th day after the date of assignment of such Credit Estimate, shall provide updated information available to it relating to such Collateral Obligation as may reasonably be requested by DBRS, and apply to DBRS for an updated Credit Estimate within such 367 day period. Promptly upon the Borrower's receipt of any such updated Credit Estimate from DBRS, the Borrower shall deliver such updated Credit Estimate to the Collateral Agent.

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(n)          Ordinary Course of Business. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(o)          Excess Concentration Loans. Upon any change in the Principal Balance of any Excess Concentration Loan, including, without limitation, as a result of any purchase or sale of an Excess Concentration Loan, the Borrower shall provide the Collateral Agent and the Facility Agent with an updated list of each Excess Concentration Loan and the Principal Balance thereof.

(p)          Subordinated Notes; Priority of Interests. All Subordinated Notes are expressly subordinated to all the Obligations (other than those owed to the Subordinated Noteholders) and shall be subject to the Priority of Payments set forth in Article IX hereof and the Subordinated Noteholder shall take no action to dispute or otherwise seek to modify such terms.

Section 5.02         Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Payment in Full Date:

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b)          Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement or the other Facility Documents.

(c)          Amendments to Constituent Documents and Facility Documents. Except as otherwise provided in this Agreement, it shall not amend, change, waive or otherwise modify or take any action inconsistent with any of the Special Purpose Provisions, any of its Constituent Documents or any Facility Document (other than the Collateral Agent Fee Letter), in each case, without the consent of the Facility Agent. In the event any action is taken in connection with the foregoing, it will promptly notify DBRS of such action.

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(d)          ERISA. It shall not (i) establish any Plan or Multiemployer Plan and shall not become a member of an ERISA Group and (ii) take, or omit to take, any action which would result in any of the assets of the Borrower or any of the Collateral being treated as "plan assets" for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(e)          Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired, except for Permitted Liens and as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f)          Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates any provision of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X, or for any purpose that would cause any of the Lenders to be in violation of Regulation T or Regulation U.

(g)          Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty days' prior written notice to the Agents and takes all actions that either Agent reasonably determines to be necessary to protect and perfect the Collateral Agent's perfected security interest in the Collateral of the Borrower contemplated by this Agreement.

(h)          Transactions with Affiliates. Except as permitted in this Agreement and the other Facility Documents, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Loans, Credit Risk Loans and other Collateral Obligations), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

(i)          Investment Company Restriction. It shall not and it shall not permit the pool of Collateral to become required to register as an "investment company" under the Investment Company Act.

(j)          Subject Laws. It shall not utilize, directly or indirectly, the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(k)          No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Facility or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

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(l)          Indebtedness; Guarantees; Securities; Other Assets. It shall not incur, assume, suffer to exist or guarantee any indebtedness or other liabilities, or issue any securities (other than its Equity), whether debt or equity, in each case other than (i) as expressly permitted by this Agreement and the other Facility Documents (ii) obligations under its Constituent Documents or (iii) pursuant to indemnification, expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Obligations or other property other than as expressly permitted under the Facility Documents.

(m)          Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, except as may be permitted hereby or by the Collateral Management Agreement and (ii) except for Permitted Liens and as otherwise permitted by this Agreement, take any action that would result in the lien of this Agreement to no longer constitute a valid first priority security interest in the Collateral.

(n)          Collateral Management Agreement. It shall not amend the Collateral Management Agreement except pursuant to the terms thereof and Sections 5.02(c) and 7.07 of this Agreement.

(o)          Priority of Payments. Except for the payment of transaction expenses payable in connection with the Original Closing Date and the Restatement Effective Date as contemplated in Section 3.01(j) and Section 3.02(r), respectively, the funding of the Closing Expense Account and distributions made to the Equity Owner on the Original Closing Date, it (or the Collateral Agent on its behalf) shall not disburse any amounts from the Collection Account or Payment Account other than in accordance with the Priority of Payments or as otherwise expressly permitted by this Agreement.

(p)          Subsidiaries. It shall not have or permit the formation of any subsidiaries without (i) the prior written consent of the Facility Agent not to be unreasonably withheld, delayed or conditioned and (ii) satisfaction of the then-current general criteria of DBRS for bankruptcy remote entities which includes, in its Constituent Documents, provisions analogous to the Special Purpose Provisions (as defined in the Borrower LLC Agreement).

(q)          Name. It shall not conduct business under any name other than its own.

(r)          Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s)          Non-Petition. The Borrower shall not be party to any agreement without including customary "non-petition" and "limited recourse" provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any Related Document or any other agreement related to the purchase and sale of any Collateral Obligations which contains customary purchase or sale terms or which is documented using customary loan trading documentation, in each case, if such Related Document or agreement does not contain any provision providing for recourse to the Borrower, including, without limitation, any indemnification obligation.

(t)          Bearer Securities. The Borrower shall not acquire or hold any securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations Section 1.165-12(c) (as determined by the Collateral Manager).

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(u)          Independent Managers. Without limiting anything in the Borrower LLC Agreement, the Borrower shall at all times maintain at least two independent managers or independent directors, each of who (A) for the five year period prior to his or her appointment as independent manager or independent director has not been, and during the continuation of his or her service as independent manager is not: (i) a stockholder (or other interest holder), director, officer, manager, owner, agent, trustee, employee, partner, member, attorney or counsel of the Borrower, the Collateral Manager or any of their Affiliates; (ii) a creditor, customer, supplier of (other than as a supplier of registered agent or registered offices services) of Borrower or any of its Affiliates (other than his or her services as an independent manager, independent director or special member of the Borrower or other Affiliates that are structured to be "bankruptcy remote"), or other Person who derives any of its purchases or revenues from its activities with, the Borrower, the Collateral Manager or any of their Affiliates; (iii) a Person controlling or under common control with any Person excluded from serving as independent manager or independent director under clause (i) or (ii) above; or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as independent manager or independent director under clause (i), (ii) or (iii) above; and (B) is a Professional Independent Manager (as defined below). The criteria set forth above in this Section 5.02(u) are referred to herein as the "Independent Manager Criteria".

A natural person who satisfies the Independent Manager Criteria other than clause (i) above solely by reason of being the independent director or independent manager of a Special Purpose Entity affiliated with the Borrower shall not be disqualified from serving as an independent manager or independent director of the Borrower if such individual is a Professional Independent Manager. A natural person who satisfies the Independent Manager Criteria other than clause (ii) above shall not be disqualified from serving as an independent manager or independent director of the Borrower if such individual is a Professional Independent Manager. For purposes of this Section 5.02(u):

"Professional Independent Manager" means an individual who is employed by a nationally-recognized company that provides professional independent directors or independent managers for Special Purpose Entities and other corporate services in the ordinary course of its business.

"Special Purpose Entity" means a limited liability company or other business entity that is created with the purpose of being "bankruptcy remote" and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity's separateness that are substantially similar to the special purpose provisions of the Borrower LLC Agreement.

Without limiting anything in the Borrower LLC Agreement, in the event that the manager of the Borrower intends to appoint a new independent manager or independent director, the manager or sole member of the Borrower shall provide written notice to the Facility Agent not less than ten days prior to the effective date of such appointment and shall certify in such notice that the designated Person satisfies the Independent Manager Criteria, provided that, if:

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(i)          an independent manager or independent director of the Borrower dies, becomes incapacitated or no longer is employed by the firm that is then providing independent managers or independent directors for the Borrower; or

(ii)         the firm referred to in clause (i) is no longer in the business of providing independent managers or independent directors for Special Purpose Entities generally,

(either of the circumstances in clause (i) or (ii) above, an "Unexpected Replacement") then the manager or sole member of the Borrower shall (A) provide written notice to the Facility Agent as soon as possible thereafter and (B) unless the Facility Agent otherwise objects in writing within 10 days of receipt of such notice, promptly appoint a new independent manager or independent director from the same firm as the deceased or incapacitated or formerly employed independent manager or independent director (in the case of clause (i)) or from another firm that is in the business of providing independent managers or directors for Special Purpose Entities generally (in the case of clause (ii)), in each case as to which the manager or sole member of the Borrower shall certify that the designated Person satisfies the Independent Manager Criteria.

The Borrower hereby confirms that, since the Original Closing Date and as of the Second Restatement Effective Date, each independent manager or independent director of the Borrower (initially, Jennifer A. Schwartz and Ricardo Beausoleil) satisfies the Independent Manager Criteria.

(v)         Changes to Related Documents. The Borrower shall not enter into any amendment, consent, waiver or other modification with respect to a Related Document without the prior written consent of the Facility Agent if such amendment, consent, waiver or other modification would effect a Specified Change, other than any Specified Change resulting from an amendment that the Borrower voted against or withheld its consent (a "Related Document Modification"); provided that during the Reinvestment Period the consent of the Facility Agent shall not be required if, after giving effect to such Related Document Modification, (w) the relevant Collateral Obligation would be eligible to be acquired by the Borrower hereunder, (x) a DBRS Rating is obtained, or updated, for such Collateral Obligation, (y) all Coverage Tests and Collateral Quality Tests would be satisfied (or if any such Collateral Quality Test is not satisfied, such Collateral Quality Test shall be maintained or improved) and (z) no Default or Event of Default shall have occurred and be continuing; provided further that if the Borrower requests the consent of the Facility Agent in connection with a Related Document Modification and the Borrower does not receive a response (either consenting or declining to consent) from the Facility Agent within 10 Business Days of its receipt of such request, then the Facility Agent shall be deemed to have consented to the relevant action.

(w)         Investments; Retention of Funds.

(i)          The Borrower shall not make any investment or acquire any property other than in (A) Collateral Obligations, (B) Eligible Investments and (C) any Equity Securities.

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(ii)         All Interest Proceeds and Principal Proceeds will be applied by the Borrower (or the Collateral Agent on its behalf) only as provided in Sections 2.05, 2.06 and 9.01 and in Article X.

(x)          Hedge Agreements. The Borrower shall not enter into any hedge agreement without (i) the prior written consent of the Facility Agent and (ii) obtaining a Rating Confirmation.

(y)          Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Facility Agent's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.03         Certain Undertakings Relating to Separateness.

(a)          Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Collateral Manager and any Equity Owners and their respective Affiliates) and in furtherance of the foregoing:

(1)         The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person's consolidated financial statements).

(2)         The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(3)         The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (except as may be required for U.S. federal income tax purposes and except for accounting purposes and Investment Company Act purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person's consolidated financial statements).

(4)         The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(5)         The Borrower has observed, and shall observe all (A) Delaware limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity without the prior written consent of the Required Lenders.

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(6)         The Borrower does not, and shall not, (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(7)         Except for income tax and consolidated accounting purposes, the Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(8)         Except for income tax purposes, the Borrower shall not identify itself as a division of any other Person.

(9)         The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(10)        The Borrower shall not use its separate existence to perpetrate a fraud in violation of applicable law.

(11)        The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.

(12)        Except as permitted by this Agreement and the other Facility Documents, the Borrower shall maintain an arm's length relationship with its Affiliates and the Collateral Manager.

(13)        Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(14)        Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Collateral Manager, its Affiliates or any other Person.

(15)        The Borrower shall not make loans or advances to any Person, except for the Collateral Obligations and as permitted by or pursuant to the Facility Documents.

(16)        The Borrower shall make no transfer of its assets except as permitted by or pursuant to the Facility Documents.

(17)        The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

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(18)        The Borrower shall not acquire obligations or securities issued by its members.

(19)        The Borrower shall use separate stationary, invoices and checks.

(20)        The Borrower shall correct any known misunderstanding regarding its separate identity.

(21)        The Borrower shall intend to maintain adequate capital in light of its contemplated business operations.

(22)        The Borrower shall at all times be organized as a single-purpose entity with organizational documents substantially similar to those in effect on the Original Closing Date together with any amendments or modifications thereto as permitted thereunder.

(23)        The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any "substantive non-consolidation" opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

Section 5.04         Credit Estimates; Failure to Have a DBRS Long Term Rating.

(a)          If at any time a Collateral Obligation does not have a DBRS Long Term Rating, then the Borrower shall, within 10 Business Days after (x) the origination or purchase of such Collateral Obligation or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Obligation, apply to DBRS for a Credit Estimate, which shall be the DBRS Risk Score for such Collateral Obligation; provided that if the DBRS Risk Score of a Collateral Obligation is determined based on a Credit Estimate, such Credit Estimate must be updated at least annually.

(b)          If the Borrower is in the process of obtaining a Credit Estimate in respect of a Collateral Obligation, at all times until the DBRS Risk Score for such Collateral Obligation (based on a Credit Estimate) is assigned, the DBRS Risk Score of such Collateral Obligation shall be:

(i)          40.0600 for the first 90 days from the acquisition of such Collateral Obligation; provided that if two or more Credit Estimate has been received by the Borrower since the Second Restatement Effective Date of 48.2625 or higher (for the avoidance of doubt, this proviso shall not include any Collateral Obligations that DBRS declines to, or is unable to, provide a Credit Estimate), then the DBRS Risk Score for all subsequently acquired Collateral Obligations for which Credit Estimates shall have been requested and not obtained shall be 48.2625 for the first 90 days from the acquisition of such Collateral Obligation; and further provided that if three or more Credit Estimate has been received consecutively by the Borrower of 31.8670 or lower, then the DBRS Risk Score for the next acquired Collateral Obligation for which Credit Estimates shall have been requested and not obtained shall be 40.0600 for the first 90 days from the acquisition of such Collateral Obligation and the DBRS Risk Score for any subsequently acquired Collateral Obligation shall be determined by referencing the beginning of this clause; and

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(ii)         after 90 days from the acquisition of such Collateral Obligation, unless such Collateral Obligation has received a Credit Estimate, the DBRS Risk Score shall be 77.4104.

(c)          If the Borrower is not in the process of obtaining a Credit Estimate or DBRS declines to, or is unable to, provide a Credit Estimate in respect of any Collateral Obligation and such Collateral Obligation does not have a DBRS Long Term Rating, such Collateral Obligation will be deemed to have a DBRS Risk Score of 77.4104.

Article VI

EVENTS OF DEFAULT

Section 6.01         Events of Default.

"Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          a default in the payment, when due and payable, of (i) any interest on the Advances or any Commitment Fee in respect of the Facility and such default continues for three Business Days, (ii) any principal of any Advance on the Final Maturity Date or (iii) any principal of, or interest or Deferred Interest on the Subordinated Notes, on the Final Maturity Date (which default pursuant this clause (iii) may be waived in writing by 100% of the Subordinated Noteholders); provided that, in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for three Business Days after a Responsible Officer of the Collateral Agent or Collateral Manager receives written notice or has actual knowledge of such administrative error or omission; or

(b)          (i) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments, and such default continues for three Business Days; or (ii) a default in the payment of any amounts due and owing on any Payment Date in respect of the Facility, other than any amounts described under clauses (a) and (b)(i) of this Section 6.01, and such default continues for three Business Days; provided that, in the case of a failure to disburse due to an administrative error or omission by the Collateral Agent, such failure continues for three Business Days after a Responsible Officer of the Collateral Agent or Collateral Manager receives written notice or has actual knowledge of such administrative error or omission; or

(c)          either of the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act; or

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(d)          except as otherwise provided in this Section 6.01, a default in a material respect in the performance, or breach in a material respect, of any other covenant or other agreement of the Borrower or the Collateral Manager under any Facility Document to which it is party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Coverage Test or the Advance Rate Test is not an Event of Default), or the failure of any representation or warranty of the Borrower or the Collateral Manager made in any Facility Document to which it is a party or in any certificate or other writing delivered by it pursuant thereto or in connection therewith to be correct in each case in all material respects when the same shall have been made (other than any such defaults, breaches or failures that individually or collectively could not reasonably be expected to have a Material Adverse Effect, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (x) written notice thereof to the Borrower or the Collateral Manager, as applicable (which may be by e-mail) by either Agent or the Collateral Manager, in each case specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder and (y) actual knowledge by any Responsible Officer of the Borrower or the Collateral Manager, as applicable; or

(e)          the entry of a decree or order by a court having competent jurisdiction adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other similar applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f)          the institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent of the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment in a proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or the making by Borrower of an assignment for the benefit of creditors, or the admission by the Borrower in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action; or

(g)          the EOD OC Ratio is less than 120% (an "EOD OC Ratio Failure") for more than three consecutive Business Days; or

(h)          (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within 15 days from the date of entry thereof, or (2) the Borrower shall have made payments of amounts in excess of $1,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds or if funded solely with new contributions of cash equity or amounts that are available to be disbursed to the Borrower pursuant to the Priority of Payments); or

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(i)          a default in the performance of or compliance with or a breach of any obligation of the Borrower contained in any of the Special Purpose Provisions or Section 5.02(u) such that reputable counsel of national standing could no longer render a substantive non-consolidation opinion with respect thereto; or

(j)          an Insolvency Event relating to the Collateral Manager occurs; or

(k)          (1) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager, (2) the Borrower or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien or security interest thereunder, or (3) any Lien or security interest securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Collateral Agent except for Permitted Liens and as otherwise expressly permitted in accordance with the applicable Facility Document; or

(l)          (1) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such Lien shall not have been released within ten Business Days of the date that the Borrower is notified in writing of such Lien, (2) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such Lien shall not have been released within five Business Days, unless in each case a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $500,000), or (3) the occurrence of an ERISA Event; or

(m)         the occurrence of a Change in Control; or

(n)          the occurrence of an act (or failure to act) by the Borrower or any subsidiary of the Borrower, if any, that constitutes gross negligence, willful misconduct or fraud or the Borrower or any subsidiary of the Borrower being indicted for a criminal offense materially related to the performance of its obligations under this Agreement or any other Facility Document or in the performance by it, if any, of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in connection with this Agreement and the other Facility Documents; or

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(o)          (1) the occurrence of one or more acts (including any failure(s) to act) by the Collateral Manager or any of its executive officers that constitutes fraud (as determined in an adjudication by a court of competent jurisdiction) in the performance of its, his or her obligations under this Agreement or any other Facility Document or in the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager under this Agreement and any other Facility Document; or (2) the Collateral Manager, or any executive officer of the Collateral Manager is indicted for a criminal felony offense materially related to the performance of its, his or her obligations under this Agreement or any other Facility Document or in the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in this Agreement and the other Facility Documents; or (3) the occurrence of one or more acts (including any failure(s) to act) by any Investment Adviser Affiliate or any executive officer thereof or any employee thereof who acts as an executive officer of the Collateral Manager that constitutes fraud (as determined in an adjudication by a court of competent jurisdiction) in the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager under this Agreement and the other Facility Documents and such event would reasonably be expected to have a Material Adverse Effect; or (4) any Investment Adviser Affiliate or any executive officer thereof is indicted for a criminal felony offense materially related to the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in this Agreement and the other Facility Documents and such event would reasonably be expected to have a Material Adverse Effect; or

(p)          None of the Transferor, an Approved Affiliate or any successor Collateral Manager appointed in accordance with the provisions of the Collateral Management Agreement is the Collateral Manager.

Upon a Responsible Officer thereof obtaining written notice or actual knowledge of the occurrence of an Event of Default, each of (i) the Borrower, (ii) the Collateral Agent and (iii) the Collateral Manager shall notify each other, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default known to the Collateral Agent, the Collateral Agent shall promptly notify the Facility Agent (which will notify the Lenders promptly) and DBRS of such Event of Default in writing, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing. Upon a Responsible Officer thereof obtaining actual knowledge of a failure to pay or a failure to disburse due to an administrative error or omission, each of the Collateral Agent and the Collateral Manager shall notify the other party within one Business Day of obtaining such actual knowledge.

Upon the occurrence of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Facility Agent (at the direction of 100% of the Lenders or, to the extent there are no Advances or Commitments outstanding (or the Event of Default occurred under Section 6.01(a)(iii)), 100% of the Subordinated Noteholders), by notice to the Collateral Agent and the Borrower, may do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.10) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower, and any such amounts payable shall be paid in accordance with Section 9.01(c); provided that, upon the occurrence of any Event of Default described in clause (e) or (f) of this Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

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Article VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01         Grant of Security.

(a)          The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower's right, title and interest in, to and under the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the "Collateral"):

(i)          all Collateral Obligations, Equity Securities and Eligible Investments, both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(ii)         each Covered Account and all money, all instruments, all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account), and all other property from time to time on deposit in or credited to each Covered Account;

(iii)        all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Obligations, Equity Securities and Eligible Investments which the Borrower is entitled to receive, including all Collections;

(iv)        each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)         all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi)        all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations of the Borrower, including any of the same relating to the assets and property described in the foregoing clauses (i) through (v) (in each case as defined in the UCC);

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(vii)       all other property of the Borrower, including any such other property otherwise delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Obligations, Equity Securities or Eligible Investments);

(viii)      all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)         all Proceeds of any and all of the foregoing.

For the avoidance of doubt, the Excluded Loan shall not be a part of the Collateral granted to the Collateral Agent pursuant to this Section 7.01(a).

(b)          All terms used in this Section 7.01 that are defined in the UCC shall have the respective meanings assigned to such terms in the UCC.

Section 7.02         Release of Security Interest.

(a)          Upon deposit into the Payment Account of all required amounts then required to be deposited to effect a Payment in Full in accordance with this Agreement and termination of all Commitments in accordance with this Agreement, and upon receipt of a certificate of a Responsible Officer of the Borrower or of the Collateral Manager on behalf of the Borrower as provided in Section 8.07(e) and written request therefor, the Collateral Agent, on behalf of the Secured Parties, shall, upon execution of the Payoff Letter, terminate and release its Lien on the Collateral and transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the related Collateral and all future monies due or to become due with respect thereto, any Related Property and all Proceeds of such Collateral, and recoveries relating thereto, all rights to security for any such Collateral, and all Proceeds and products of the foregoing. In addition, the Collateral Agent, at the expense of the Borrower, will (i) execute such instruments of release with respect to the Collateral in recordable form if necessary, in favor of the Borrower or its designees as the Borrower or the Collateral Manager may reasonably request, (ii) deliver to the Borrower or its designees any portion of the Collateral (including the applicable Related Documents) in its possession as identified to it by the Borrower or by the Collateral Manager and (iii) otherwise take such actions as requested by the Borrower or by the Collateral Manager in writing as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral and transfer the same to the Borrower or its designees.

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(b)         Except as otherwise provided in Section 7.02(a) in connection with a Payment in Full and the termination of the Commitments, upon the sale, substitution or disposition of any Collateral by the Borrower or by the Collateral Manager on behalf of the Borrower in compliance with the terms and conditions of this Agreement (including Article 10 and the delivery of the certification required by Section 10.01(a)), on the date of any such sale, substitution or other disposition upon deposit into the Collection Account of all required amounts then required to be deposited with respect thereto under this Agreement, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release its Lien on the related Collateral and, at the expense and the written direction of the Borrower, transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the related Collateral and all future monies due or to become due with respect thereto, any Related Property and all Proceeds of such Collateral, and recoveries relating thereto, all rights to security for any such Collateral, and all Proceeds and products of the foregoing. In addition, the Collateral Agent, at the expense of the Borrower, will (i) execute such instruments of release with respect to the portion of the Collateral to be so sold, substituted or transferred in recordable form if necessary, in favor of the Borrower or its designee as the Borrower or the Collateral Manager may reasonably request, (ii) deliver to the Borrower or its designee any portion of the Collateral (including the applicable Related Documents) to be so sold, substituted or transferred in its possession as identified to it by the Borrower or by the Collateral Manager and (iii) otherwise take such actions as requested by the Borrower or the Collateral Manager in writing as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties on the portion of the Collateral to be so sold, substituted or transferred.

(c)          Any and all actions under this Section 7.02 in respect of the Collateral shall be without any recourse to, or representation or warranty by, the Collateral Agent or any Secured Party and shall be at the sole cost and expense of the Borrower.

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Section 7.03         Rights and Remedies.

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees may, and shall at the direction of the Facility Agent (at the direction of 100% of the Lenders or, to the extent there are no Advances or Commitments outstanding, 100% of the Subordinated Noteholders), and in each case, where applicable subject to the terms of the Related Documents (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if Advances have been accelerated following an Event of Default, sell or otherwise dispose of the Collateral, all without judicial process or proceedings, unless the Borrower (x) within five Business Days of such acceleration gives written notice to the Agents that it intends to make a Payment in Full and (y) makes a Payment in Full within five Business Days of giving such notice; provided that, for the avoidance of doubt, the Borrower and any of its Affiliate may bid for the Collateral in any such sale; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender, all or any part of the Collateral; (vi) enforce the Borrower's rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent and the Secured Parties agree that the Collateral Agent will not, nor will any Secured Party direct the Collateral Agent to, deliver a Notice of Exclusive Control (as such term is defined in the Account Control Agreement) or instruction under the Account Control Agreement until the occurrence of an Event of Default.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent or the Facility Agent but subject to the requirements of the Related Documents, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

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All sums paid or advanced by the Collateral Agent or the Lenders in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys' fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent or the Lenders, as applicable, from time to time on demand in accordance with Section 9.01(c) and shall constitute and become a part of the Obligations secured hereby.

To the extent permitted by law, without the prior written consent of all of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Section 7.04         Remedies Cumulative.

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05         Related Documents.

(a)          The Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Documents relating to the Collateral within two Business Days of receipt and (ii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of such Agent.

(b)          The Borrower agrees that, to the extent the same shall be in the Borrower's possession, it will hold all Related Documents in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

Section 7.06         Borrower Remains Liable.

(a)          Except as may be necessary in connection with any assignment of the Collateral to the Collateral Agent or its designee pursuant to the first sentence of the second paragraph of Section 7.03, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

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(b)          No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption. The Borrower agrees to indemnify, defend and hold harmless the Agents and the other Secured Parties from any loss, liability or expense incurred as a result of any claim that any such obligation or liability has been so assumed.

Section 7.07         Assignment of Collateral Management Agreement and the Master Transfer Agreement.

(a)          The Borrower hereby acknowledges that its grant contained in Section 7.01 includes all of the Borrower's estate, right, title and interest in, to and under the Collateral Management Agreement and the Master Transfer Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder, and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b)          The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Collateral Management Agreement or such other documents be imposed on the Agents.

(c)          Upon the occurrence of the Final Maturity Date (or, if earlier, the Payment in Full of all of the Obligations and the termination of all of the Commitments), the payment of all Obligations and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement and the other documents referred to in this Section 7.07 shall revert to the Borrower, and no further instrument or act shall be necessary to evidence such termination and reversion but the Collateral Agent will provide such instruments upon request of the Borrower or the Collateral Manager on its behalf pursuant to Section 7.02(a).

(d)          The Borrower represents that the Borrower has not executed any other assignment of the Collateral Management Agreement or the Master Transfer Agreement.

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(e)          The Borrower agrees that this assignment is irrevocable until the Payment in Full of all Obligations (other than unasserted contingent obligations) and the terminations of all Commitments, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)          The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i)          The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii)         The Collateral Manager shall acknowledge that the Borrower is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties.

(iii)        Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof.

Section 7.08         Protection of Collateral.

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(i)          grant security more effectively on all or any portion of the Collateral;

(ii)         maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien (subject to clause (ii) of the definition of Permitted Liens) or carry out more effectively the purposes hereof;

(iii)        perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations)

(iv)        enforce any of the Collateral or other instruments or property included in the Collateral;

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(v)         preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all Persons and parties;

(vi)        pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral; and

(vii)       file precautionary UCC-1 financing statements and related continuation statements, in each case, naming the Borrower as secured party and the assignor under the Master Transfer Agreement as debtor in respect of the Collateral Obligations from time to time purchased by the Borrower thereunder.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file all UCC-1 financing statements, continuation statements and other instruments, and take all other actions, required pursuant to this Section 7.08. Such designation shall not impose upon the Collateral Agent, or release or diminish, the Borrower's obligations under this Section 7.08.

Article VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01         Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in a Covered Account and in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established as a single segregated securities account held in trust and maintained under the Account Control Agreement with (a) a federal or state-chartered depository institution having DBRS Ratings of at least "A (high)" and "R-1 (middle)" and, if such institution's DBRS Ratings falls below such levels, then the assets held in such Covered Account shall, upon direction of the Facility Agent following notice to the Facility Agent, the Borrower and the Collateral Manager from the Collateral Agent, be moved within 30 days to another institution that has such DBRS Ratings or (b) in segregated securities accounts held in trust with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

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Section 8.02         Collection Account.

(a)          In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Collection Account, subject to the lien of the Collateral Agent", which was designated as the "Collection Account", which has been and shall be maintained with the Custodian in accordance with the Account Control Agreement and which has been and shall be subject to the lien of the Collateral Agent. In addition, the Collateral Agent has maintained within the Collection Account two segregated subaccounts, one of which has been designated the "Interest Collection Subaccount" and one of which has been designated the "Principal Collection Subaccount". The Collateral Agent shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.05(a), immediately upon receipt thereof all Interest Proceeds received by the Collateral Agent. The Collateral Agent shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.05(a), all Principal Proceeds received by the Collateral Agent, unless, as directed by the Collateral Manager, simultaneously reinvested in additional Collateral Obligations in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04 or required to be deposited into the Excess Concentration Loan Account pursuant to Section 8.03(d)). All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. All amounts in the Collection Account shall be reinvested pursuant to Section 8.05(a). The Borrower shall instruct all Obligors to remit all their payments in respect of the Collateral Obligations into the Collection Account in accordance with this Agreement. If the Borrower receives any Collections directly, the Borrower shall remit any such Collections to the Collection Account (or one or more subaccounts thereof) within 2 Business Days of receipt thereof. In the event the Collateral Agent receives any amounts or collections in respect of the Excluded Loan, the Collateral Agent shall, upon receiving a written direction of the Collateral Manager, which may be in the form of standing instructions, remit such amounts or collections to an account to be designated by the Collateral Manager.

(b)          [reserved].

(c)          At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager may by delivery of a certificate of a Responsible Officer of the Collateral Manager direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and from Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation and reinvest such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article X and such certificate. At any time as of which no funds are on deposit in the Revolving Reserve Account, the Collateral Manager may by delivery of a certificate of a Responsible Officer direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower's funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

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(d)          The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on or before the Business Day preceding each Payment Date, any amounts then held in the Collection Account other than Interest Proceeds or Principal Proceeds received after the end of the Collection Period with respect to such Payment Date (and not otherwise designated for deposit into the Revolving Reserve Account or the Excess Concentration Loan Account or for reinvestment by the Collateral Manager or to be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations) and as described in the Payment Date Report for such Payment Date.

(e)          In connection with any Mandatory Revolving Conversion Date, subject to the automatic netting of amounts between any Revolving Lender that is also a Term Lender pursuant to Section 2.01, the Collateral Agent shall, at the direction of the Borrower, (i) withdraw funds on deposit in the Principal Collection Subaccount representing the Borrower's repayment of the Required Conversion Amount to the applicable Revolving Lenders and remit such funds as directed by the applicable Revolving Lender; and (ii) disburse funds on deposit in the Principal Collection Subaccount representing each Term Lender's Percentage of the applicable Required Conversion Amount to and as directed by the Borrower.

Section 8.03         Transaction Accounts.

(a)          Payment Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Payment Account, subject to the lien of the Collateral Agent", which has been designated as the "Payment Account", which has been and shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which has been and shall be subject to the lien of the Collateral Agent. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Payment Account in accordance with this Agreement and the Priority of Payments.

(b)          Custodial Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Custodial Account, subject to the lien of the Collateral Agent", which has been designated as the "Custodial Account", which has been and shall be maintained by the Borrower with the Custodian in accordance with this Agreement and the Account Control Agreement and which has been and shall be subject to the lien of the Collateral Agent. All Collateral Obligations shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Custodial Account in accordance with this Agreement and the Priority of Payments.

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(c)          Lender Funding Account.

(i)          The Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Lender Funding Account, subject to the lien of the Collateral Agent", which shall be designated as the "Lender Funding Account", which has been and shall be maintained by the Borrower with the Custodian and which has been and shall be subject to the lien of the Collateral Agent. The Lender Funding Account may contain any number of subaccounts for the purposes described in this Section 8.03(c). The only permitted deposits to or withdrawals from the Lender Funding Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Lender Funding Account in accordance with this Agreement.

(ii)         If any Lender shall at any time deposit any amount in the Lender Funding Account in accordance with Section 2.16, then (x) the Collateral Agent shall create a segregated subaccount of the Lender Funding Account with respect to such Lender (the "Lender Funding Subaccount" of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Lender Funding Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Funding Subaccount shall be as specified in this Section 8.03(c).

(iii)        With respect to any Lender, the deposit of any funds in the applicable Lender Funding Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Advances. However, from and after the establishment of a Lender Funding Subaccount, the obligation of such Lender to advance funds as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Funding Subaccount in the amount of such Lender's pro rata share of such Borrowing as directed by the Facility Agent. All payments of principal from the Borrower with respect to Advances made by such Lender (whether or not originally funded from such Lender Funding Subaccount) shall be made by depositing the related funds into such Lender Funding Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Funding Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Funding Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv)        On any Business Day, any Lender may provide written notice to the Collateral Agent, certifying as to the amount of such Lender's undrawn Commitment as of such date.  If the sum of the amount of funds on deposit in the applicable Lender Funding Subaccount with respect to such Lender as of such date exceeds such Lender's undrawn Commitment at such time (whether due to a reduction in the Total Commitment or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Lender Funding Subaccount in an aggregate amount equal to such excess.

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(v)         If at any time a Lender provides written notice to the Borrower and the Agents that it no longer wishes to maintain funds in its Lender Funding Subaccount, then all funds then held in the relevant Lender Funding Subaccount (after giving effect to any Borrowings in respect of the Advances that are to be made on such date) shall be withdrawn from such Lender Funding Subaccount and remitted to such Lender, and thereafter all payments with respect to Advances made by such Lender shall be paid directly to such Lender in accordance with the terms of this Agreement; provided that such Lender has provided prior written notice to DBRS and the Collateral Agent and is no longer subject to Section 2.16.

(vi)        Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Funding Subaccount, the Collateral Agent shall invest and reinvest such funds in the BNY Mellon Cash Reserve, which is an Eligible Investment of the type described in clause (ii) of the definition of the term "Eligible Investments" that mature overnight. Interest received on such Eligible Investments shall be retained in such Lender Funding Subaccount and be invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Funding Subaccount, and any loss resulting from such investments shall be charged to such Lender Funding Subaccount. None of the Borrower, the Collateral Manager or the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Funding Subaccount resulting from any loss relating to any such investment.

(d)          Excess Concentration Loan Account.

(i)          The Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Excess Concentration Loan Account, subject to the lien of the Collateral Agent", which has been designated as the "Excess Concentration Loan Account", which has been and shall be maintained by the Borrower with the Custodian and which has been and shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Excess Concentration Loan Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Excess Concentration Loan Account in accordance with this Agreement.

(ii)         The Collateral Agent shall from time to time deposit into the Excess Concentration Loan Account immediately upon notice from the Collateral Manager to do so, that portion of the Excess Concentration Principal Proceeds received by the Collateral Agent and held in the Principal Collection Subaccount that are directed by the Collateral Manager to be deposited into the Excess Concentration Loan Account. All Monies deposited from time to time in the Excess Concentration Loan Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. If the Borrower receives any Excess Concentration Principal Proceeds directly, the Borrower shall remit any such Excess Concentration Principal Proceeds to the Collection Account within two (2) Business Days after receipt thereof.

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(iii)        The Collateral Agent shall transfer to the Principal Collection Subaccount any Excess Concentration Principal Proceeds remaining on deposit in the Excess Concentration Loan Account on the Determination Date following deposit of such Excess Concentration Principal Proceeds to the extent that such amounts have not been distributed pursuant to Section 9.01(d).

Section 8.04         The Revolving Reserve Account; Fundings.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Revolving Reserve Account, subject to the lien of the Collateral Agent", which has been designated as the "Revolving Reserve Account", which has been and shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which has been and shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall have legal, equitable and beneficial interest in the Revolving Reserve Account in accordance with this Agreement and the Priority of Payments.

Upon the purchase of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan or, if necessary, within two Business Days following the Commitment Termination Date, funds shall be withdrawn by the Collateral Agent at the direction of the Collateral Manager from the Principal Collection Subaccount and deposited in the Revolving Reserve Account, (i) during the Reinvestment Period, in an amount sufficient to ensure no Commitment Shortfall exists as of such time, and (ii) at all times, within two Business Days after the last day of the Reinvestment Period, equal to the aggregate unfunded commitments in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans; provided that, if funds in the Principal Collection Subaccount are not sufficient under this clause (ii) then an Advance under this Facility shall be made (the amount required to be on deposit at all times in the Revolving Reserve Account pursuant to such clause (i) or (ii), as applicable, the "Revolving Reserve Required Amount").

Fundings of Revolving Collateral Loans and Delayed Drawdown Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then amounts on deposit in the Principal Collection Subaccount and finally, prior to or on the Commitment Termination Date, available Borrowings.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 8.05, and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. So long as no Event of Default pursuant to Section 6.01(e) or (f) has occurred and is then continuing, all funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Collateral Manager shall promptly notify the Collateral Agent in writing of the amount thereof, the Collateral Agent shall remit such excess to the Principal Collection Subaccount, and such amounts will be treated as Principal Proceeds.

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Section 8.05         Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent.

(a)          Prior to the occurrence of an Event of Default, unless otherwise directed by the Collateral Manager, the Collateral Agent shall invest all funds on deposit in the Collection Account and the Revolving Reserve Account in the BNY Mellon Cash Reserve, which is an Eligible Investment of the type described in clause (ii) of the definition of the term "Eligible Investments" maturing not later than the earlier of (i) thirty days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If, after the occurrence of an Event of Default, the Facility Agent shall not have given investment directions to the Collateral Agent for three consecutive days, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in the BNY Mellon Cash Reserve, which is an Eligible Investment of the type described in clause (ii) of the definition of the term "Eligible Investments" maturing not later than the earlier of (i) thirty days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Should any such specific Eligible Investment be unavailable, and in the absence of another proper investment instruction, all such funds shall be held uninvested. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Collateral Agent shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, except with respect to investments in obligations of the Collateral Agent or any Affiliate thereof.

(b)          The Collateral Agent agrees to promptly give the Borrower any notice a Responsible Officer of it receives relating to any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, including any notice that states any Covered Account or any funds on deposit or otherwise credited to a Covered Account has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian or an entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or state authority, having DBRS Ratings of at least "A (high)" and "R-1 (middle)" and having an office within the United States.

(c)          The Collateral Agent shall supply, in a timely fashion, to the Borrower, DBRS and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower, DBRS or the Collateral Manager may from time to time reasonably request with respect to the Collateral Obligations, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 8.06 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Borrower's obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager copies of notices, requests for consent and other writings received by it from the Obligor or guarantor of any Collateral Obligation, the issuer of any Equity Security or from any Clearing Agency with respect to any Eligible Investment (including, without limitation, requests to vote, requests for consent with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from any such Obligor, guarantor or issuer.

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Section 8.06         Accountings.

(a)          Monthly. On each Monthly Report Date, the Borrower (or the Collateral Agent on its behalf) shall compile and provide (or cause to be compiled and provided) to DBRS, the Agents, the Collateral Manager and the Lenders, a monthly report on a settlement basis (each a "Monthly Report"), determined as of the close of business on the related Monthly Report Determination Date. The first Monthly Report was delivered in October 2012 and the final Monthly Report shall be delivered on the Final Maturity Date. The Monthly Report for a Monthly Report Period shall contain the information with respect to the Facility and the Collateral Obligations and Eligible Investments included in the Collateral set forth in Part 1 of Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such Monthly Report Period.

Simultaneous with the delivery of each Monthly Report, the Borrower (or the Collateral Manager) shall provide a certificate to DBRS, the Lenders and the Agents certifying that no Default or Event of Default occurred during the Monthly Report Period covered by such Monthly Report or if any Default or Event of Default occurred during such Monthly Report Period, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

In addition, the Collateral Manager shall provide for inclusion in each Monthly Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Obligation that became effective during the Monthly Report Period.

Three Business Days prior to each Monthly Report Date, the Borrower (or the Collateral Agent on its behalf) shall deliver to the Collateral Manager a draft of the Monthly Report relating to such Monthly Report Date. Upon receipt of each draft Monthly Report, the Collateral Manager shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Collateral and shall, within two Business Days after receipt of such draft Monthly Report, notify the Borrower and the Collateral Agent if the information contained in the draft Monthly Report does not conform to the information maintained by the Collateral Manager with respect to the Collateral. In the event that any discrepancy exists, the Collateral Agent and the Collateral Manager shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Collateral Manager shall within one Business Day request that a firm of independent certified public accountants of nationally recognized standing appointed by the Borrower review such draft Monthly Report and the records of the Collateral Agent to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the records of the Collateral Agent, the Monthly Report or the records of the Collateral Agent shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Agreement and notice of any error in the Monthly Report shall be sent as soon as practicable by the Borrower to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

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(b)          Payment Date Accounting. The Borrower (or the Collateral Agent on its behalf) shall render an accounting (each, a "Payment Date Report"), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Collateral Manager, DBRS and each Lender not later than the Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth in Part 2 of Schedule 2 hereto.

(c)          Interest Rate Notice. The Collateral Agent shall include in each Payment Date Report a notice setting forth the interest rate for the Advances for the Interest Accrual Period preceding the next Payment Date as established by the Calculation Agent pursuant to Section 2.04(b).

(d)          Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 8.06 as a result of the failure of the Borrower (or the Collateral Agent on its behalf) to provide such information or reports, the Collateral Manager shall be entitled to retain an independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such independent certified public accountant shall be paid by the Borrower.

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Section 8.07         Release of Collateral.

(a)          If no Event of Default has occurred and is continuing, the Borrower or the Collateral Manager may, by delivery of a certificate of a Responsible Officer, deliver to the Collateral Agent at least one Business Day prior to the settlement date for any sale or substitution of Collateral certifying that the sale or substitution of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such Collateral from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent shall promptly deliver any such Collateral, if an instrument in physical form, duly endorsed to the Person designated in such certificate or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price or replacement Collateral Obligation therefor as specified by the Borrower or the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any Collateral which is a security in physical form for examination in accordance with street delivery custom.

(b)          Subject to the terms of this Agreement, the Collateral Agent shall upon the delivery of a certificate of a Responsible Officer of the Borrower (or the Collateral Manager) (i) deliver any Collateral, and release or cause to be released such Collateral from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c)          Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an "Offer") or any request for a waiver, consent, amendment or other modification, in each case, with respect to any Collateral, the Collateral Agent shall notify the Collateral Manager of such Offer or request. Unless the Advances have been accelerated following an Event of Default, the Collateral Manager may direct (x) the Collateral Agent to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Agreement such Collateral in accordance with the terms of the Offer against receipt of payment or exchange therefor, or (y) the Borrower or the Collateral Agent to agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d)          As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase or substitution of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(e)          The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower to the effect that Payment in Full has occurred or will contemporaneously occur in connection with the release of the Collateral from the Lien of this Agreement and that all other conditions precedent to the release of the Collateral from the Lien of this Agreement have been satisfied, and upon written request therefor, release any remaining Collateral from the Lien of this Agreement in accordance with Section 7.02(a).

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(f)          Any security, Collateral Obligation or amounts that are released pursuant to Section 8.07(a), (b) or (c) shall be and hereby are released from the Lien of this Agreement.

Section 8.08         [Reserved].

Section 8.09         Reports to DBRS.

In addition to the information and reports specifically required to be provided to DBRS pursuant to the terms of this Agreement, the Borrower shall provide DBRS with all information or reports delivered to the Collateral Agent hereunder, and such additional information with respect to the Borrower or the Collateral as DBRS may from time to time reasonably request; provided that the Borrower shall not be required to deliver any information which it is required by law or contract to keep confidential.

Section 8.10         [Reserved].

Section 8.11         [Reserved].

Section 8.12         Closing Expense Account.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Original Closing Date, has established at the Custodian a single, segregated securities account held in trust and titled the "WhiteHorse Finance Warehouse, LLC Closing Expense Account, subject to the lien of the Collateral Agent", which has been designated as the "Closing Expense Account", which has been and shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which has been and shall be subject to the lien of the Collateral Agent. The only permitted withdrawals from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.12. The Borrower shall not have any legal, equitable or beneficial interest in the Closing Expense Account other than in accordance with this Agreement and the Priority of Payments.

On the Original Closing Date, the Borrower deposited the Closing Expense Account Amount into the Closing Expense Account. On any Business Day from the Original Closing Date to and including the Determination Date relating to the initial Payment Date following the Original Closing Date, the Collateral Agent applied funds from the Closing Expense Account, as directed by the Borrower, to pay all Closing Date Expenses; provided that the fees and expenses of Natixis, Ashurst LLP, Sidley Austin LLP, Chapman and Cutler LLP and DBRS that have been invoiced for payment on the Original Closing Date in respect of Closing Date Expenses were paid by the Borrower on the Original Closing Date. On the Determination Date relating to the initial Payment Date following the Original Closing Date, all funds remaining in the Closing Expense Account after payment of the Closing Date Expenses on or prior to such Determination Date were deposited in the Collection Account as Interest Proceeds.

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On the Restatement Effective Date, the Borrower shall deposit the Restatement Date Expense Account Amount into the Closing Expense Account. On any Business Day from the Restatement Effective Date to and including the Determination Date relating to the Payment Date following the Restatement Effective Date, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay all Restatement Effective Date Expenses; provided that the fees and expenses of Natixis, Ashurst LLP, Dechert LLP, Chapman and Cutler LLP and DBRS that have been invoiced for payment on the Restatement Effective Date in respect of Restatement Effective Date Expenses shall be paid by the Borrower on the Restatement Effective Date. On the Determination Date relating to the second Payment Date following the Restatement Effective Date, all funds remaining in the Closing Expense Account after payment of the Restatement Effective Date Expenses on or prior to such Determination Date shall be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed.

By delivery of a certification of a Responsible Officer (which may be in the form of standing instructions), the Borrower or the Collateral Manager may at any time direct the Collateral Agent to, and, upon receipt of such certification, the Collateral Agent shall, invest all funds remaining in the Closing Expense Account as so directed in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Interest Collection Account as Interest Proceeds as it is received.

Section 8.13         Collateral Reporting.

(a)          The Collateral Agent shall perform (or shall have performed in the case of clause (i) below) the following functions:

(i)          create a Collateral database within 30 days of the Original Closing Date;

(ii)         permit access to the information in the Collateral database to the Collateral Manager and the Borrower;

(iii)        update the Collateral database promptly for ratings changes;

(iv)        update the Collateral database promptly for Collateral Obligations, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to loan amounts or interest rates;

(v)         prepare and arrange for the delivery of each Monthly Report and Payment Date Report; and

(vi)        provide the Collateral Manager with such other information as may be reasonably requested by the Collateral Manager and as is within the possession of the Collateral Agent.

(b)          Not later than 3 Business Days prior to each Monthly Report Date or the close of business on each Determination Date preceding a Payment Date with respect to each Monthly Report or Payment Date Report required to be provided by the Borrower pursuant to Sections 8.06(a) and 8.06(b)), as applicable, the Collateral Agent shall calculate, using the information contained in the Collateral database created by the Collateral Agent and any other Collateral information normally maintained by the Collateral Agent, and subject to the Collateral Agent's receipt from the Collateral Manager of information with respect to the Collateral that is not contained in such Collateral database or normally maintained by the Collateral Agent, each item required to be stated in such Monthly Report or Payment Date Report.

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(c)          Upon notification by the Collateral Manager of a proposed purchase of any Collateral Obligation pursuant to this Agreement (accompanied by such information concerning the Collateral Obligation to be purchased as may be necessary to make the calculations referred to below), the Collateral Agent shall calculate each criterion included in the Eligibility Criteria (other than clause (a) thereof) as a condition to such purchase in accordance with this Agreement, in all cases, based upon information contained in the Collateral database and information furnished by the Borrower and Collateral Manager, and provide the results of such calculations to the Collateral Manager so that the Collateral Manager may determine whether such purchase is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculation to the Collateral Manager reasonably promptly but in no event later than two Business Days after the later of (i) notification of such proposed purchase by the Collateral Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations. For the avoidance of doubt, the Collateral Agent shall have no obligation to determine (and the Collateral Manager will timely advise the Collateral Agent) whether any item of Collateral meets the definition of "Collateral Obligation", "Credit Risk Loan", "Equity Security", "Defaulted Loan" or "Excess Concentration Loan".

(d)          Upon written notification by the Collateral Manager of a proposed sale of any Collateral Obligation pursuant to Section 10.01 of this Agreement, the Collateral Agent shall calculate each criterion set forth in the Section 10.01, if any, as a condition to such disposition and provide the results of such calculations to the Collateral Manager so that the Collateral Manager may determine whether such sale is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculations to the Collateral Manager reasonably promptly but in no event later than two Business Days after the later of (i) notification of such proposed sale by the Collateral Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations.

(e)          With respect to the calculations to be provided by the Collateral Agent set forth in Sections 8.13(c) and (d) above, in no event shall the Collateral Agent be required to deliver such calculations earlier than one Business Day following the receipt by the Collateral Agent of all information necessary to complete such calculations. In the event the Collateral Manager does not provide the Collateral Agent the items necessary to complete the calculations required by Sections 8.13(c) and (d) above and/or the Collateral Manager proceeds with a sale or purchase of the applicable Collateral prior to the time the Collateral Agent delivers such calculations, the Collateral Agent shall not be responsible for determining whether the provisions of this Agreement have been satisfied (including compliance with the Eligibility Criteria) and the Collateral Agent shall be entitled to rely upon the instructions of the Collateral Manager in all respects, including but not limited to instructions (which may be in the form of trade tickets) to release the applicable Collateral from the lien of this Agreement or to acquire the applicable Collateral. In the event the Collateral Manager consummates a sale or purchase prior to receiving the calculations of the Collateral Agent, the Collateral Agent shall be under no duty, and shall incur no liability, to perform the calculations set forth in Sections 8.13(c) and (d) above.

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(f)          Subject to the mutual agreement of the parties hereto regarding reasonable compensation for the Collateral Agent, perform such other calculations and prepare such other reports as the Collateral Manager may reasonably request in writing and that are required by this Agreement and as the Collateral Agent may agree to in writing, which agreement shall not be unreasonably withheld.

(g)         Nothing herein shall prevent the Collateral Agent or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(h)         The Collateral Agent shall have no obligation to determine Market Value or price in connection with any actions or duties under this Agreement.

Article IX

APPLICATION OF MONIES

Section 9.01         Disbursements of Monies from Payment Account.

(a)          Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the "Priority of Payments"), as set forth in the Payment Date Report prepared by the Borrower.

(i)          Unless an Enforcement Event has occurred and is continuing, on each Payment Date, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received by the Collateral Agent on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A)         (1) first, to pay taxes, registration and filing fees, if any, of the Borrower; (2) second, to pay all out-of-pocket costs and expenses of the Collateral Agent (in each case expressly excluding any amounts in respect of indemnities) payable under Section 7.03; (3) third, to pay other Administrative Expenses payable to the Collateral Agent, the Custodian and the Securities Intermediary; and (4) fourth, to pay all other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clauses (A)(3) and (4) for each Payment Date prior to the Commitments terminating and the principal of and the accrued interest on the Revolving Advances, Term Loan Advances, the Revolving Notes and the Term Notes and all other amounts whatsoever payable by the Borrower hereunder becoming due and payable pursuant to Section 6.01, shall not exceed the Administrative Expense Cap for such Payment Date;

(B)         at the discretion of the Collateral Manager, to the payment of the Senior Collateral Management Fee (excluding any waived Senior Collateral Management Fee, at the Collateral Manager's discretion for such Payment Date, or any Deferred Senior Collateral Management Fee);

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(C)         to the payment, on a pro rata basis, of accrued and unpaid interest on the Revolving Advances, Term Loan Advances and Commitment Fees due to the Lenders and amounts payable to the Lenders or any Affected Person under Section 2.10;

(D)         if the Coverage Tests are not satisfied as of the related Determination Date, (1) to the repayment of principal on the Revolving Advances and/or the Term Loan Advances (such repayment to be allocated among the outstanding Revolving Advances and/or Term Loan Advances at the direction of the Collateral Manager) or (2) solely at the discretion of the Collateral Manager, if, but only if the outstanding principal amount of the Revolving Advances and Term Loan Advances equals zero (both before and after giving effect to any payment made pursuant to clause (1)), to deposit in the Revolving Reserve Account, in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Determination Date);

(E)         to the payment or application of amounts referred to in clauses (A) (3) and (4) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under said clauses (A)(3) and (4) and without regard to the Administrative Expense Cap;

(F)         to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 12.03;

(G)         at the discretion of the Collateral Manager, to the payment of the Subordinated Collateral Management Fee and the Deferred Senior Collateral Management Fee (excluding any waived Subordinated Collateral Management Fee and/or any waived Deferred Senior Collateral Management Fee, at the Collateral Manager's discretion for such Payment Date);

(H)         during the Reinvestment Period and so long as no Event of Default has occurred and is continuing, the remainder to be allocated in the following order of priority:

(x)          to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Subordinated Notes;

(y)          to the payment of any Deferred Interest on the Subordinated Notes; and

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(z)          at the discretion of the Collateral Manager (as evidenced in a written notice delivered to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to the Principal Collection Subaccount for the purchase of additional Collateral Obligations (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), and/or (2)  to prepay in accordance with Section 2.05(a) hereof any Revolving Advances and/or Term Loan Advances (such repayment to be allocated among the outstanding Revolving Advances and/or Term Loan Advances at the direction of the Collateral Manager) and/or (3) for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero, (4) for distribution to the Borrower including for distributions with respect to its Equity and/or (5) for payment of the Deferred Senior Collateral Management Fee Interest (excluding any thereof waived at the Collateral Manager's discretion for such Payment Date);

(I)         so long as an Event of Default has occurred and is continuing and the maturity of the Advances has not been accelerated, to the repayment of the Revolving Advances and/or the Term Loan Advances (such repayment to be allocated among the outstanding Revolving Advances and/or Term Loan Advances at the direction of the Collateral Manager) until paid in full;

(J)         after the Reinvestment Period, in the following order priority:

(x)          to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Subordinated Notes;

(y)          to the payment of any Deferred Interest on the Subordinated Notes; and

(z)          at the discretion of the Collateral Manager, to any one or more of the following payments: (1) to prepay in accordance with Section 2.05(a) the Advances, (2) for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero, (3) for distribution to the Borrower including for distributions with respect to its Equity and/or (4) for payment of the Deferred Senior Collateral Management Fee Interest (excluding any thereof waived at the Collateral Manager's discretion for such Payment Date);

(ii)         Unless an Enforcement Event has occurred and is continuing, on each Payment Date, Principal Proceeds on deposit in the Principal Collection Subaccount that are received by the Collateral Agent on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account and not designated for reinvestment or transfer to the Excess Concentration Loan Account by the Collateral Manager shall be applied, except for any Principal Proceeds that will be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations, in the following order of priority:

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(A)         to the payment of unpaid amounts under clauses (A) through (D) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)         during the Reinvestment Period, at the discretion of the Collateral Manager, (1) to the Principal Collection Subaccount for the purchase of additional Collateral Obligations (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), and/or (2) to prepay in accordance with Section 2.05(a) hereof any Revolving Advances and/or Term Loan Advances (such repayment to be allocated among the outstanding Revolving Advances and/or Term Loan Advances at the direction of the Collateral Manager), and/or (3) for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero;

(C)         after the Reinvestment Period, to the repayment of the Advances until paid in full;

(D)         for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero;

(E)         to the payment of amounts referred to in clauses (E), (F) and (G) of clause (i) above, to the extent not paid in full thereunder, and to the payment of the Deferred Senior Collateral Management Fee Interest excluding any waived Deferred Senior Collateral Management Fee Interest, at the Collateral Manager's discretion for such Payment Date;

(F)         to the payment of principal of the Subordinated Notes until the principal amount thereof is paid in full; and

(G)         the remainder to the Borrower.

(b)          If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c)          Notwithstanding the provisions of the foregoing Sections 9.01(a)(i), 9.01(a)(ii), 9.01(d) and 9.01(e), if declaration of acceleration of the maturity of the Advances has occurred following an Event of Default and such Event of Default is continuing and has not been cured or waived (an "Enforcement Event"), on each date or dates fixed by the Collateral Agent at the written direction of the Required Lenders, all Interest Proceeds, Principal Proceeds and any other proceeds from the liquidation of the Collateral will be applied in the following order of priority:

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(A)         (1) first, to pay taxes, registration and filing fees, if any, of the Borrower; (2) second, to pay all out-of-pocket costs and expenses of the Collateral Agent (in each case expressly excluding any amounts in respect of indemnities) payable under Section 7.03; (3) third, to pay other Administrative Expenses payable to the Collateral Agent; and (4) fourth, to pay all other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the aggregate amount applied under clauses (A)(3) and (4) for such Payment Date, shall not exceed the Administrative Expense Cap for such Payment Date;

(B)         to the payment, on a pro rata basis, of accrued and unpaid interest on the Revolving Advances, Term Loan Advances and Commitment Fees due to the Lenders and amounts payable to the Lenders or any Affected Person under Section 2.10;

(C)         for deposit into the Revolving Reserve Account up to an amount that would result in the Portfolio Exposure Amount equaling zero;

(D)         to the repayment of principal in respect of the Advances;

(E)         to the payment or application of amounts referred to in clauses (A)(3) and (4) above, to the extent not paid in full pursuant to applications under said clauses (A)(3) and (4);

(F)         to pay accrued and unpaid amounts owing to the Secured Parties and any other Affected Person (if any) under Sections 2.09 and 12.03;

(G)         to the payment of accrued and unpaid Senior Collateral Management Fees, Subordinated Collateral Management Fees, Deferred Senior Collateral Management Fees and Deferred Senior Collateral Management Fee Interest (excluding any waived Senior Collateral Management Fee, waived Subordinated Collateral Management Fee, any waived Deferred Senior Collateral Management Fee or any waived Deferred Senior Collateral Management Fee Interest ) from and including that date each such amount would have been payable according to this Section 9.01 to but not including the date of payment;

(H)         to the payment of costs and expenses of the Borrower (including any costs and expenses to be reimbursed or other amounts owed to the Collateral Manager in accordance with the Facility Documents);

(I)         with notice to the Facility Agent, to pay any obligations of the Borrower or to establish any reserves determined by the Borrower to be necessary or desirable;

(J)         to the payment of accrued and unpaid interest (including Deferred Interest and interest on Deferred Interest) on the Subordinated Notes;

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(K)         to the payment of principal of the Subordinated Notes until the principal amount thereof is paid in full; and

(L)         the remainder to the Borrower including for distributions with respect to its Equity.

(d)          Notwithstanding any other provision in this Agreement but subject to Section 9.01(c), the Collateral Agent shall at the direction of the Collateral Manager on any day transfer Excess Concentration Principal Proceeds to the Excess Concentration Loan Account and/or disburse amounts on deposit in the Excess Concentration Loan Account to any Equity Owner on any day at the written direction of the Borrower, together with a certification with respect to any such disbursement signed by a Responsible Officer of the Borrower certifying that, on a pro forma basis after giving effect to such distribution, (i) each Collateral Quality Test is satisfied, or, if not satisfied on such day, is maintained or improved, (ii) the Advance Rate Test is satisfied, (iii) each Coverage Test is satisfied; (iv) no Commitment Shortfall exists; and (v) no Default or Event of Default has occurred and is continuing, together with a certificate to such effect from the Borrower and a report delivered by the Collateral Agent demonstrating compliance with each requirement set forth in the aforementioned clauses (i) through (iv) (which report may be based on information provided to the Collateral Agent by the Borrower or the Collateral Manager).

(e)          Notwithstanding any other provision in this Agreement but subject to Section 9.01(c), the Collateral Agent shall disburse amounts on deposit in the Principal Collection Subaccount to any Equity Owner on any day during the Reinvestment Period occurring after the BDC Election Date at the written direction of the Borrower, together with a certification signed by a Responsible Officer of the Borrower certifying that, on a pro forma basis after giving effect to such distribution, (i) each Collateral Quality Test is satisfied, or, if not satisfied on such day, is maintained or improved, (ii) the Advance Rate Test is satisfied, (iii) each Coverage Test is satisfied; (iv) no Commitment Shortfall exists; (v) no Default or Event of Default has occurred and is continuing and (vi) the MV Overcollateralization Ratio Test is satisfied, together with a certificate to such effect from the Borrower and a report delivered by the Collateral Agent demonstrating compliance with each requirement set forth in the aforementioned clauses (i) through (iv) and (vi) (which report may be based on information provided to the Collateral Agent by the Borrower or the Collateral Manager).

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Article X

SALE AND SUBSTITUTION OF COLLATERAL OBLIGATIONS;
PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 10.01          Sales and Substitutions of Collateral Obligations.

(a)          Sales and Substitutions. Subject to the satisfaction of the conditions specified in Section 10.03 and provided that (A) no Default or Event of Default has occurred and is continuing or would result upon giving effect thereto (unless, in the case of a Default, (1) such Default will be cured upon giving effect to such sale and the application of the proceeds thereof, (2) a Responsible Officer of the Borrower or the Collateral Manager certifies to the Facility Agent that it is in the process of curing such Default (unless it is a Default that is an Incurable Default), (3) such sale or substitution is of a Credit Risk Loan, Defaulted Loan or Equity Security or (4) the Facility Agent consents to such sale or substitution), (B) on or prior to the trade date for such sale, transfer, exchange, substitution or other disposition, the Collateral Manager has certified to the Collateral Agent and the Facility Agent that each of the conditions applicable to such sale, transfer, exchange, substitution or other disposition has been satisfied (including without limitation those set forth in clauses (i) through (viii) of this Section 10.01(a) that are applicable to it), (C) during the Reinvestment Period, other than with respect to sales or substitutions pursuant to clauses (i), (ii), (iii), (iv) and (vi) below, upon giving effect thereto and the application of the proceeds thereof, each Coverage Test is satisfied and each Collateral Quality Test is satisfied (or if any such Collateral Quality Test is not satisfied, such test is maintained or improved after giving effect to such sale), and (D) except as provided in clause (v) below, such sale is made for a purchase price at least equal to the purchase price of such Collateral Obligations paid by the Borrower (after adjustment for any borrowings or repayments and exclusive of accrued interest) or, in the case of assets sold pursuant to clauses (i), (ii), (iii) and (iv) below, the Market Value thereof, the Borrower (or, in each case described in this Section 10.01, the Collateral Manager on the Borrower's behalf) may, but will not be required to, direct the Collateral Agent to sell and the Collateral Agent shall sell or substitute in the manner directed thereby any Collateral Obligation (or any portion thereof) or other asset described below provided that such sale or substitution also meets the requirements of clauses (i) through (viii) of this Section 10.01(a) that are applicable to it:

(i)          Credit Risk Loans. The Borrower may direct the Collateral Agent in writing to sell any Credit Risk Loans at any time during or after the Reinvestment Period.

(ii)         Defaulted Loans. The Borrower may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period.

(iii)        Equity Securities and Certain Other Property. The Borrower at any time during or after the Reinvestment Period (A) may direct the Collateral Agent in writing to sell any Equity Security (other than Margin Stock) and (B) shall direct the Collateral Agent in writing to sell (x) any Margin Stock and (y) any Equity Security or property (other than Cash, Eligible Investments or Collateral Obligations), which, in the sole judgment of the Facility Agent by written notice to the Borrower and the Collateral Manager, may expose the Facility to any material claims or liabilities or otherwise could have a Material Adverse Effect), in each case, regardless of price, within 30 days of receipt by the Borrower of such Margin Stock or such notice from the Facility Agent, as applicable, unless such sale is prohibited by Applicable Law, in which case such Margin Stock, property or Equity Security, as applicable, shall be sold as soon as such sale is permitted by Applicable Law.

(iv)        Excess Concentration Loans. The Borrower may direct the Collateral Agent in writing to sell any Excess Concentration Loan at any time during or after the Reinvestment Period and shall specify in writing to the Collateral Agent and the Facility Agent the amount of proceeds of any such sale.

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(v)         Discretionary Sales by the Borrower. The Borrower may direct the Collateral Agent in writing to sell any Collateral Obligation at any time during or after the Reinvestment Period provided that, the Collateral Manager may sell a Collateral Obligation for a price below the amount specified in clause (D) above if (1) after giving effect to such sale the Aggregate Principal Balance of all Collateral Obligations (excluding Credit Risk Loans, Defaulted Loans and Excess Concentration Loans) sold pursuant to this Section 10.01(a)(v) during the calendar year is not greater than 15% during the Reinvestment Period (or after the Reinvestment Period, is not greater than 10%) of the maximum Total Capitalization at the beginning of the calendar year (which applicable limitation shall accrue pro rata for each calendar year or any part thereof during and after the Reinvestment Period, starting at 1/12 of the limitation then in effect for the first month and increasing by 1/12 of the limitation for each subsequent month of such calendar year or part thereof) and (2) the Collateral Manager reasonably believes prior to any such sale during the Reinvestment Period that it will be able to enter into binding commitments to reinvest proceeds of such sale within the next 10 Business Days in one or more additional Collateral Obligations; provided that, with respect to any such sale during or after the Reinvestment Period, (a) on a pro forma basis, the MV Modified Overcollateralization Ratio Test is satisfied and (b) the sales price of such Collateral Obligation (exclusive of interest) is equal to or greater than 85% of the outstanding principal amount of such Collateral Obligation that has been sold; provided further that, notwithstanding anything herein to the contrary, the Collateral Manager may also sell a Collateral Obligation for a price below the amount specified in clause (D) above if an Equity Owner, at its sole option, makes an equity contribution in Cash to the Borrower in an amount equal to the difference between such sale price and the purchase price (after adjustment for any borrowings and repayments and exclusive of accrued interest) of such Collateral Obligation that has been sold and such equity contribution is treated as Principal Proceeds.

(vi)        Optional Repurchases or Substitutions by the Transferor Pursuant to the Master Transfer Agreement. Subject to Section 10.03, the Transferor may optionally repurchase or substitute Credit Risk Loans, Defaulted Loans and Excess Concentration Loans pursuant to and in accordance with the Master Transfer Agreement and, if the Transferor exercises such option, the Borrower shall sell and transfer Credit Risk Loans, Defaulted Loans and Excess Concentration Loans to the Transferor in connection therewith at any time during or after the Reinvestment Period provided that, as certified to the Collateral Agent and the Facility Agent by a Responsible Officer of the Borrower and the Collateral Manager, (A) the Aggregate Principal Balance of all Credit Risk Loans, Defaulted Loans and Excess Concentration Loans optionally repurchased or substituted by the Transferor pursuant to the Master Transfer Agreement may not exceed an amount equal to, as of any date of determination, 15% of the Net Purchased Obligation Balance, (B) any such substituted loan meets the definition of Collateral Obligation, (C) the outstanding aggregate principal balance of such substituted loan(s) is greater than or equal to that of the replaced Credit Risk Loan, Defaulted Loan or Excess Concentration Loan, (D) such optional repurchase or substitution will not cause a Default or an Event of Default (unless, in the case of a Default, (1) such Default will be cured upon giving effect to such optional repurchase or substitution and the application of the proceeds thereof, (2) a Responsible Officer of the Borrower or the Collateral Manager certifies to the Facility Agent that it is in the process of curing such Default (unless it is a Default that is an Incurable Default) or (3) the Facility Agent consents to such optional repurchase or substitution), (E) each Coverage Test and each Collateral Quality Test is maintained or improved after giving effect to such repurchase or substitution (irrespective of whether such Coverage Test or Collateral Quality Test is passing or not), (F) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan, Defaulted Loan or Excess Concentration Loan, (G) such substituted loan will not fall under clauses (g), (i), (j), (k) or (l) of the definition of Concentration Limitations herein, unless the replaced Credit Risk Loan, Defaulted Loan or Excess Concentration Loan was among those categories and (H) such substituted loan meets the requirements in Section 10.02(c) (the limitations set forth in clauses (A) through (H) referred to herein as the "Repurchase and Substitution Limits").

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(vii)       Sales of Collateral Obligations to Non-Affiliates. One or more (or any portion of any) Collateral Obligations may be sold from time to time by the Borrower, or the Collateral Manager, to Persons who are not Affiliates of the Borrower or the Collateral Manager, on an arm's length basis;

(viii)      Sales of Collateral Obligations to Affiliates. One or more (or any portion of any) Collateral Obligations may be sold from time to time by the Borrower, or the Collateral Manager, to the Collateral Manager or any of its Affiliates only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws, (C) the Collateral Obligation is a Defaulted Loan, a Credit Risk Loan or an Excess Concentration Loan, such sale shall be for an amount equal to the Market Value (exclusive of clauses (e) and (f) of the definition thereof) with respect to such Collateral Obligation and (D) the Collateral Obligation is not a Defaulted Loan, Credit Risk Loan or Excess Concentration Loan, the higher of (1) the Market Value thereof and (2) except with the prior written consent of the Facility Agent, an amount no less than the original purchase price paid by the Borrower (after adjustment for any borrowings or repayments and exclusive of interest) with respect to such Collateral Obligation.

(b)          Terms of Sales. All sales of Collateral Obligations and other property of the Borrower under the provisions above in this Section 10.01 (excluding any substitution permitted pursuant to clause (vi) thereof) must be exclusively for Cash provided that so long as no Default or Event of Default is continuing or would result upon giving effect thereto and the applications thereof (unless, in the case of a Default, (1) such Default will be cured upon giving effect to such sale and the application of the proceeds thereof, (2) a Responsible Officer of the Borrower or the Collateral Manager certifies to the Facility Agent that it is in the process of curing such Default (unless it is a Default that is an Incurable Default), (3) such sale or substitution is of a Credit Risk Loan, Defaulted Loan or Equity Security or (4) the Facility Agent consents to such sale or substitution) (i) a sale of a Collateral Obligation that is otherwise permitted by the terms above in this Section 10.01 may be effected by the sale by the Borrower of participation interests in such Collateral Obligation, provided that no participations may be sold by the Borrower in any Revolving Collateral Loan or Delayed Drawdown Collateral Loan, and (ii) any sale or substitution of Collateral Obligations or other property of the Borrower to or with the Equity Owner of the Borrower may be made in Cash, as capital contributions or as substitution of assets, and in accordance with the applicable provisions of the Facility Documents.

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(c)          Sales in Connection with Payment in Full and Termination of the Facility. Notwithstanding any other provision in the Facility Documents, the Borrower or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign, transfer and release all or any portion of the Collateral in connection with the Payment in Full of all Obligations (other than any unasserted contingent obligations), termination of the Commitments and release of the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral as provided in Section 7.02(a) of this Agreement.

Section 10.02          Purchase of Additional Collateral Obligations.

On any date during the Reinvestment Period (or after the Reinvestment Period, with the consent of the Required Lenders and satisfaction of the Rating Confirmation), if no Default or Event of Default has occurred and is continuing or would result therefrom (unless, in the case of a Default, (1) such Default will be cured upon giving effect to such purchase of additional Collateral Obligations, (2) a Responsible Officer of the Borrower or the Collateral Manager certifies to the Facility Agent that it is in the process of curing such Default (unless it is a Default that is an Incurable Default) or (3) the Facility Agent consents to such purchase of additional Collateral Obligations), the Borrower, or the Collateral Manager, may, if each of the conditions specified in this Section 10.02 and Section 10.03 is met, direct the Collateral Agent to invest Principal Proceeds (and accrued interest received with respect to any Collateral Obligation to the extent used to pay for accrued interest on additional Collateral Obligations) in additional Collateral Obligations, and the Collateral Agent shall invest such proceeds in accordance with such instructions. The Borrower shall ensure that all such investments in Collateral Obligations are Settled during the Reinvestment Period such that no amounts are payable thereunder in respect of the purchase price thereof after the end of the Reinvestment Period other than with respect to any Collateral Obligations which the Borrower is permitted to purchase after the Reinvestment Period in accordance with this Section 10.02. Any contemporaneous sale of a Collateral Obligation and purchase of another Collateral Obligation in accordance with the Facility Documents by the Borrower with the same counterparty may be settled by netting the sales and purchase prices against each other as directed by the Collateral Manager.

(a)          Investment Criteria. No Collateral Obligation may be purchased pursuant to this Section 10.02 unless such loan or debt obligation satisfies the Eligibility Criteria as of the date the Borrower, or the Collateral Manager, commits to make such purchase, in each case after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to.

(b)          Investment in Eligible Investments. Cash on deposit in any Covered Account may be invested at any time in Eligible Investments in accordance with Article VIII. To the extent Article VIII does not provide for cash on deposit in a Covered Account to be invested in Eligible Investments, such cash will remain uninvested.

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(c)          Purchase of Additional Collateral Obligations from Affiliates. Additional Collateral Obligations may be purchased from time to time by the Borrower, or the Collateral Manager, from the Collateral Manager or any of its Affiliates only if (v) if the purchase is from the Transferor, such purchase or acquisition is effected pursuant to the Master Transfer Agreement, (w) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (x) the transactions are effected in accordance with all Applicable Laws, (y) if such purchase is for an amount greater than the original purchase price paid by the Collateral Manager or such Affiliate (after adjustment for any borrowings or repayments and exclusive of interest) with respect to such Collateral Obligation, either (i) the prior written consent of the Facility Agent is obtained or (ii) the Borrower or the Collateral Manager provides to the Facility Agent an appraisal conducted no earlier than 90 days prior to such proposed purchase from an Approved Appraisal Firm reflecting a value not lower than the purchase price to be paid by the Borrower and (z) written notice thereof is provided to DBRS.

Section 10.03          Conditions Applicable to All Purchase, Sale and Substitution Transactions.

(a)          Delivery of Collateral. Upon any acquisition of a Collateral Obligation pursuant to this Article X, a security interest in all of the Borrower's right, title and interest to the Collateral shall be granted to the Collateral Agent pursuant to this Agreement, such Collateral shall be Delivered to the Collateral Agent, and, if applicable, the Borrower shall receive the Collateral for which the Collateral was substituted, free and clear of the lien of this Agreement.

(b)          Acquisition and Disposition Standards. The Borrower shall not, nor shall the Collateral Manager on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Collateral Obligation unless each of the following conditions is met: (i) the Collateral Obligation is acquired or disposed of in accordance with the terms of this Agreement (ii) the Borrower reasonably believes that such acquisition and disposition will not result in a downgrade or withdrawal of any rating assigned by a Rating Agency and (iii) the Collateral Manager shall certify in writing delivered to the Collateral Agent and Facility Agent on the date of the relevant acquisition or disposition to the satisfaction of the foregoing as a condition precedent to each such acquisition or disposition. The requirements set forth in clauses (i), (ii) and (iii) of this Section 10.03(b) are referred to as the "Acquisition and Disposition Standards."

Section 10.04          Additional Equity Contributions.

Subject to Section 10.03, any Equity Owner may, but shall have no obligation to, at any time or from time to time contribute additional equity to the Borrower for the purpose specified by such Equity Owner, including without limitation for the purpose of curing any Default (but, for the avoidance of doubt, no such contribution shall cure any Event of Default without the consent of the Required Lenders), satisfying any Coverage Test or Collateral Quality Test, enabling the acquisition or sale of any Collateral Obligation or satisfying any conditions under Section 3.04. Each equity contribution shall either be made (i) in Cash or (ii) by assignment and contribution of an Eligible Investment or (iii) by assignment and contribution of a Collateral Obligation (in compliance with the Eligibility Criteria specified in clauses (a), (b) and (e) of the definition of Eligibility Criteria). Unless otherwise directed by the Borrower, with the prior written consent of the Facility Agent and prior written notice to the Collateral Agent, all Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that such Cash was used to pay expenses incurred in connection with the occurrence of the Original Closing Date.

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Article XI

THE AGENTS

Section 11.01          Authorization and Action.

Each Lender hereby irrevocably appoints and authorizes the Facility Agent and each Lender and each Subordinated Noteholder hereby irrevocably authorizes and appoints the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent's consent may not be unreasonably withheld, provide for the exercise of such Agent's reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 11.02          Delegation of Duties.

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 11.03          Agents' Reliance, Etc.

(a)          Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower, the Lenders or the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by facsimile, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower, the Collateral Manager or any Lender or any other Person for the Borrower's, Collateral Manager's or any Lender's, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)          No Agent shall be liable for the actions or omissions of any other Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender, the Borrower or the Collateral Manager to provide, written instruction to exercise such discretion or grant such consent from any such Lender, the Borrower or the Collateral Manager, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its reasonable satisfaction. No Agent shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action.

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(c)          No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)          To the extent required by any applicable law (or pursuant to a voluntary agreement entered into with the IRS or any other taxing authority), the  Agents may withhold from any payment to any Lender or any Subordinated Noteholder an amount equivalent to any applicable withholding tax (including any taxes imposed in respect of, or in connection with, FATCA). If any payment has been made to any Lender or any Subordinated Noteholder by the Agents without the applicable withholding tax being withheld from such payment and the Agents have paid over the applicable withholding tax to the IRS or any other tax authority, or the IRS or any other tax authority asserts a claim that the Agents did not properly withhold tax from amounts paid to or for the account of any Lender or any Subordinated Noteholder because the appropriate form was not delivered or was not properly executed or because such Lender or Subordinated Noteholder failed to notify the Agents of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender or Subordinated Noteholder shall indemnify the Agents fully for all amounts paid, directly or indirectly, by the Agents as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  Each Lender and Subordinated Noteholder hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender or Subordinated Noteholder under any Note, Facility Document, or otherwise payable by the Agents to the Lender or Subordinated Noteholder from any other source against any amount due to the Agents under this paragraph (d).

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Section 11.04          Indemnification.

Subject to the terms of Section 12.21 with respect to any CP Conduit, each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses (including, without limitation, attorneys fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that:

(i)          no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements resulting from such Agent's gross negligence, willful misconduct; and

(ii)         no Lender or Lenders shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements (for purposes hereof, "Liabilities") unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney's fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise).

The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

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Section 11.05          Successor Agents.

(a)          Subject to the terms of this Section 11.05(a), each Agent may, upon thirty days' notice to the Lenders and the Borrower, resign as Facility Agent or Collateral Agent, as applicable. If the Collateral Agent shall be in material breach of its obligations hereunder, the Required Lenders or, with the prior written consent of the Required Lenders, the Collateral Manager, may, following a period of fifteen days during which the Collateral Agent may cure such breach, remove the Collateral Agent upon notice to the Borrower, the Collateral Manager, the Lenders and the Agents. If the Collateral Agent shall resign or be removed pursuant to this Section 11.05(a), then the Facility Agent (at the direction of the Required Lenders), during such thirty- or fifteen-day period (as applicable), shall appoint a successor agent. If the Facility Agent shall resign or be removed pursuant to this Section 11.05(a), then the Required Lenders, during such thirty- or fifteen-day period (as applicable), shall appoint a successor agent with written notice thereof and evidence of the acceptance of such appointment by such successor Facility Agent to the Borrower, the Collateral Agent and the Collateral Manager. If for any reason a successor agent is not so appointed and does not accept such appointment during such thirty period (the last day of such period, the "Appointment Cut-off Date"), such Agent may appoint a successor Agent. The appointment of any successor Agent pursuant to this Section 11.05(a) shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower or the Collateral Manager to any such appointment shall not be required if (i) an Event of Default shall have occurred and be continuing, (ii) if such assignee is a Lender or an Affiliate of such Agent or any Lender; or (iii) for any reason no successor after the resignation of the Collateral Agent has been appointed within 30 days after the relevant Appointment Cut-off Date and the Borrower has theretofore not entered into an agreement in principle with a potential successor that would be qualified to act as such Agent hereunder. Any resignation or removal of an Agent pursuant to this Section 11.05(a) shall be effective upon the appointment of a successor Agent pursuant to this Section 11.05(a) and the acceptance of such appointment by such successor. The Collateral Manager shall provide DBRS notice of the acceptance of such appointment by such successor. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder (other than any such duties and obligations arising prior to the effective date of its retirement) and under the other Facility Documents (but not in its capacity as a Lender, if applicable) and the provisions of this Article XI and Section 11.05(a) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b)          Subject to the terms of this Section 11.05(b), the Collateral Manager may, upon thirty days' notice to the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time.  If the Collateral Agent shall be removed pursuant to this Section 11.05(b), then the Collateral Manager during such thirty-day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(b) shall be subject to the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld or delayed). If the Collateral Agent is removed pursuant to this Section 11.05(b), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including, without limitation, in its capacity as Calculation Agent and Custodian).  Any removal of the Collateral Agent pursuant to this Section 11.05(b) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(b) and the acceptance of such appointment by such successor. If acceptance by a successor collateral agent has not have been effected within 60 days after the giving of such removal, the Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. The Collateral Manager shall provide DBRS notice of the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(b), the Collateral Agent shall be discharged from its duties and obligations hereunder (other than any such duties and obligations arising prior to the effective date of its retirement) and under the other Facility Documents (but not in its capacity as Lender, if applicable) and the provisions of this Article XI and Section 11.05(b) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and under the other Facility Documents. In the event that the Collateral Agent is removed pursuant to this Section 11.05(b), the Borrower shall bear any costs related to such removal and appointment of a successor Collateral Agent.

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Section 11.06          Regarding the Collateral Agent.

(a)          The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b)          The Collateral Agent shall not be responsible for any indirect, special, exemplary, punitive or consequential damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(c)          The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statement or the correctness of any financing statements or continuation statement filed in connection with this Agreement or the validity, adequacy, sufficiency or perfection of any lien or security interest created pursuant to this Agreement.

(d)          The Collateral Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(e)          The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Collateral Agent, in its discretion, may, and upon the written direction of any Lender, shall make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed.

(f)          Except as otherwise expressly set forth herein, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or information received from the Borrower, any Lender, any Subordinated Noteholder, the Facility Agent or the Collateral Manager.

(g)          Except as otherwise expressly set forth herein, the Collateral Agent shall be under no obligation to monitor, supervise or perform the functions of the Borrower, the Collateral Manager or the Facility Agent under any Facility Document and shall be entitled to assume that the Borrower, the Collateral Manager and the Facility Agent are properly performing their functions and obligations thereunder and the Collateral Agent shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Borrower, the Collateral Manager and the Facility Agent in relation to their functions thereunder.

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(h)          The Collateral Agent shall have no responsibility whatsoever to the Borrower, any Lender, any Subordinated Noteholder, the Facility Agent or the Collateral Manager for any deficiency which might arise because the Collateral Agent is subject to any tax in respect of the Facility Documents, the security created thereby or any part thereof or any income therefrom or any proceeds thereof.

(i)          The delivery of reports, certificates or other information required to be provided hereunder to a Person other than a Responsible Officer of the Collateral Agent shall not constitute actual or constructive notice or knowledge of the contents thereof.

(j)          No later than 11:00 a.m. on each Business Day, the Collateral Agent shall deliver to the Collateral Manager via such means of communication as they shall mutually agree a daily "cash availability report" which will detail all cash receipts with respect to the Collateral Obligations received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Proceeds, which portion thereof constitutes Principal Proceeds and any other amounts received not classified as either Interest Proceeds or Principal Proceeds. No later than the close of business on the Business Day the Collateral Manager receives such a daily cash availability report, the Collateral Manager shall review the same and identify any discrepancies that it becomes aware of between the cash receipts shown on the Collateral Agent's daily cash availability report and the cash receipts relating to the Collateral Obligations shown on the Collateral Manager's records. Thereafter the Collateral Agent and the Collateral Manager will cooperate to promptly resolve any discrepancies.

Section 11.07          Regarding the Collateral Agent and the Custodian.

The Collateral Agent and the Custodian shall each maintain all necessary or appropriate records, operating procedures and systems with respect to their respective duties under this Agreement and any other Facility Document and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to any thereof as may be reasonably requested from time to time by the Collateral Manager or the Borrower.

Article XII

MISCELLANEOUS

Section 12.01          No Waiver; Modifications in Writing.

(a)          No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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(b)          No amendment, modification, supplement or waiver of this Agreement or the Second Restatement Fee Letter shall be effective unless (i) it is signed by the Borrower and the Required Lenders (or the Facility Agent on behalf of the Required Lenders), (ii) if it diminishes the rights or increases the obligations of the Collateral Manager, it is consented to by the Collateral Manager, (iii) if it diminishes the rights or increases the obligations of the Transferor with respect to any Facility Documents, it is consented to by the Transferor, (iv) if it diminishes the rights or increases the obligations of the Subordinated Noteholders hereunder, it is consented to by Subordinated Noteholders that hold at least a majority of the principal amount of the Subordinated Notes and (v) a Rating Confirmation is obtained, provided that:

(i)          no such amendment, modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders (or the Facility Agent on behalf of all of the Lenders), (A) increase or extend the term of the Commitments or change the Final Maturity Date, (B) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (E) release all or substantially all of the Collateral, except in connection with dispositions permitted hereunder, (F) alter the terms of Section 9.01 or this Section 12.01(b), (G) modify in any manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (H) extend the Reinvestment Period; and

(ii)         any amendment, modification, supplement or waiver of Article VIII, Article XI, or of any of the other rights or duties of either Agent (including the Collateral Agent in its role as Custodian) hereunder, shall require the consent of such Agent.

(c)          Notwithstanding anything to the contrary set forth herein, no amendment or waiver under this Agreement or any other Facility Document that would affect a CP Conduit, a support provider of a CP Conduit or an Advance made by such CP Conduit in a manner that is disproportionate and adverse relative to other Lenders shall be effective without the consent of such CP Conduit.

Section 12.02          Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

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If to the Facility Agent:	Natixis, New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attention: Yazmin Vasconez
Telephone No.: 212-891-6176
Facsimile No.: 646-282-2361
Email: Versaillestransaction@us.natixis.com
fiona.chan@db.com
rajesh.rampersaud@db.com

If to the Collateral Agent:	The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Corporate Trust- WhiteHorse Finance Warehouse, LLC- Kod Odimgbe
Tel: 713-483-6464
Fax: 713-483-6004
Email: kod.odimgbe@bnymellon.com

If to the Borrower:	WhiteHorse Finance Warehouse, LLC
1450 Brickell Avenue
Miami, FL 33131
Attention: Mr. Richard Siegel
Tel: (305) 379-2322
Fax: (305) 381-4180
Email: rsiegel@higcapital.com

With a copy to:

WhiteHorse Finance, Inc.
600 Fifth Avenue, 19th Floor
New York, NY 10020
Attention: Gerhard Lombard
Tel: (212) 314-1053
Fax: (212) 314-1016
Email: glombard@whitehorsefinance.com

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If to the Lender:	Versailles Assets LLC
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Bernard J. Angelo
Telephone No.: (631) 930-7203
Facsimile No.: (212) 302-8267
Email: jrangelo@gssnyc.com and dveidt@gssnyc.com

If to any other Lender:	As provided in the Assignment and Acceptance pursuant to which such other Lender becomes a Lender hereunder.

If to a Subordinated Noteholder:	As provided in any subscription agreement or Transferee Representation Letter executed in connection with the acquisition of the Subordinated Note.

If to DBRS:	DBRS, Inc.
Structured Credit Surveillance
140 Broadway, 35th Floor
New York, NY 10005 United States
Phone: +1 (212) 806-3277 (main reception)
Fax: +l (212) 806-3201
SC_Surveillance@dbrs.com

Section 12.03          Taxes.

(a)          Any and all payments by or on behalf of the Borrower under this Agreement and the Notes shall be made, in accordance with this Agreement, free and clear of and without deduction for Taxes unless such deduction is required by law or in connection with FATCA (or by the interpretation or administration thereof). If the Borrower shall be required by law or in connection with FATCA (or by the interpretation or administration thereof) to deduct any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party other than a Subordinated Noteholder, (i) if any such deductions are in respect of Indemnified Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions in respect of Indemnified Taxes been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Authority in accordance with Applicable Law. For the avoidance of doubt, no increased amounts will be paid under this section 12.03 with respect to the Subordinated Notes.

(b)          In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document except any such Taxes that are Other Connection Taxes (hereinafter referred to as "Other Taxes").

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(c)          The Borrower agrees to indemnify each of the Secured Parties for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03), together with all interest, penalties, reasonable costs and expenses arising therefrom, paid by any Secured Party in respect of the Borrower, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by the Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be conclusive absent manifest error.

(d)          The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of United States federal withholding tax or United States federal backup withholding tax to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below, except to the extent that the relevant Lender's assignor or transferor (if any) was entitled at the time of assignment or transfer to receive an increased amount under paragraph (c) with respect to such Indemnified Taxes; provided that, any Indemnified Taxes resulting from any change in law (or interpretation, administration or application of any law or treaty or any published practice or published concession of any relevant taxing authority) after the date such relevant Lender becomes a Lender shall be compensated pursuant to paragraph (c) above or (ii) such amount is imposed under FATCA.

(e)          Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(f)          If any payment is made by or on behalf of the Borrower to or for the account of any Secured Party after deduction for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party in its sole discretion exercised in good faith determines that it has received a refund of such Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Borrower such amount of any refund received (net of out-of-pocket expenses incurred) as such Secured Party shall determine in its reasonable discretion to be attributable to the relevant Taxes or Other Taxes, provided that in the event that such Secured Party is required to repay such refund to the relevant taxing Authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-tax position than the Secured Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

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(g)          Each Secured Party (other than the Collateral Agent or the Custodian) that is a United States person as that term is defined in Section 7701(a)(30) of the Code (a "U.S. Person") hereby agrees that it shall, no later than the Original Closing Date or, in the case of a Secured Party that becomes a party hereto after the Original Closing Date or pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto, deliver to each Agent and the Borrower, if applicable, two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Secured Party is a U.S. Person under the Code and on the date of delivery thereof entitled to an exemption from United States backup withholding tax or, after any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, the greatest amount of such exemption as is then available to be claimed by such Lender. Each Secured Party that is not a U.S. Person under the Code (a "Non-U.S. Lender") shall deliver, no later than the Original Closing Date or, in the case of a Secured Party that becomes a party hereto after the Original Closing Date or pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto, to each Agent and the Borrower two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto or other applicable forms prescribed by the IRS, in each case, claiming complete exemption from, U.S. Federal withholding tax (other than any tax imposed under FATCA) with respect to payments hereunder or, after any change after the date it became a Lender or Subordinated Noteholder under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, the greatest amount of such exemption as is then available to be claimed by such Lender or Subordinated Noteholder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents, and will provide a certification, that such Non-U.S. Lender is not a bank described in Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify each Agent and the Borrower in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender and U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from an Agent or the Borrower (but only if such Non-U.S. Lender is legally able to deliver such forms). Each Lender and Subordinated Noteholder agrees that when it is aware that a change in circumstances has rendered any previous delivered documentation pursuant to this paragraph (g) obsolete or inaccurate, it shall notify the Borrower and each Agent in writing and promptly deliver to the Borrower and each Agent a properly completed and executed documentation as may be required in order to confirm or establish the entitlement to a continued exemption from or reduction in Tax, if that Lender or Subordinated Noteholder continues to be so entitled to such exemption or reduction.

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(h)          If any Lender requires the Borrower to pay any additional amount to any Secured Party or any taxing Authority for the account of any Lender or to indemnify a Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, exercised in good faith, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 12.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Upon the occurrence of any event giving rise to the Borrower's obligation to pay additional amounts to a Lender pursuant to this Section 12.03(h), the Borrower shall have the right to replace such Lender with one or more other assignees meeting the requirements set forth in Section 12.06 hereof which will not result in additional amounts being payable pursuant to this Section 12.03(h), provided that (i) all fees and expenses incurred by such replaced Lender in connection with such assignment shall be paid by the Borrower and (ii) the assignee(s) shall acquire all of the Commitments and outstanding Advances of such replaced Lender and, in connection therewith, shall pay to the replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the replaced Lender and all related fees and expenses in connection with the Facility Documents.

(i)          If a payment made to a Lender or Subordinated Noteholder under any Note or other Facility Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and each Agent (at such time or times reasonably requested by the Borrower or an Agent) such documentation reasonably requested by the Borrower or an Agent as may be necessary for the Borrower or an Agent to comply with their obligations under FATCA and to determine either that such Lender or Subordinated Noteholder has complied with such Lender's or Subordinated Noteholder's obligations under FATCA or the amount to deduct and withhold from such payment.  Solely for purposes of this clause (i), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(j)          Nothing in this Section 12.03 shall be construed to require the Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 12.04          Costs and Expenses; Indemnification.

(a)          The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the administration and any waiver, consent, modification, amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all costs and expenses of each of the Secured Parties (other than the Subordinated Noteholders) in connection with the enforcement of this Agreement, the Notes, any Related Document or any other Facility Document, including the reasonable and documented fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for each of the Facility Agent and the Collateral Agent in connection therewith.

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(b)          The Borrower agrees to indemnify and hold harmless each Secured Party (other than the Subordinated Noteholders) and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document (and, in the case of any Related Document, only after the occurrence and during the continuance of an Event of Default) or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the "Liabilities"), including any such Liability that is incurred or arises out of or in connection with, or by reason of, any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first-priority perfected security interest in all of the Collateral free and clear of all Liens, other than Permitted Liens; (vi) any action or omission, not expressly authorized by the Facility Documents or otherwise permitted or required by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Agents or the Secured Parties with respect thereto; and (vii) any Default or Event of Default; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct provided that any payment hereunder which related to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Section 12.03, shall be covered by Section 12.03 and shall not be covered by this Section 12.04(b).

Section 12.05          Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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Section 12.06          Assignability; Participation; Register.

(a)          Each Lender may assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i)          if such assignment occurs prior to the Commitment Termination Date, such assignee satisfies the Rating Criteria at the time of the assignment (except in the case of an assignment to the Facility Agent);

(ii)         such assignment is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to (A) either an "accredited investor" as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a "qualified institutional buyer" as defined in Rule 144A under the Securities Act and (B) a "qualified purchaser" for purposes of the Investment Company Act;

(iii)        the Facility Agent has consented thereto;

(iv)        any assignment of a Revolving Commitment that occurs prior to the Stage 2 Mandatory Revolving Conversion Date and involves a Revolving Lender that is also a Term Lender, shall require that such Lender assign a pro rata share of its Term Commitment at the time of such assignment;

(v)         any assignment by a Revolving Lender of its Revolving Commitment or its Revolving Advances prior to the Stage 2 Mandatory Revolving Conversion Date, shall require that such Revolving Lender assign the same percentage of both its Revolving Commitment and its Revolving Advances; and

(vi)        the Borrower has consented thereto (such consent not to be unreasonably withheld, delayed or conditioned), provided that the consent of the Borrower shall not be required if (A) the assignee is a Permitted Assignee with respect to such assignor, (B) the assignee is Natixis, an Affiliate of Natixis, or any commercial paper program or vehicle established or administered by Natixis or an Affiliate of Natixis or for which Natixis or an Affiliate of Natixis provides liquidity support that in each case satisfies the Rating Criteria, or (C) an Event of Default has occurred and is continuing.

The parties to each such assignment shall execute and deliver to the Facility Agent and the Borrower an Assignment and Acceptance. Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Facility Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto. Any purported assignment to an assignee that does not comply with the requirements of this Section 12.06 will be null and void ab initio.

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(b)          The Borrower may not assign any of its rights hereunder or any interest herein or delegate any of its obligations hereunder without the prior written consent of the Agents and the Lenders which can be withheld for any reason in their sole and absolute discretion.

(c)          Any Lender may sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement; provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (D) each Participant shall have agreed to be bound by this Section 12.06, Section 12.09 and Section 12.03. In the event that any Lender sells participations in any portion of its rights and obligations hereunder:

(i)          the agreement pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver that requires the consent of all of the Lenders. Sections 2.09, 2.10 and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10 or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred; and

(ii)         such Lender, as nonfiduciary agent for the Borrower, shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the "Participant Register"). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Term Note and Revolving Note, if any, shall expressly so provide). Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and the Collateral Manager at any reasonable time and from time to time upon reasonable prior notice.

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(d)          (1) The Facility Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Facility Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of (i) the names and addresses of the Lenders (ii) the amount of each Advance made hereunder by and any Commitments of each Lender to the Borrower, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any principal sum paid by the Borrower hereunder and each Lender's share thereof and (v) the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon) after giving effect to any assignment hereunder. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Manager, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The entries maintained in the accounts and Register maintained pursuant Section 2.03(a) and Section 12.06(d) shall be prima facie evidence of the existence and amounts of the Advances therein provided; provided that the failure of the Facility Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Manager or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide). The Facility Agent shall update and furnish to the Collateral Agent, the Borrower and the Collateral Manager from time to time at the request of the Collateral Agent, the Borrower or the Collateral Manager an updated version of Schedule 1 reflecting the then-current allocation of the Commitments.

(2)         The Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Borrower shall designate in writing to the Subordinated Noteholders, a copy of this Agreement and each Transferee Representation Letter delivered to and accepted by it and a register (the "Borrower Register") for the recordation of (i) the names and addresses of the Subordinated Noteholders, (ii) the outstanding principal amount of the Subordinated Notes, the amount of any principal and Deferred Interest due and payable or to become due and payable from the Borrower to each Subordinated Noteholder hereunder and (iii) the amount of any principal and Deferred Interest paid by the Borrower to each Subordinated Noteholder hereunder. The entries in the Borrower Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Manager, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The entries maintained in the accounts and Register maintained pursuant Section 2.20 and Section 12.06(d) shall be prima facie evidence of the the Subordinated Note principal amount and the Deferred Interest therein recorded; provided that the failure of the Borrower to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Subordinated Note principal amount and the Deferred Interest in accordance with the terms of this Agreement. The Borrower Register shall be available for inspection by the Borrower, the Collateral Manager or any Lender at any reasonable time and from time to time upon reasonable prior notice. A Note, if any, evidencing a Subordinated Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Borrower Register (and each Note, if any, shall expressly so provide).

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(e)          Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be (A) either an "accredited investor" as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a "qualified institutional buyer" as defined in Rule 144A under the Securities Act and (B) a "qualified purchaser" as defined in the Investment Company Act (a "Permitted Purchaser"). Accordingly:

(i)          each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (B) on each date on which it makes an Advance hereunder, that it is a Permitted Purchaser;

(ii)         each Lender agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Permitted Purchaser; and

(iii)        the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a "qualified purchaser" as defined in the Investment Company Act and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

(f)          A Subordinated Note may be transferred or otherwise assigned; provided that:

(i)          such transfer or assignment is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to (A) either an "accredited investor" as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a "qualified institutional buyer" as defined in Rule 144A under the Securities Act and (B) a "qualified purchaser" for purposes of the Investment Company Act; and

(ii)         the transferee agrees with the representations set forth in the Transferee Representation Letter and executes and delivers a Transferee Representation Letter to the Borrower.

Any purported transfer to an transferee that does not comply with the requirements of this Section 12.06 will be null and void ab initio.

Section 12.07          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

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Section 12.08          Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09          Confidentiality.

Each Secured Party and each Participant agrees to keep confidential all information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, the Collateral Manager, their respective Affiliates, the Collateral, the Related Documents, the Obligors or any other information furnished to any other Secured Party pursuant to this Agreement or any other Facility Document (collectively, the "Borrower Information"); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) to any Secured Party or any Affiliate of a Secured Party, any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the "Secured Party Representatives"), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties' interests under or in connection with this Agreement, (c) upon the request or demand of any Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) any nationally recognized rating agency that requires access to information about a Secured Party's investment portfolio in connection with ratings issued with respect to such Secured Party, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document (including, without limitation, under Article VII) or (h) in connection with any suit, action, proceedings or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Facility Documents).

Section 12.10          Merger.

This Agreement, the Notes and the other Facility Documents executed by the Borrower, the Collateral Manager, the Agents or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

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Section 12.11          Survival.

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, the penultimate paragraph of 7.03, 7.06(b), 11.04, 12.03, 12.04, 12.09, 12.16 and 12.19 and this Section 12.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 12.12          Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and the appellate courts of any of them;

(b)          consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

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Section 12.13          Waiver of Jury Trial.

EACH OF THE PARTIES HERETO and any Lender AND ANY SUBORDINATED NOTEHOLDER that may become a party hereto HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 12.14          Service of Process.

The Borrower hereby irrevocably designates, appoints and empowers CT Corporation, (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in Section 12.12 in connection with or arising out of this Agreement or any other Facility Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 12.14 satisfactory to the Facility Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Facility Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 12.14, with a copy thereof contemporaneously mailed by overnight mail to the Borrower at its address specified in Section 12.02. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by Applicable Law.

Section 12.15          [Reserved].

Section 12.16          [Reserved].

Section 12.17          PATRIOT Act Notice.

Each Lender and the Collateral Agent hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or the Collateral Agent in order to assist such Person in maintaining compliance with the PATRIOT Act.

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Section 12.18          Legal Holidays.

In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.19          Non-Petition.

Each of the Agents, each Lender and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer, the applicable preference period then in effect plus one day, after the Payment in Full Date; provided that nothing in this Section 12.19 shall preclude, or be deemed to stop, each Agent and each Lender (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by the Borrower or (b) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any Agent, Lender or Secured Party, or (ii) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 12.19 shall survive the termination of this Agreement.

Section 12.20          Custodianship; Delivery of Collateral Obligations and Eligible Investments.

(a)          The Collateral Manager shall deliver or cause to be delivered to The Bank of New York Mellon Trust Company, N.A., as custodian (in such capacity, the "Custodian") and which is so appointed hereby by the Borrower, all Collateral in accordance with the definition of the term "Deliver". The Custodian shall at all times be a Securities Intermediary. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least $200,000,000, has DBRS Ratings of at least "A (high)" and "R-1 (middle)" and is a Securities Intermediary. The Collateral Agent or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Agreement and (ii) any other property of the Borrower otherwise Delivered to the Collateral Agent or the Custodian, as applicable, by or on behalf of the Borrower, in the relevant Covered Account established and maintained pursuant to Article VIII; as to which in each case the Borrower and the Collateral Agent shall have entered into an agreement with the Custodian substantially in the form of Exhibit E providing, inter alia, that the establishment and maintenance of such Covered Account will be governed by a law of a jurisdiction satisfactory to the Borrower and the Facility Agent.

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(b)          The Collateral Agent or the Custodian, as applicable, shall perform on behalf of the Facility Agent and the Lenders the following duties and obligations:

(i)          The Custodian hereunder, shall take and retain custody of the Related Documents delivered by the Borrower pursuant to Article III hereof in accordance with the terms and conditions of this Agreement, as custodian for the benefit of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties hereunder. In connection with each delivery of Related Documents hereunder to the Custodian, the Collateral Manager shall provide to the Custodian an electronic file (in EXCEL or a comparable format) that contains the related Collateral Obligation Checklist or that otherwise contains the Collateral Obligation identification number, the original principal balance of such Collateral Obligation and the name of the Obligor with respect to each related Collateral Obligation.

(ii)         In taking and retaining custody of the Related Documents, the Custodian shall be deemed to be acting as the agent of the Borrower, subject to the lien of the Collateral Agent for the benefit of the Secured Parties hereunder, and as agent for the Collateral Agent for the benefit of the Secured Parties as necessary to perfect the security interest of the Collateral Agent in the Related Documents, and the Collateral Agent shall be deemed to be acting as the agent of the Facility Agent and the Secured Parties; provided that the Collateral Agent makes no representations as to the existence, perfection or priority of any Lien on the Related Documents or the instruments therein; and provided further that the Collateral Agent's and Custodian's duties as agent hereunder shall be limited to those expressly contemplated herein.

(iii)        [Reserved].

(iv)        [Reserved].

(v)         Prior to acquiring a Collateral Obligation, the Borrower or the Collateral Manager will provide the Collateral Agent and Custodian with a Trade Ticket, together with the Notice of Borrowing to be used in connection therewith.

(vi)        [Reserved].

(vii)       Promptly after receipt thereof, the Collateral Agent or the Custodian, as applicable, shall provide to the Collateral Manager a copy of all written notices and written communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor or any other Person. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it timely receives specific written instructions from the Collateral Manager (prior to the occurrence of an Event of Default) or the Facility Agent (after the occurrence of an Event of Default) in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

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(viii)      In performing its duties, the Collateral Agent and Custodian, as applicable, shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Collateral Agent or as Custodian, as applicable, for others.

(c)        Each time that the Collateral Manager directs or causes the acquisition of any Collateral Obligation, Eligible Investment, or other investment, the Borrower shall, if the Collateral Obligation, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Covered Account, cause the Collateral Obligation, Eligible Investment, or other investment to be Delivered to the Custodian to be held in the Custodial Account (or, in the case of any such investment that is not a Collateral Obligation, in the Covered Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties in accordance with this Agreement. The security interest of the Collateral Agent in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment, or other investment so acquired, including all interests of the Borrower in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment, or other investment.

(d)        The Custodian hereby agrees to accept the Collateral Delivered to it as set forth in Sections 12.20(a) and (c), to hold the Collateral in safekeeping in the applicable Account or Accounts and to invest, release and transfer the same only in accordance with the written instructions of the Collateral Manager (prior to the occurrence of an Event of Default) or the Collateral Agent (after the occurrence and continuation of an Event of Default) or as otherwise provided herein or in the Account Control Agreement; provided, however that in the event of any conflict, the provisions of the Account Control Agreement shall control. Interest, dividends and any other proceeds received by the Custodian with respect to the Collateral shall be distributed by the Collateral Agent in accordance with this Agreement.

(e)        The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Account Control Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Custodian shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or taken or omitted by it in accordance with the advice of its counsel, except, in each case, to the extent such action or omission constitutes gross negligence or willful misconduct by the Custodian. Except as otherwise expressly set forth in this Section 12.20, the Custodian shall have all of the rights and protections afforded to the Collateral Agent pursuant to this Agreement.

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(f)         Should any controversy arise between the undersigned with respect to the Collateral held by the Custodian, the Custodian shall have the right to consult with counsel and/or follow the instructions of the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties.

(g)        The Custodian may at any time resign hereunder by giving written notice of its resignation to the Borrower and the Facility Agent at least ninety days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, the Collateral held by the Custodian shall be delivered by it to such successor Custodian as shall be appointed by the Borrower, with the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed), whereupon all the Custodian's obligations hereunder shall cease and terminate; provided that no such resignation shall be effective until a successor has accepted such appointment. The Custodian's sole responsibility thereafter shall be to keep safely all Collateral then held by it and to deliver the same to a Person designated by, the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

(h)        The Custodian shall have no responsibility under this Agreement other than to render the services called for hereunder in good faith and without willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Custodian shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees shall be liable to any other party hereto, except by reason of acts or omission constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian's duties hereunder. Anything in this Agreement notwithstanding, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action.

(i)         The Custodian shall have no liability for losses arising from (i) any cause beyond its control, including, but not limited to, the act, failure or neglect of any agent or correspondent selected with due care by the Custodian for the remittance of funds, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

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Section 12.21          Special Provisions Applicable to CP Conduits.

Each of the parties hereby covenants and agrees that:

(a)        It shall not institute against, or encourage, cooperate with or join any other Person in instituting against, any CP Conduit any bankruptcy, examination, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under bankruptcy or similar law until at least one year and one day after the latest maturing commercial paper notes or other rated indebtedness issued by (x) any limited purpose entity providing funding to any CP Conduit or (y) such CP Conduit, is paid in full; provided that nothing in this Section 12.21 shall preclude, or be deemed to stop, (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by such CP Conduit or (b) any involuntary insolvency proceeding filed or commenced against such CP Conduit by a Person other than it, or (ii) from commencing against such CP Conduit or any properties of the CP Conduit any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

(b)        It waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Conduit against and on account of the obligations and liabilities of such CP Conduit to such party under this Agreement.

(c)        Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, the Commitment of any CP Conduit and any other amounts payable by such CP Conduit under this Agreement and the other Facility Documents shall be without recourse to any officer, director, employee, stockholder, member, agent or manager of such CP Conduit and shall be solely the corporate obligations of such CP Conduit.

(d)        Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, no CP Conduit shall, or shall be obligated to, fund or pay any amount pursuant to its Commitment or any other obligation under this Agreement unless such CP Conduit has received funds which may be used to make such funding or other payment and which funds are not required to repay commercial paper notes or other short term funding backing its commercial paper notes issued by a conduit providing funding to such CP Conduit, or finance activities of, such CP Conduit when due, and after giving effect to such payment, either (i) such CP Conduit (or, if applicable, the limited purpose entity which finances the CP Conduit) could issue commercial paper to refinance all of such CP Conduit's outstanding commercial paper (assuming such outstanding commercial paper matured at such time) in accordance with the program documents governing its commercial paper program or (ii) all of the commercial paper of such CP Conduit (or, if applicable, the limited purpose entity which finances such CP Conduit) is paid in full. Any amount which such CP Conduit does not advance pursuant to the operation of this paragraph shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such CP Conduit for any such insufficiency.

In the event neither a CP Conduit nor its Liquidity Provider is able to fund or pay a CP Conduit's Commitment required to be paid or funded in accordance with the terms of this Agreement, and the inability to fund continues for 3 Business Days after the expiration of a CP Conduit's obligation to fund an Advance on any Borrowing Date, the Borrower shall have the right to replace such CP Conduit with one or more other assignees meeting the requirements set forth in Section 12.06 hereof, provided that (i) all fees and expenses incurred by such replaced CP Conduit in connection with such assignment shall be paid by the Borrower and (ii) the assignee(s) shall acquire all of the Commitments and outstanding Advances of such replaced CP Conduit and, in connection therewith, shall pay to the replaced CP Conduit in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the replaced CP Conduit and all related fees and expenses in connection with the Facility Documents.

162

(e)        Notwithstanding any provisions contained in this Agreement, a CP Conduit may, from time to time, with prior or concurrent notice to the Borrower and the Facility Agent, in one transaction or a series of transactions, assign all or a portion of its rights and obligations under this Agreement and the other Facility Documents (including all or a portion of its Commitment and the Loans at the time owing to it) to a Conduit Assignee which meets the Rating Criteria. Upon and to the extent of such assignment by the CP Conduit to a Conduit Assignee (i) such Conduit Assignee shall become a CP Conduit, (ii) such Conduit Assignee (as Lender) shall be the owner of the assigned portion of the rights and obligations under this Agreement and the other Facility Documents (iii) such Conduit Assignee, any multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Conduit's source of funding the CP Conduit's acquisition or maintenance of its funding obligations hereunder, if such Conduit Assignee does not itself issue commercial paper, and other related parties shall have the benefit of all the rights and protections provided to the CP Conduit and in the other Facility Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the CP Conduit's obligations, if any, hereunder or any other Facility Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the CP Conduit and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the obligations hereunder assigned shall be made to the Facility Agent, on behalf of the CP Conduit and such Conduit Assignee on a pro rata basis according to their respective interests, and (vi) if requested by the Facility Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as such Facility Agent may reasonably request to evidence and give effect to the foregoing.

(f)          Notwithstanding any provisions contained in this Agreement or the other Facility Documents to the contrary, but subject in all respects to Section 12.09 hereof, each CP Conduit may disclose to its respective support providers, any Affiliates of any such party and Authorities having jurisdiction over such CP Conduit, such support provider, any Affiliate of such party and any rating agency that issues a rating on such CP Conduit's commercial paper notes, the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, an Advance made by such CP Conduit, collateral for such an Advance, its monthly transaction surveillance reports, and any of the terms and provisions of the Facility Documents that it may deem necessary or advisable and such other information as may be requested by a rating agency.

(g)        The provisions of Sections 12.21(a), (c) and (d) shall survive the termination of this Agreement.

163

(h)        No pledge and/or collateral assignment by any CP Conduit to a support provider under a support facility of an interest in the rights of such CP Conduit in any Advance made by such CP Conduit and the Obligations shall constitute an assignment and/or assumption of such CP Conduit's obligation under this Agreement, such obligations in all cases remaining with such CP Conduit. Moreover, any such pledge and/or collateral assignment of the rights of such CP Conduit shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Conduit's right hereunder notwithstanding anything to the contrary in this Agreement.

(i)          Each CP Conduit may act hereunder by and through its Collateral Manager or its administrator.

(j)         This Section 12.21 shall not be amended or waived without the written consent of each CP Conduit.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

164

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WhiteHorse Finance Warehouse, LLC,
as Borrower

By: WHITEHORSE FINANCE, INC., its Designated Manager

By:	/s/ Gerhard Lombard
Name: Gerhard Lombard
Title: CFO

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent and Calculation Agent

By:	/s/ Nissa Dell
Name: Nissa Dell
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Custodian

By:	/s/ Nissa Dell
Name: Nissa Dell
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

VERSAILLES ASSETS LLC
as Lender

By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo
Title: Senior Vice President

NATIXIS, NEW YORK BRANCH,
as Facility Agent

By:	/s/ Michael E. Hopson
Name: Michael E. Hopson
Title: Managing Director

By:	/s/ Henry J. Sandlass
Name: Henry J. Sandlass
Title: Managing Director

SCHEDULE 1

Commitments And Percentages
Prior to the Stage 1 Mandatory Revolving Conversion Date

Name of Lender	Revolving Commitment	Term Commitment	Percentage
Versailles Assets LLC	$150,000,000	$0	100.00%

TOTAL	$150,000,000	$0	100.00%

Commitments And Percentages
on and after a Stage 1 Mandatory Revolving Conversion Date

Name of Lender	Revolving Commitment	Term Commitment	Percentage
Versailles Assets LLC	$100,000,000	$50,000,000	100.00%

TOTAL	$100,000,000	$50,000,000	100.00%

Commitments And Percentages
on the Stage 2 Mandatory Revolving Conversion Date

Name of Lender	Revolving Commitment	Term Commitment		Percentage
Versailles Assets LLC	$0	$150,000,000		100.00%

TOTAL	$0	$150,000,000	*	100.00%

*The Total Term Commitment of the Term Lenders shall be the lesser of (i) the aggregate principal amount of all of the Revolving Advance and Term Loan Advances outstanding as of such date and (ii) $150,000,000.

1

SCHEDULE 2

Scope of Monthly Report and Payment Date Report

Part 1: Monthly Reporting Scope

1.	The Aggregate Principal Balance of all Collateral Obligations and Equity Securities
2.	The balance of all Eligible Investments and cash in each of:
a.	The Collection Account (including the Interest Collection Subaccount and the Principal Collection Subaccount)
b.	The Payment Account
c.	The Revolving Reserve Account
d.	The Lender Funding Account (including each Lender Funding Subaccount therein)
e.	The Custodial Account
f.	The Closing Expense Account
g.	The Excess Concentration Loan Account
3.	Commitment and aggregate outstanding principal amount of all Advances, aggregate outstanding principal amount of the Subordinated Notes and the amount of Deferred Interest payable on the Subordinated Notes
4.	The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the Monthly Report Determination Date or Determination Date relating to the last Monthly Report or Payment Date Report, respectively), the Excess Concentration Loan Account and the Revolving Reserve Account
5.	Compliance level of Coverage Tests vs. test level
a.	Calculation of Overcollateralization Ratio Test
b.	Calculation of Interest Coverage Ratio Test
c.	Calculation of MV Overcollateralization Ratio Test
6.	Compliance with Advance Rate Test
a.	Calculation of Advance Rate Test
7.	Compliance with Collateral Quality Tests
a.	the Minimum Diversity Score Test
b.	the Minimum Weighted Average Spread Test
c.	the Minimum Weighted Average Fixed Rate Coupon Test
d.	the Weighted Average Maturity Test
e.	the Maximum DBRS Risk Score Test
8.	Compliance with Concentration Limitations
a.	Fixed Rate Obligations
b.	Obligor concentrations
c.	Revolving Collateral Loans or Delayed Drawdown Collateral Loans
d.	Eligible Second Lien Loans, Eligible Mezzanine Loan and Unsecured Loans
e.	Eligible Mezzanine Loan and Unsecured Loans
f.	DBRS Industry Classification
g.	DIP Loans
h.	Collateral Obligations that permit payment of interest less frequently than quarterly
i.	Collateral Obligations with DBRS Risk Score above 22.0296/ Credit Estimate and trailing 12 month EBITDA of less than 12.5 million
j.	PIK Loans
k.	Covenant Lite Loans
9.	Listing of all Collateral Obligations with attributes including
a.	Obligor name and identifying number

1

b.	Principal Balance
c.	DBRS rating (if public) and the last date of the Credit Estimate (if a Credit Estimate)
d.	Fitch rating (if public)
e.	Moody's rating (if public)
f.	S&P rating (if public)
g.	DBRS Industry Classification
h.	lien position (Eligible Senior Secured Loan, Eligible Second Lien Loan, Eligible Mezzanine Loan, Unsecured Loan)
i.	Whether the Collateral Obligation is fixed or floating
j.	For floating rate obligations, the index over which interest is calculated (e.g., LIBOR, prime or other)
k.	Cash-pay coupon (for Fixed Rate Obligations)
l.	Cash-pay spread (for floating rate obligations)
m.	Maturity date
n.	Whether the Collateral Obligation is a Credit Risk Loan or Defaulted Loan
o.	Country of domicile
p.	Frequency of interest payment
q.	Whether such Collateral Obligation is a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan
r.	The unfunded amount, if any, in respect of a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan
s.	Derived method of DBRS Long Term Rating (from DBRS Rating Procedure, Part A: (1), (2), (3), or (4)) (or Credit Estimate)
t.	Credit Estimate issue date (if applicable)
u.	Date of expiry of Credit Estimate (if applicable)
v.	Date of last amendment
10.	Listing of all Collateral Obligations with Specified Changes including
a.	Obligor name and identifying number
b.	Principal Balance
c.	The date of such Specified Change
d.	Nature of Specified Change
11.	Listing of all Excess Concentration Loans with attributes including
a.	Obligor name and identifying number
b.	Principal Balance
c.	DBRS rating (if public) and the last date of the Credit Estimate (if a Credit Estimate)
d.	Fitch rating (if public)
e.	Moody's rating (if public)
f.	S&P rating (if public)
g.	DBRS Industry Classification
h.	lien position (Eligible Senior Secured Loan, Eligible Second Lien Loan, Eligible Mezzanine Loan, Unsecured Loan)
i.	Whether the Excess Concentration Loan is fixed or floating
j.	For floating rate obligations, the index over which interest is calculated (e.g., LIBOR, prime or other)
k.	Cash-pay coupon (for Fixed Rate Obligations)
l.	Cash-pay spread (for floating rate obligations)
m.	Maturity date
n.	Whether the Excess Concentration Loan is a Credit Risk Loan or Defaulted Loan
o.	Country of domicile
p.	Frequency of interest payment

2

q.	Whether such Excess Concentration Loan is a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan
r.	The unfunded amount, if any, in respect of a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan
12.	For Defaulted Loans
a.	Default Date
b.	Days in default
c.	Principal Balance
d.	If an appraisal has been received in last 3 months
e.	Appraised Value
f.	Borrowing Base
13.	Assets purchased or sold within the Collection Period including
a.	Facility name
b.	Trade/settlement dates
c.	Reason for sale / Transaction motivation (e.g. Discretionary, Credit Risk, Credit Improved.)
d.	Purchaser or seller is an affiliate of the Borrower?
e.	Par amount
f.	Price
g.	Proceeds
h.	Accrued interest
i.	Whether such asset is an Excess Concentration Loan
14.	Interest rate for the Advances and Subordinated Notes for the Interest Accrual Period preceding the next Payment Date
15.	Confirmation from the Collateral Agent whether or not it has received during the Collection Period confirmation (which may be by way of email) from the Retention Provider of its continued compliance with the covenants set out at Section 2(a) and (b) of the Retention of Net Economic Interest Letter in the form of Exhibit G to this Agreement.

Part 2:    Payment Date Reporting Scope

1.	All information included in a Monthly Report under Part 1 above
2.	Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds (including, the aggregate amounts of Revolving Advances and/or Term Loan Advances that are to be prepaid on the related Payment Date and amounts to be deposited in the Revolving Reserve Account)
3.	Beginning and ending aggregate outstanding principal amount of all Advances
4.	Beginning and ending balance of all Covered Accounts
5.	Beginning and ending principal amount of the Subordinated Notes
6.	Beginning and ending amount of Deferred Interest payable on the Subordinated Notes

3

SCHEDULE 3

Industry Diversity Score Table

AAggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	AAggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	AAggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score	AAggregate Industry/ Regional Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

1

SCHEDULE 4

DBRS Risk Scores

The "DBRS Risk Score " relating to any Collateral Obligation at any time is the percentage set forth in the table below opposite the DBRS Long Term Rating of such Collateral Obligation at such time:

DBRS Long Term Rating	DBRS Risk Score
AAA	0.0987%
AA (high)	0.1539%
AA	0.2091%
AA (low)	0.2994%
A (high)	0.4801%
A	0.5704%
A (low)	0.9643%
BBB (high)	1.7521%
BBB	2.1460%
BBB (low)	2.9528%
BB (high)	6.9863%
BB	8.5997%
BB (low)	11.9572%
B (high)	17.3292%
B	22.0296%
B (low)	31.8670%
CCC (high)	48.2625%
CCC	54.8208%
CCC (low)	77.4104%
C	100.0000%

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SCHEDULE 5

DBRS Industry Classifications

Name

1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Brokers, Dealers & Investment houses
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	Insurance
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities
40	Miscs
41	Sovereign
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SCHEDULE 6

LIBOR

With respect to each Interest Accrual Period, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(i)          LIBOR for such Interest Accrual Period shall equal the offered rate, as determined by the Calculation Agent, for Dollar deposits in Europe of the Designated Maturity which appears on Reuters Screen LIBOR01 Page (or such other page as may replace such Reuters Screen LIBOR01 Page for the purpose of displaying comparable rates) as reported by Bloomberg Financial Markets Commodities News (or, in the event that Bloomberg Financial Markets Commodities News ceases to report LIBOR for Dollar deposits, by another recognized financial reporting service) (the "Screen Page") as of 11:00 a.m. (London time) on the applicable LIBOR Determination Date. "LIBOR Determination Date" means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.

(ii)         If, on any LIBOR Determination Date, such rate does not appear on the Screen Page, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for U.S. Dollar deposits in Europe of the Designated Maturity (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations. If, on any LIBOR Determination Date, fewer than two Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent (after consultation with the Borrower) are quoting on the relevant LIBOR Determination Date for Dollar deposits in Europe for the term of such Interest Accrual Period (except that in the case where such Interest Accrual Period shall commence on a day that is not a LIBOR Business Day, for a term of the Designated Maturity commencing on the next following LIBOR Business Day), to the principal London offices of leading banks in the London interbank market.

(iii)        In respect of any Interest Accrual Period having a Designated Maturity other than three months, LIBOR shall be determined through the use of straight line interpolation by reference to two rates calculated in accordance with clauses (i) and (ii) above, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Accrual Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Accrual Period; provided that, if an Interest Accrual Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with clauses (i) and (ii) above as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

1

(iv)       If the Calculation Agent is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR with respect to such Interest Accrual Period shall be the arithmetic mean of the Base Rate for each day during such Interest Accrual Period.

For purposes of clauses (i), (iii) and (iv) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point. For the purposes of clause (ii) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty second of a percentage point.

As used herein:

"Designated Maturity" means, in respect of any Interest Accrual Period, the length of such Interest Accrual Period.

"LIBOR Business Day" means a day on which commercial banks and foreign exchange markets settle payments in Dollars in New York and London.

"Reference Banks" means four major banks in the London interbank market selected by the Calculation Agent.

2

SCHEDULE 7

DBRS Rating Procedure

The "DBRS Rating" for an Obligor, Lender or other Person (collectively referred to as the "Obligor" for purposes of this Schedule) means the DBRS Long Term Rating for such Obligor determined in accordance with Part A of this Schedule or the DBRS Short Term Rating for such Obligor determined in accordance with Part B of this Schedule, in each case as the context requires. The DBRS Rating of the Obligors shall be updated at least annually.

Part A: Long Term Ratings

The "DBRS Long Term Rating" for an Obligor will, on any date, be the rating of such Obligor determined as provided below:

(1)	if there is a DBRS public long term rating of such Obligor at such date, such DBRS public long term rating;

(2)	if a DBRS Long Term Rating for such Obligor cannot be determined under clause (1) above, but a Moody's Rating, S&P Rating and Fitch Rating (each, a "public long term rating") are all available at such date, the DBRS Long Term Rating will be the DBRS Equivalent of such public long term rating remaining after disregarding the highest and lowest such public long term ratings from such Rating Agencies. For this purpose, if more than one public long term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public long term ratings shall be so disregarded;

(3)	if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public long term ratings of such Obligor by any two of Moody's, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such public long term rating;

(4)	if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public long term rating of such Obligor by only one of Moody's, Fitch or S&P is available at such date, the DBRS Equivalent of such available public long term rating; and

(5)	if at any time a DBRS Long Term Rating for an Obligor cannot be determined under clauses (1) through (4) above, then such Obligor will be deemed not to have a DBRS Long Term Rating at such time and the Borrower shall be required to comply with Section 5.04 in respect of such Obligor.

Part B: Short Term Ratings

The "DBRS Short Term Rating" for a Lender or other Person (collectively referred to as the "Obligor" for purposes of this definition) will, on any date, be the rating of such Obligor determined as provided below:

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(1)	if there is a DBRS public short term rating of such Obligor at such date, such DBRS public short term rating;

(2)	if a DBRS Short Term Rating for such Obligor cannot be determined under clause (1) above, but public short term ratings of such Obligor by each of Moody's, Fitch and S&P are all available at such date, the DBRS Short Term Rating will be the DBRS Equivalent of the public short term rating remaining after disregarding the highest and lowest public short term ratings from such Rating Agencies. For this purpose, if more than one public short term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public short term ratings shall be so disregarded;

(3)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public short term ratings of such Obligor by any two of Moody's, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such short term rating;

(4)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public short term rating of such Obligor by only one of Moody's, Fitch or S&P is available at such date, the DBRS Equivalent of such available short term rating; and

(5)	if a DBRS Short Term Rating for such Obligor cannot be determined under clauses (1) through (4) above, then for purposes of this Agreement there shall be no DBRS Short Term Rating for such Obligor as at such date.

Part C: Other Definitions

The "DBRS Equivalent" of any rating by Moody's, Fitch or S&P will be the rating set forth below under the heading "DBRS Rating" opposite the applicable rating by Moody's, Fitch or S&P:

Long Term Rating Equivalents

DBRS Rating	Moody's	S&P	Fitch
AAA	Aaa	AAA	AAA
AA (high)	Aa1	AA+	AA+
AA	Aa2	AA	AA
AA (low)	Aa3	AA-	AA-
A (high)	A1	A+	A+
A	A2	A	A
A (low)	A3	A-	A-
BBB (high)	Baa1	BBB+	BBB+
BBB	Baa2	BBB	BBB
BBB (low)	Baa3	BBB-	BBB-
BB (high)	Ba1	BB+	BB+
BB	Ba2	BB	BB
BB (low)	Ba3	BB-	BB-
B (high)	B1	B+	B+
B	B2	B	B
B (low)	B3	B-	B-
CCC (high)	Caa1	CCC+	CCC+
CCC	Caa2	CCC	CCC
CCC (low)	Caa3	CCC-	CCC-
CC	Ca	CC	CC
D	D	D	D

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Short Term Rating Equivalents

DBRS Rating	Moody's	S&P	Fitch
R-1 (high)A-1+	F1+
R-1 (middle)	P-1	A-1	F1
R-1 (low)
R-2 (high)
R-2 (middle)	P-2	A-2	F2
R-2 (low)
R-3 (high)
R-3 (middle)	P-3	A-3	F3
R-3 (low)
—B	B
—C	C
D	NP	D	D

"Fitch Rating" means, for any Obligor at any time, the rating determined as follows:

(i)	if there is a publicly available issuer rating or senior unsecured rating by Fitch, such issuer rating, if no issuer rating is available then the senior unsecured rating; and

(ii)	if the rating is not available as defined in the first clause above, but there is a rating by Fitch on another obligation of the same Obligor, then the rating will be as follows:

(a)	if such rating is on a senior secured obligation, one subcategory below such rating; and

(b)	if such rating in on a subordinate obligation, one subcategory above such rating.

If a Fitch Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have a Fitch Rating at such time.

"Moody's Rating" means, with respect to any Obligor as of any date of determination, the rating determined in accordance with the following methodology:

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(i)	with respect to an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan (or an Obligor that is a Lender or other Person), if such Obligor has a corporate family rating by Moody's, then such corporate family rating;

(ii)	with respect to an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan, if not determined pursuant to clause (i) above, if such Collateral Obligation is publicly rated by Moody's, such public rating; and

(iii)	with respect to an Obligor on a Collateral Obligation, if not determined pursuant to clause (i) or (ii) above, (A) if such Obligor has one or more senior unsecured obligations publicly rated by Moody's, then the Moody's public rating on any such obligation (or, if such Obligor is an Obligor on a Collateral Obligation that is an Eligible Senior Secured Loan, the Moody's rating that is one subcategory higher than the Moody's public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion or, if no such rating is available, (B) if such Collateral Obligation is publicly rated by Moody's, such public rating or, if no such rating is available, (C) if such Collateral Obligation is a DIP Loan, with respect to any DIP Loan, one subcategory below the facility rating (whether public or private) of such DIP Loan rated by Moody's, provided that, for purposes of calculating a Moody's Rating, each applicable rating on credit watch by Moody's with positive or negative implication at the time of calculation will be treated as having been upgraded or downgraded by one rating subcategory, as the case may be, and each applicable rating with negative outlook by Moody's at the time of calculation will be treated as having been downgraded by one rating subcategory. If a Moody's Rating for an Obligor cannot be determined under clause (i), (ii) or (iii) above at any time, then such Obligor will be deemed not to have a Moody's Rating at such time.

"S&P Rating" means, with respect to any Obligor, as of any date of determination, the rating determined in accordance with the following methodology:

(iv)	(a) if there is an issuer credit rating of such Obligor by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty approved by S&P, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such Obligor held by the Borrower) or (b) if there is no issuer credit rating of the Obligor by S&P but (1) there is a senior secured rating on any obligation or security of the Obligor, then the S&P Rating of such Obligor shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the Obligor, the S&P Rating of such Obligor shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Obligation shall be one sub-category above such rating if such rating is higher than "BB+", and shall be two sub-categories above such rating if such rating is "BB+" or lower; and

(v)	with respect to any Collateral Obligation that is a DIP Loan, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P; provided that, for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on "credit watch positive" by S&P, such rating will be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on "credit watch negative" by S&P, such rating will be treated as being one sub-category below such assigned rating. If a S&P Rating for an Obligor cannot be determined under clause (i) or (ii) above at any time, then such Obligor will be deemed not to have an S&P Rating at such time.

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SCHEDULE 8

Matrix

"Matrix" shall mean:

(a) until the date occurring 1 year following the end of the Reinvestment Period:

Applicable Row Level	Row Advance Rate	Row Diversity Score	Row Minimum OC Level
1	40.00%	0	200.00%
2	45.00%	5	177.78%
3	50.00%	10	160.00%
4	55.00%	15	145.45%

and

(b) thereafter:

Applicable Row Level	Row Advance Rate	Row Diversity Score	Row Minimum OC Level
1	40.00%	0	250.00%
2	45.00%	5	222.22%
3	50.00%	10	200.00%
4	55.00%	15	181.82%

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EXHIBIT A-1

[FORM OF REVOLVING NOTE]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to [INSERT NAME OF REVOLVING LENDER] (the "Lender") and its registered assigns on the Stage 2 Mandatory Revolving Conversion Date (as defined in the Credit Agreement hereinafter referred to), the principal sum of [DOLLAR AMOUNT] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Advances made by the Lender to the Borrower under the Credit Agreement), in immediately available funds and in lawful money of the United States, and to pay interest on the unpaid principal amount of each such Revolving Advance, in like funds and money, from the Borrowing Date thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This promissory note is a Revolving Note referred to in the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the "Credit Agreement") among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as collateral agent. The date and principal amount of each Revolving Advance (and stated interest thereon) made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Revolving Note, and the aggregate unpaid principal amount shown on such schedule shall be prima facie evidence of the principal amount owing and unpaid on the Revolving Advances made by the Lender. The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to repay the principal amount of the Revolving Advances together with all interest accrued thereon.

Except as permitted by Section 12.06 of the Credit Agreement, this Revolving Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Revolving Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.06 of the Credit Agreement, this Revolving Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Revolving Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.

[Remainder of Page Intentionally Left Blank]

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THIS Revolving NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WhiteHorse Finance Warehouse, LLC

By:	WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

2

SCHEDULE I

This Revolving Note evidences Revolving Advances made by [INSERT NAME OF REVOLVING LENDER], (the "Lender") to WhiteHorse Finance Warehouse, LLC (the "Borrower") under the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent, and The Bank of New York Mellon Trust Company, N.A., as collateral agent, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT ADVANCED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

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EXHIBIT A-2

[FORM OF TERM NOTE]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to [INSERT NAME OF TERM LENDER] (the "Lender") and its registered assigns on the Final Maturity Date (as defined in the Credit Agreement hereinafter referred to) the principal sum of [DOLLAR AMOUNT] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan Advances made by the Lender to the Borrower under the Credit Agreement), in immediately available funds and in lawful money of the United States, and to pay interest on the unpaid principal amount of each such Term Loan Advance, in like funds and money, from the applicable Mandatory Revolving Conversion Date thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This promissory note is a Term Note referred to in the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the "Credit Agreement") among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as collateral agent. The date and principal amount of each Term Loan Advance (and stated interest thereon) made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Term Note, and the aggregate unpaid principal amount shown on such schedule shall be prima facie evidence of the principal amount owing and unpaid on the Term Loan Advances made by the Lender. The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to repay the principal amount of the Term Loan Advances together with all interest accrued thereon.

Except as permitted by Section 12.06 of the Credit Agreement, this Term Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Term Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.06 of the Credit Agreement, this Term Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Term Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.

[Remainder of Page Intentionally Left Blank]

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THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WhiteHorse Finance Warehouse, LLC

By:	WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

2

SCHEDULE I

This Term Note evidences Term Loan Advances made by [INSERT NAME OF TERM LENDER], (the "Lender") to WhiteHorse Finance Warehouse, LLC (the "Borrower") under the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent, and The Bank of New York Mellon Trust Company, N.A., as collateral agent, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT ADVANCED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

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EXHIBIT A-3

[FORM OF SUBORDINATED NOTE]

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED, REOFFERED, SOLD, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS EXPRESSLY PERMITTED UNDER SECTION 12.06 OF THE CREDIT AGREEMENT REFERRED TO BELOW.

DISTRIBUTIONS OF AVAILABLE AMOUNTS TO THE HOLDER OF THE SUBORDINATED NOTES REPRESENTED HEREBY ARE SUBORDINATE TO THE PAYMENT OF PRINCIPAL OF AND INTEREST AND OTHER AMOUNTS OWING ON THE ADVANCES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, IN EACH CASE IN THE MANNER AND TO THE EXTENT AND AS DESCRIBED IN THIS NOTE AND IN THE CREDIT AGREEMENT REFERRED TO BELOW.

THE FAILURE TO PROVIDE THE BORROWER AND THE COLLATERAL AGENT WITH THE PROPERLY COMPLETED AND SIGNED TAX CERTIFICATIONS (GENERALLY, IN THE CASE OF U.S. FEDERAL INCOME TAX, AN INTERNAL REVENUE SERVICE FORM W-9 (OR APPLICABLE SUCCESSOR FORM) IN THE CASE OF A PERSON THAT IS A "UNITED STATES PERSON" WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE CODE OR THE APPROPRIATE INTERNAL REVENUE SERVICE FORM W-8 (OR APPLICABLE SUCCESSOR FORM) IN THE CASE OF A PERSON THAT IS NOT A "UNITED STATES PERSON" WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE CODE) OR THE FAILURE TO PROVIDE OR UPDATE ITS HOLDER FATCA INFORMATION MAY RESULT IN WITHHOLDING FROM, OR REDUCTION IN, PAYMENTS IN RESPECT OF SUCH NOTE, INCLUDING U.S. FEDERAL WITHHOLDING OR BACK-UP WITHHOLDING. "Holder FATCA Information" means information requested by the Borrower or an Intermediary (or an agent thereof) to be provided by the holders OR BENEFICIAL OWNERS OF NOTES to the Borrower or an Intermediary that IN THE REASONABLE DETERMINATION OF THE borrower OR AN INTERMEDIARY is required TO BE REQUESTED by FATCA (INCLUDING PURSUANT TO AN INTERGOVERNMENTAL AGREEMENT). "FATCA" means Sections 1471 through 1474 of the Code, any final current or future regulations or official interpretations thereof, any agreement entered into IN CONNECTION THEREWITH, or any u.s. or non-u.s. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such sections of the code.

BY ITS ACCEPTANCE OF THIS SUBORDINATED NOTE, EACH HOLDER HEREOF AGREES TO TREAT THE FACILITY, THE REVOLVING NOTES AND TERM NOTES AS DEBT OF, AND THE SUBORDINATED NOTES AS PREFERRED EQUITY IN, THE BORROWER FOR U.S. FEDERAL INCOME TAX PURPOSES AND WILL TAKE NO CONTRARY POSITION UNLESS OTHERWISE REQUIRED BY APPROPRIATE TAXING AUTHORITIES.

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SUBORDINATED NOTE

S-[__]	July 8, 2015

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to [INSERT NAME OF HOLDER] (the "Holder") and its registered assigns on the Final Maturity Date (as defined in the Credit Agreement hereinafter referred to) the principal amount of [DOLLAR AMOUNT] Dollars, in immediately available funds and in lawful money of the United States, and to pay interest on the unpaid principal amount, in like funds and money, thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This promissory note is a Subordinated Note referred to in the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the "Credit Agreement") among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as collateral agent.

Except as permitted by Section 12.06 of the Credit Agreement, this Subordinated Note may not be transferred or otherwise assigned by the Holder to any other Person. Without limiting the generality of the foregoing, this Subordinated Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Borrower Register.

Anything in this Note or the Credit Agreement to the contrary notwithstanding, the Holder agrees for the benefit of the Lenders and the Collateral Agent that this Note and the Subordinated Notes represented hereby shall be subordinate and junior to the Advances and all other amounts owing in respect of the Advances, including principal, interest thereon, fees, expenses and other amounts, as well as all other applicable amounts specified in the Credit Agreement (collectively, the "Senior Obligations") to the extent and in the manner set forth herein and in the Credit Agreement.

If, notwithstanding the provisions of this Note and the Credit Agreement, the Holder shall have received any payment or distribution in respect of this Note contrary to the provisions of this Note and the Credit Agreement, then, unless and until the Senior Obligations shall have been paid in full in cash or, to the extent the Lenders consent, other than in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Lenders; provided that if any such payment or distribution is made other than in cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Note and the Credit Agreement (including these subordination provisions).

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By its acceptance of this Note, the Holder agrees with the Lenders and the Facility Agent that the Holder shall not demand, accept, or receive any payment or distribution in respect of the Subordinated Notes in violation of the provisions of this Note and the Credit Agreement, including these subordination provisions; provided that after the Lenders have been paid in full, the Holder shall be fully subrogated to the rights of the Lenders. Nothing in these subordination provisions shall affect the obligation of the Borrower to pay the Holder of the amounts outstanding under this Note.

[Remainder of Page Intentionally Left Blank]

3

THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WhiteHorse Finance Warehouse, LLC

By:	WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

4

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

Natixis, New York Branch,
as Facility Agent
1251 Avenue of the Americas
New York, New York 10020

The Lenders party to the
Credit Agreement referred to below

Cc:

The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Corporate Trust- WhiteHorse Finance Warehouse, LLC- Kod Odimgbe

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.02 of that certain Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the "Credit Agreement") among WhiteHorse Finance Warehouse, LLC, as borrower (the "Borrower"), the Lenders from time to time parties thereto (collectively, the "Lenders"), Natixis, New York Branch, as facility agent (the "Facility Agent"), and The Bank of New York Mellon Trust Company, N.A., as collateral agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.	The Borrower hereby requests that on ______________, ____ (the "Borrowing Date") it receive a Revolving Borrowing under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the "Requested Amount").

2.	The Borrower hereby gives notice of its request for Revolving Advances in the aggregate principal amount equal to the Requested Amount to the Lenders and the Facility Agent pursuant to Section 2.02 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Principal Collection Subaccount in its respective Percentage of the Requested Amount.

3.	The Borrower certifies that immediately after giving effect to the proposed Revolving Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.04 of the Credit Agreement is satisfied, including:

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(1)	in the case of the initial Borrowing on the Original Closing Date under the Credit Agreement, the conditions precedent set forth in Section 3.01, shall have been fully satisfied on or prior to the Borrowing Date referred to above;

(2)	immediately after the making of the Revolving Advance requested herein on the Borrowing Date, the Commitment Shortfall Test shall be satisfied (on a pro-forma basis);

(3)	[immediately after the making of such Revolving Advance on the Borrowing Date, each Coverage Test shall be satisfied (on a pro-forma basis) and the Row Advance Rate that is in use at such time equals or exceeds the Portfolio Advance Rate;] [1]

(4)	[each of the representations and warranties of the Borrower contained in Article IV of the Credit Agreement and the other Facility Documents is true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date);] [2]

(5)	[no Default or Event of Default shall have occurred and be continuing at the time of making of the Revolving Advance or shall result upon the making of such Revolving Advance;]/[no Default or Event of Default described in Sections 6.01(c), (e) or (f) of the Credit Agreement shall have occurred and be continuing at the time of the making of such Revolving Advance or shall result upon the making of such Revolving Advance;][3]

(6)	[other than in connection with Revolving Advances obtained on the Original Closing Date which are used for purposes other than the acquisition of additional Collateral Obligations,][4] the provisions of Section 10.02 have been satisfied as of the date of acquisition in connection with any acquisition of additional Collateral Obligations with the proceeds of the applicable Revolving Advance.

WITNESS my hand on this ____ day of _________, ____.

WhiteHorse Finance Warehouse, LLC,
as Borrower
By: WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

1 Paragraphs (3) may be omitted if, and only if, not required under Section 3.04.

2 Paragraphs (4) may be omitted if, and only if, not required under Section 3.04.

3 Choose between bracketed text in paragraph (5) depending on requirements under Section 3.04.

4 Insert bracketed text only in connection with the Notice of Borrowing on the Original Closing Date.

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EXHIBIT C

[FORM OF NOTICE OF PREPAYMENT]

Natixis, New York Branch,
as Facility Agent
1251 Avenue of the Americas
New York, New York 10020

The Lenders party to the
Credit Agreement referred to below

Cc:

The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Corporate Trust- WhiteHorse Finance Warehouse, LLC- Kod Odimgbe

NOTICE OF PREPAYMENT

This Notice of Prepayment is made pursuant to Section 2.05 of that certain Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 among WhiteHorse Finance Warehouse, LLC, as borrower (the "Borrower"), the lenders from time to time parties thereto (collectively, the "Lenders"), Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as collateral agent (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the " Credit Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.	The Borrower hereby gives notice that on ______________, ____ (the "Prepayment Date") it will make a prepayment of a [Revolving Advance][and a][Term Loan Advance] under the Credit Agreement in the principal amount of [_____________ Dollars ($_______)with respect to such Revolving Advance][and][_____________ Dollars ($_______) with respect to such Term Loan Advance] (the "Prepayment Amount").

2.	The Borrower hereby gives notice of intent to prepay (through the Collateral Agent) a [Revolving Advance][and a][Term Loan Advance] in the aggregate principal amount equal to the Prepayment Amount to the [Revolving Lenders][and][Term Lenders] pursuant to Section 2.05 of the Credit Agreement and will remit, or cause to be remitted through the Collateral Agent, the proceeds thereof to the account of each [Revolving Lender][and][Term Lender] set forth in Schedule I hereto in an amount equal to its respective Percentage of the Prepayment Amount.

WITNESS my hand on this ____ day of _________, ____.

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WhiteHorse Finance Warehouse, LLC,
as Borrower

By:	WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

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Schedule I

[Describe accounts of the Lenders]

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EXHIBIT D

[FORM OF ASSIGNMENT AND ACCEPTANCE]

Reference is made to the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the " Credit Agreement") among [INSERT NAME OF ASSIGNING LENDER] (the "Assignor"), the other lenders from time to time parties thereto (together with the Assignor, the "Lenders"), The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Natixis, New York Branch, as Facility Agent for the Lenders (in such capacity, together with its successors and assigns, the "Facility Agent"), and WhiteHorse Finance Warehouse, LLC, as borrower (the "Borrower"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Assignor and the "Assignee" referred to on Schedule I hereto agree as follows:

1.          As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind (except as set forth below) from Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and under the other Facility Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor's percentage interest specified on Schedule I hereto of the outstanding principal amount of the [Revolving][Term Loan] Advances to the Borrower (such rights and obligations assigned hereby being the "Assigned Interests"). After giving effect to such sale, assignment and assumption, the Assignee's "Percentage" will be as set forth on Schedule I hereto.

2.          The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Lien created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security or ownership interest created or purported to be created under or in connection with, the Facility Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, Collateral relating to the Borrower, or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of the Borrower, the Facility Agent, the Collateral Manager or any other Person, or the performance or observance by any Person of any of its obligations under any Facility Document or any instrument or document furnished pursuant thereto.

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3.          The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Facility Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Facility Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Facility Documents; (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Facility Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Documents are required to be performed by it as a [Revolving][Term] Lender.

4.          The Assignee, by checking the box below, (i) acknowledges that it is required to be a Qualified Purchaser for purposes of the Investment Company Act at the time it becomes a [Revolving][Term] Lender and on each date on which a [Revolving][Term Loan] Advance is made under the Credit Agreement and (ii) represents and warrants to the Assignor, the Borrower and the Agents that the Assignee is a Qualified Purchaser:

☐	By checking this box, the Assignee represents and warrants that it is a Qualified Purchaser.

5.          The Assignee, by checking the box below, (i) acknowledges that the Assigned Interests are not registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any applicable state securities laws, and (ii) represents and warrants to the Assignor, the Borrower the Administrative Agent and the Trustee that the Assignee is (a) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, or (b) we are an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act:

☐	is (a) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, or (b) we are an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

6.          The Assignee specifies that its Liquidity Provider, if any, is ________________ and its jursidiction of incorporation is ______________.  The [Revolving][Term] Lender's holding company is _____________ and its jursidiction of incorporation is ____________.  The Liquidity Provider's, if any, holding company is _____________ and its jurisdiction of incorporation is ____________.

7.          Following the execution of this Assignment and Acceptance, it will be delivered to the Facility Agent for acceptance and recording by the Facility Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Facility Agent, unless a later effective date is specified on Schedule I hereto.

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8.          Upon such acceptance and recording by the Facility Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a [Revolving][Term] Lender thereunder and under any other Facility Document, (ii) without limiting the generality of the foregoing, the Assignee expressly acknowledges and agrees to its obligations of indemnification to the Agents pursuant to and as provided in Section 11.04 thereof, and (iii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and under any other Facility Document.

9.          Upon such acceptance and recording by the Facility Agent, from and after the Effective Date, the Borrower shall make all payments under the Credit Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.

10.         This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

11.         This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by facsimile shall be effective as a delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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Schedule I

Percentage interest transferred by Assignor:	___%

Assignor:	[INSERT NAME OF ASSIGNOR], as Assignor

By:
Authorized Signatory,

Assignee:	[INSERT NAME OF ASSIGNEE] as Assignee

By:
Authorized Signatory

Accepted this ___ day of _______________, ____

NATIXIS, NEW YORK BRANCH, as Facility Agent

By:
Authorized Signatory

By:
Authorized Signatory

[Consented to this ___ day of
_______________, ____

WhiteHorse Finance Warehouse, LLC,
as Borrower

By:
Name:
Title:][1]

1 Insert in an Assignment and Acceptance if Borrower consent is required

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EXHIBIT E

[FORM OF ACCOUNT CONTROL AGREEMENT]

(see Account Control Agreement)

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EXHIBIT F

APPROVED APPRAISAL FIRMS

A. G. Edwards & Sons, Inc.

Axiom Valuation Solutions

Bank of America

Barclays Capital

Cantor Fitzgerald

CIBC World Markets

Citigroup

Credit Research & Trading

Credit Suisse

Dabney Flannigan

Delaware Bay, Inc.

Deutsche Bank

Dresdner Kleinwort Wasserstein

Duff & Phelps

Empire Valuation Consultants

Goldman Sachs & Co.

Houlihan Lokey Howard & Zukin

J.P. Morgan Chase

Jefferies & Company, Inc.

Lazard Freres

Lincoln Partners Advisors, an affiliate of Lincoln International

Morgan Stanley

Murray Devine

Raymond James

TD Securities

The Blackstone Group

Union Bank

Wells Fargo

William Blair & Company

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EXHIBIT G

Retention of Net Economic Interest Letter

[To be provided]

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EXHIBIT H

FORM OF PAYOFF LETTER

NOTICE, PAYOFF AND RELEASE AGREEMENT

[Date]

The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent and Calculation Agent
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Corporate Trust- WhiteHorse Finance Warehouse, LLC- Kod Odimgbe

The Bank of New York Mellon Trust Company, N.A.,
as Custodian
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Corporate Trust- WhiteHorse Finance Warehouse, LLC- Kod Odimgbe

Natixis, New York Branch,
as Facility Agent
1251 Avenue of the Americas
New York, New York 10020
Attention: Yazmin Vasconez

[Versailles Assets LLC, as Lender
c/o Global Securitization Services LLC
68 South Service Road, Suite 120
Melville, New York 11747
Attention: Andrew Stidd]

Ladies and Gentlemen:

Pursuant to Section 2.06(b) of the Second Amended and Restated Credit and Security Agreement, dated as of July 8, 2015, among WhiteHorse Finance Warehouse, LLC ("Borrower"), as borrower (in such capacity, the "Borrower"), the Lenders from time to time parties thereto, Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as collateral agent for the Secured Parties (in such capacity as trustee, the "Collateral Agent") (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the " Credit Agreement"); capitalized terms not defined herein are used as defined in the Credit Agreement), the Borrower hereby (i) notifies the above addressees of its intention to cause a Payment in Full (which shall exclude any amount owed to the Subordinated Noteholders) and a termination of the Commitments in their entirety on ___________ (the "Payment in Full Date") and (ii) requests a release of all of the Collateral Obligations and of all other Collateral (other than the Payment Account) from the Lien of the Credit Agreement upon such Payment in Full as provided herein. This letter agreement constitutes notice of termination under Section 2.06(b) of the Credit Agreement, a certificate of a Responsible Officer of the Borrower and written request as provided in Section 7.02(a) and Section 8.07(e) of the Credit Agreement and a direction as provided in Section 10.01(c) of the Credit Agreement. This notice is irrevocable as provided in Section 2.06(b) of the Credit Agreement.

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The Borrower hereby represents and warrants that (i) all conditions precedent under the Credit Agreement to the Payment in Full described herein have been or will be satisfied by the applicable parties on the Payment in Full Date (except to the extent expressly waived herein by the Collateral Agent and the Facility Agent), and (ii) all conditions precedent under the Credit Agreement to the Payment in Full, termination of the Commitments, release of Collateral (other than the Payment Account) and release and delivery of the Related Documents (as modified by this letter agreement) have been or will be satisfied on the Payment in Full Date (except to the extent expressly waived herein by the Collateral Agent and the Facility Agent).

The Borrower hereby certifies to the Collateral Agent and the Facility Agent that the Borrower will have sufficient funds on the Payment in Full Date to effect the contemplated Payment in Full and termination of the Commitments in accordance with the Credit Agreement and this letter agreement. The Borrower hereby certifies that upon remittance by the Collateral Agent of the amounts set forth in Exhibit A to the applicable parties set forth in Exhibit A, all Obligations owing the Secured Parties under the Credit Agreement or under the other Facility Documents will have been paid in full.

The Facility Agent hereby confirms that [Versailles Assets LLC is the sole Lender][____________ are the only Lenders] under the Credit Agreement.

The Borrower agrees to pay to the Collateral Agent, for remittance by the Collateral Agent (in accordance with Exhibit A) to the Lender(s), the Facility Agent, the Custodian and itself, as applicable, on the Payment in Full Date, each of the amounts set forth on Exhibit A attached hereto (collectively, the "Payoff Amount") and may transfer funds to the Payment Account from the Collection Account and the Revolving Reserve Account as directed by the Collateral Manager to pay such Payoff Amount. Upon receipt by the Collateral Agent of the Payoff Amount:

(i) each of the Collateral Agent, the Custodian, the Facility Agent and the Lender, acknowledges and agrees that such payment will constitute payment in full of all of the obligations under the Facility Documents owed to it and that all Obligations under the Facility Documents shall be fully satisfied and the Facility Documents shall be terminated (other than the provisions of the Facility Documents which by their terms expressly survive the termination thereof);

(ii) the Borrower confirms that all of its Obligations under the Credit Agreement or under the other Facility Documents have been satisfied and the Commitments have been terminated in their entirety. The Borrower confirms that all conditions precedent provided for in the Credit Agreement related to all of the proposed actions in this letter agreement, as modified or waived by this letter agreement, have been satisfied, and (as referenced above) this letter agreement shall serve as a certificate of a Responsible Officer of the Borrower;

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(iii) the Collateral Agent shall be deemed to have released the Lien of the Credit Agreement on the Collateral (other than the Payment Account) in favor of the Collateral Agent and the other Secured Parties and hereby does automatically (a) release, transfer, assign and convey any and all right, title, claim and interest in the Collateral to the Borrower free and clear of all liens and encumbrances created by or through it, (b) authorize the Borrower or the Collateral Manager on its behalf to file any requisite UCC-3 termination statements in respect thereof, and (c) direct the Custodian to release the Related Property and other Collateral held by it, at the expense of the Borrower, to the Borrower or its designee(s) as directed by the Borrower; and

(iv) without limiting clause (iii) above, the Collateral Agent agrees to execute and deliver to the Borrower any assignment and release of Collateral and UCC-3 termination statements reasonably requested by the Borrower, at the expense of the Borrower.

The Facility Agent agrees that it has or will cause the Note[s] to be cancelled and returned to the Borrower upon Payment in Full.

THIS LETTER AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart.

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Very truly yours,

WHITEHORSE FINANCE WAREHOUSE LLC, as Borrower

By:	WhiteHorse Finance, Inc., its Designated Manager

By:
Name:
Title:

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent, Calculation Agent and Custodian

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH,
as Facility Agent

By:
Name:
Title:

By:
Name:
Title:

[VERSAILLES ASSETS, LLC, as Lender]

By:
Name:
Title:

[[ ], as Lender]

By:
Name:
Title:

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EXHIBIT A

Payoff Amount in Detail

Principal to the Lenders:	$	[_]

Interest on the Advances:	$	[_]

Commitment Fees:	$	[_]

Funded Fee:	$	[_]

Administrative Expenses:
Collateral Agent, Custodian & Securities Intermediary Fees:	$	[_]
Facility Agent Fee:	$	[_]
Total Administrative Expenses Due:	$	[_]

Total Payoff Amount:	$	[_]

To be wired to [Versailles Assets, LLC]-                                   $[_]

Account Title: [____________]

Bank Name: [____________]

Account Number: [____________]

ABA/Routing Number: [____________]

Reference: [____________]

To be wired to Collateral Agent, the Custodian and the Securities Intermediary-              $[_]

Account Title: [____________]

Bank Name: [____________]

Account Number: [____________]

ABA/Routing Number: [____________]

Reference:  [____________]

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EXHIBIT I

FORM OF TRANSFEREE REPRESENTATION LETTER

Reference is made to the Second Amended and Restated Credit and Security Agreement dated as of July 8, 2015 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among the lenders from time to time parties thereto (the “Lenders”), The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Natixis, New York Branch, as Facility Agent for the Lenders (in such capacity, together with its successors and assigns, the “Facility Agent”), and WhiteHorse Finance Warehouse, LLC, as borrower (the “Borrower”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In consideration of its acquisition of the Subordinated Notes shown on Schedule I hereto, the undersigned transferee of Subordinated Notes (the “Transferee”) referred to on Schedule I hereto hereby represents, warrants and agrees as follows for the benefit of the Person transferring such Subordinate Notes to the Transferee (the “Transferor”), the Borrower, the Facility Agent and the Collateral Agent:

1.          The Transferee (i) confirms that it has received a copy of the Credit Agreement and the other Facility Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transferee Representation Letter; (ii) agrees that it will, independently and without reliance upon the Facility Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Facility Documents; and (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Facility Agent with respect to the Subordination Notes by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;.

2.          The Transferee represents and warrants that it is a “qualified purchaser” as such term is defined in Section 2(a)(51)(A) of the Investment Company Act.

3.          The Transferee (i) acknowledges that the Subordinated Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and are being transferred to it in a transaction that is exempt from the registration requirements of the Securities Act and any applicable state securities laws, and (ii) represents and warrants that it is (a) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and/or (b) an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investments in the Subordinate Notes and that it is acquiring the Subordinated Notes for investment for its own account and not with a view to any distribution thereof but without prejudice to its right to sell or otherwise dispose of its Subordinated Notes in accordance with the Credit Agreement and this Transferee Representation Letter.

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4.          The Transferee is not a “benefit plan investor” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and includes (a) an employee benefit plan (as defined in Section 3(3) of Title I of ERISA) that is subject to Part 4 of Title I of ERISA, (b) a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) that is subject to Section 4975 of the Code or (c) any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

5.            If the Borrower is not or, as a result of the transfer, the Borrower may no longer be an entity disregarded as separate from the Transferee for U.S. federal income tax purposes, the Transferee agrees that:

(a)           It may not (A) acquire or directly or indirectly sell, encumber, assign, participate, pledge, hypothecate, rehypothecate, exchange, or otherwise dispose of, suffer the creation of a lien on, or transfer or convey in any manner (each, a “Transfer”) its Subordinated Notes (or any interest therein that is described in Treasury regulations section 1.7704-1(a)(2)(i)(B)) (i) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the membership interests of the Borrower and Subordinated Notes or interests therein (or a derivative thereof within the meaning of Treasury Regulation section 1.7704-1(a)(2)(i)(B)) to be held by more than 90 persons or (ii) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an over the counter or interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers ((x), (y) and (z), collectively, an “Exchange”), or (B) cause any of its Subordinated Notes or any interest therein to be marketed on or through an Exchange.

(b)           It may not enter into any financial instrument payments on which, or the value of which, is determined in whole or in part by reference to the Subordinated Notes or the Borrower (including the amount of Borrower distributions on Subordinated Notes, the value of the Borrower’s assets, or the result of the Borrower’s operations), or any contract that otherwise is described in Treasury regulations section 1.7704-1(a)(2)(i)(B).

(c)           If it is a partnership, grantor trust or S corporation, less than 40% of the value of any person’s interest in the Transferee must be attributable to the Subordinated Notes, or the Borrower must receive an opinion of nationally recognized U.S. tax counsel that such transfer will not cause the Borrower to be unable to rely on the “private placement” safe harbor of Treasury regulations section 1.7704-1(h).

(d)          Any Transfer that would cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury regulations section 1.7704 1(h) will be void and of no force or effect.

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6.           The Transferee represents and warrants that it is a U.S. person under Section 7701(a)(30) the Code that is not a disregarded entity unless such disregarded entity is deemed owned (directly and indirectly) under Treasury regulation 301.7701-3 solely by U.S. persons under Section 7701(a)(30) of the Code.

7.           The Transferee agrees that:

(a)          It may not Transfer all or any portion of its Subordinated Notes unless: (A) the transferee agrees to be bound by the restrictions and conditions set forth herein and in the Subordinated Note, such transferee represents, warrants and agrees as provided herein, and such transferee executes and delivers a Transferee Representations Letter to the transferor, the Borrower, the Facility Agent and the Collateral Agent, (B) such Transfer does not violate the Credit Agreement or the terms of such Subordinated Note and (C) the Borrower has consented in writing thereto;

(b)          No transfer of the Subordinated Notes will be effective unless the Borrower receives an opinion of nationally recognized U.S. tax counsel that such transfer will not cause the Borrower to be a taxable mortgage pool under the Code; and

(c)          Any Transfer made in violation of the Credit Agreement or such Subordinated Note will be ineffective and void and will not bind or be recognized by the Borrower or any other person, and no transferee of Subordinated Notes will become a registered owner thereof unless such transferee executes and delivers a Transferee Representation Letter to the transferor, the Borrower, the Facility Agent and the Collateral Agent.

IN WITNESS WHEREOF, the Transferee has caused to this Transferee Representation Letter to be executed by a person thereunto duly authorized as of the date specified thereon.

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Schedule I

Principal Amount transferred by Transferor:	$__________

Transferee:	[INSERT NAME TRANSFEREE] as Transferee

By:
Authorized Signatory

Acknowledged this ___ day of _______, ____

WhiteHorse Finance Warehouse, LLC,
as Borrower

By: WHITEHORSE FINANCE, INC., its Designated Manager

By:
Name:
Title:

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